UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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HCA Healthcare, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 1, 2020

Dear Stockholder:

On Friday, May 1, 2020, HCA Healthcare, Inc. will hold its annual meeting of stockholders at its corporate headquarters located at One Park Plaza, Nashville, Tennessee 37203. The meeting will begin at 2:00 p.m. (CDT), and is being held for the following purposes:

1.

To elect nine nominees for director of the Company, nominated by the Board of Directors, with each director to serve until the 2021 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;

3.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

4.	To approve the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates;

5.	To approve an amendment to the Company’s amended and restated certificate of incorporation to allow certain stockholders to request special meetings of stockholders;

6.	To consider and vote upon a stockholder proposal regarding stockholders’ ability to act by written consent; and

7.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders that owned our common stock at the close of business on March 9, 2020 are entitled to notice of and may vote at this meeting. A list of our stockholders of record will be available at our corporate headquarters located at One Park Plaza, Nashville, Tennessee 37203, during ordinary business hours, for 10 days prior to the annual meeting.

References to “HCA,” “HCA Healthcare,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HCA Healthcare, Inc. and its applicable affiliates unless otherwise indicated.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

John M. Franck II Vice President — Legal and Corporate Secretary

Nashville, Tennessee

March 20, 2020

QUESTIONS AND ANSWERS	2

COMPANY SUMMARY	9

CORPORATE GOVERNANCE	10

Director Independence	10

Executive Sessions	11

Criteria for Director Nomination	11

Stockholder Nominees	12

Board Leadership Structure	13

Board’s Role in Risk Oversight	13

Board Meetings and Director Attendance	14

Board Committees	14

Stockholder Engagement	18

Corporate Social Responsibility and Sustainability	18

Policy Regarding Communications with the Board of Directors	20

Corporate Governance Guidelines	21

Code of Ethics	21

Compensation Committee Interlocks and Insider Participation	21

Delinquent Section 16(a) Reports	21

DIRECTORS	22

Nominees for Election	23

Director Compensation	27

PROPOSALS

Proposal 1 — Election of Directors	30

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	31

Proposal 3 — Advisory Vote on Executive Compensation	32

Proposal 4 — Approval of the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates	33

Proposal 5 — Approval of an Amendment to the Amended and Restated Certificate of Incorporation of HCA Healthcare, Inc. to Allow Certain Stockholders to Request Special Meetings of Stockholders	51

Proposal 6 — Stockholder Proposal: Adopt a New Shareholder Right — Written Consent	55

EXECUTIVE COMPENSATION	59

Compensation Risk Assessment	59

Compensation Discussion and Analysis	59

Compensation Committee Report	81

Executive Compensation Tables

2019 Summary Compensation Table	82

2019 Grants of Plan-Based Awards	84

Narrative Disclosure to 2019 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table	85

Proxy Statement for Annual Meeting of Stockholders

to be held on May 1, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON FRIDAY, MAY 1, 2020

The Company’s Proxy Statement and 2019 Annual Report to Stockholders are available on our website at www.hcahealthcare.com. Additionally, and in accordance with Securities and Exchange Commission Rules, you may access our proxy materials, including the Company’s Proxy Statement, form of Proxy Card and 2019 Annual Report to Stockholders, at https://materials.proxyvote.com/40412C.

  QUESTIONS AND ANSWERS

1.	Q: WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

A:    This proxy statement was first mailed or made available to stockholders on or about March 20, 2020. Our 2019 Annual Report to Stockholders is being mailed or made available with this proxy statement. The annual report is not part of the proxy solicitation materials.

2.	Q: WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:    Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to our proxy materials and annual report over the Internet. Accordingly, we are sending to our stockholders of record and beneficial owners a notice of Internet availability of the proxy materials (“Internet Notice”) instead of sending a paper copy of the proxy materials and annual report. All stockholders receiving the Internet Notice will have the ability to access the proxy materials and annual report on a website referenced in the Internet Notice or to request a printed set of the proxy materials and annual report. Instructions on how to access the proxy materials and annual report over the Internet or to request a printed copy may be found in the Internet Notice and in this proxy statement. In addition, the Internet Notice contains instructions on how you may request to receive our proxy materials and annual report in printed form by mail or electronically on an ongoing basis.

3.	Q: WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

A:    At the annual meeting, stockholders will act upon the following matters outlined in the notice of meeting on the cover page of this proxy statement: the election of each of the directors nominated by the Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020; an advisory resolution to approve our executive compensation as described in this proxy statement (“say-on-pay”); the approval of the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates; the approval of an amendment to the Company’s amended and restated certificate of incorporation to allow certain stockholders to request special meetings of stockholders; and the consideration and vote upon a stockholder proposal regarding stockholders’ ability to act by written consent, if properly presented. In addition, following the formal business of the meeting, our management team will be available to respond to questions from our stockholders.

4.	Q: WHO MAY ATTEND THE ANNUAL MEETING?

A:    Stockholders of record as of the close of business on March 9, 2020, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) should bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations may make it necessary to limit attendance to stockholders and valid picture identification may be required. Cameras, recording devices, and other electronic devices are not permitted at the meeting. The Company may implement additional procedures to ensure the comfort and safety of meeting attendees. Registration will begin at 1:00 p.m. (CDT), and the annual meeting will commence at 2:00 p.m. (CDT).

5.	Q: WHERE WILL THE ANNUAL MEETING BE HELD?

A:    The Company plans to hold the Annual Meeting in person at its corporate headquarters located at One Park Plaza, Nashville, Tennessee 37203. However, we are actively monitoring the coronavirus (COVID-19) outbreak. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce by issuance of a press release alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. As always, we encourage you to vote your shares prior to the Annual Meeting.

6.	Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:    Only stockholders of record as of the close of business on March 9, 2020 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 338,468,818 shares of our common stock outstanding. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

7.	Q: WHO IS SOLICITING MY VOTE?

A:    The Company’s Board of Directors is sending you this proxy statement in connection with the solicitation of proxies for use at the 2020 annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. In addition, we have retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $15,000 plus associated costs and expenses. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

8.	Q: ON WHAT MAY I VOTE?

A:    You may vote on the election of directors nominated to serve on our Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020; the advisory say-on-pay resolution to approve our executive compensation; the approval of the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates; the approval of an amendment to the Company’s amended and restated certificate of incorporation to allow certain stockholders to request special meetings of stockholders; and the stockholder proposal regarding stockholders’ ability to act by written consent, if properly presented.

9.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:    The Board unanimously recommends that you vote as follows:

•	FOR each of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;

•	FOR the advisory say-on-pay resolution to approve our executive compensation;

•	FOR the approval of the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates;

•	FOR the approval of an amendment to the Company’s amended and restated certificate of incorporation to allow certain stockholders to request special meetings of stockholders; and

•	AGAINST the stockholder proposal regarding stockholders’ ability to act by written consent.

10.	Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:    It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, including, without limitation, a motion to adjourn the annual meeting to another time and/or place for the purpose of, among other matters, permitting dissemination of information regarding material developments relating to any of the proposals or soliciting additional proxies in favor of the approval of any of the proposals, the persons named on the accompanying Proxy Card will vote the shares represented by such proxy upon such matters in their discretion. Should the annual meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the annual meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

11.	Q: HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:    You may vote in person at the annual meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet, or by telephone. Although we offer four different voting methods, we encourage you to vote through the Internet as we believe it is the most cost-effective method for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and return it to the address indicated on the Proxy Card. If you received an Internet Notice instead of a paper copy of the proxy materials and annual report, you should follow the voting instructions set forth in the Internet Notice.

You have the right to revoke your proxy at any time before the meeting by: (i) notifying our Corporate Secretary in writing at One Park Plaza, Nashville, Tennessee 37203; (ii) voting in person; (iii) submitting a later-dated Proxy Card; (iv) submitting another vote by telephone or over the Internet; or (v) if applicable, submitting new voting instructions to your broker or nominee. If you have questions about how to vote or revoke your proxy, you should contact our Corporate Secretary at One Park Plaza, Nashville, Tennessee 37203. For shares held in street name, refer to Question 12.

12.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:    If your shares are held by your broker or other nominee, often referred to as held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

13.	Q: WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A:    Since Proposal 1 in this proxy statement is in respect of an uncontested director election, Proposal 1 requires the affirmative vote of a majority of the votes cast at the annual meeting to elect a nominee, which means that a nominee will be elected only if the number of shares voted “for” that nominee exceeds the number of shares voted “against” that nominee. Accordingly, each nominee receiving a greater number of shares voted “for” such nominee than “against” such nominee shall be elected as a director. If an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such director must tender his or her resignation to the Board of Directors, which resignation shall be contingent upon acceptance thereof by the Board of Directors. If a nominee who is not an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such nominee will not be elected to the Board of Directors. In the event there is a contested director election, director nominees must receive affirmative votes from a plurality of the votes cast at the annual meeting to be elected. This means that the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote will be elected as directors.

14.	Q: WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:    Ratification of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved.

Advisory Say-On-Pay Resolution: The advisory say-on-pay resolution to approve our executive compensation must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved. Because your vote is advisory, it will not be binding on the Company, the Board of Directors or our Compensation Committee. Although non-binding, our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Approval of 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates: The proposal to approve the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved.

Amendment to the Company’s Amended and Restated Certificate of Incorporation: The proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to allow certain stockholders to request special meetings of stockholders must receive affirmative votes from the holders of a majority of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors to be approved.

Stockholder Proposal Regarding Stockholders’ Ability to Act by Written Consent: The stockholder proposal regarding stockholders’ ability to act by written consent, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved.

15.	Q: WHAT CONSTITUTES A “QUORUM”?

A:    The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

16.	Q: WHAT IF I ABSTAIN FROM VOTING?

A:    If you attend the meeting or send in your signed Proxy Card or vote by telephone or over the Internet, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, your abstention will have no effect on the outcome. If you abstain from voting on Proposals 2, 3, 4, 5 or 6, your abstention will have the same legal effect as a vote against these proposals.

17.	Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A:    If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone or over the Internet, your shares will not be voted at the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to EQ Shareowner Services at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100 or by telephone at 1-800-468-9716 (domestic) or 1-651-450-4064 (outside the U.S.). If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under New York Stock Exchange (“NYSE”) rules, Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. Proposals 1, 3, 4, 5 and 6 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owner of the shares.

18.	Q: WHAT IS A “BROKER NON-VOTE”?

A:    Under NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a Proxy Card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

19.	Q: WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:    Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal, other than Proposal 2.

20.	Q: WHO WILL COUNT THE VOTES?

A:    Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the annual meeting.

21.	Q: CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

A:    If you are unable to attend the meeting in person, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet. We will provide a live webcast of the annual meeting accessible at https://event.webcasts.com/starthere.jsp?ei=1287313&tp_key=d3335fe7f3. The webcast will be one-way audio only, and webcast attendees will not be able to participate in or vote at the meeting via the webcast.

22.	Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:    We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the annual meeting. All reports we file with the SEC are publicly available when filed. Please refer to Question 25 for additional information.

23.	Q: WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY MATERIALS FOR THE NEXT ANNUAL MEETING?

A:    Any stockholder proposal must be submitted in writing to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203, prior to the close of business on November 20, 2020, to be considered timely for inclusion in next year’s proxy statement and form of proxy. Such proposal must also comply with SEC regulations, including Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. Under our bylaws, to be considered timely, compliant notice of proxy access director nominations for next year’s proxy statement and form of proxy must be submitted to the Corporate Secretary at the address specified above no earlier than October 21, 2020 and no later than November 20, 2020; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of this year’s meeting, or (B) no annual meeting is held this year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first. The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws. You should consult our bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. Our bylaws are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com.

24.	Q: WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?

A:    Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be considered at an annual meeting not less than 90 nor more than 120 days before the date of the first anniversary of the prior year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the Corporate Governance portion of our website, www.hcahealthcare.com.

25.	Q: HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

A:    We will provide copies of this proxy statement and our 2019 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2019, without charge to any stockholder who makes a written request to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203. Our Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of the Company’s website at www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.

26.	Q: HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A:    The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Internet Notice or proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our Internet Notice or proxy materials by delivering a single Internet Notice or proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, or us, that they, or we, will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Internet Notice or proxy statement and annual report, or if you are receiving multiple copies of the Internet Notice or proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203, or by calling our Corporate Secretary at (615) 344-9551. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

COMPANY SUMMARY

HCA Healthcare, Inc. is one of the leading health care services companies in the United States. As of December 31, 2019, we operated 184 hospitals, comprised of 179 general, acute care hospitals; three psychiatric hospitals; and two rehabilitation hospitals. We also operate numerous outpatient health care facilities, which include freestanding ambulatory surgery centers, freestanding emergency care facilities, urgent care facilities, walk-in clinics, diagnostic and imaging centers, physician practices and various other facilities. Our facilities are located in 21 states and England.

HCA Healthcare Hospitals

Our other sites of care

Our common stock is traded on the NYSE (symbol “HCA”). Through our predecessors, we commenced operations in 1968. The Company was incorporated in Delaware in October 2010. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551.

CORPORATE GOVERNANCE

Key Governance Practices:

•	Majority of directors are independent

•	All members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent

•	Annual election of all directors

•	Majority voting for directors in uncontested elections

•	Proxy Access right for stockholders of at least 3% of stock for three years

•	No supermajority provisions in our certificate of incorporation or bylaws

•	No dual-class shareholdings (one share, one vote)

•	Share ownership guidelines of five times the value of the annual cash retainer within five years for each non-management director

Director Independence.  Our Board of Directors currently consists of 11 directors. NYSE listing standards require that a majority of our directors be independent in accordance with the independence requirements set forth in such listing standards. In addition, our Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee must be composed solely of independent directors to comply with such listing standards and, in the case of our Audit and Compliance Committee, with SEC rules.

Our Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines which are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com. The Board first analyzes whether any director has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. Management then provides the Board with relevant known facts and circumstances, and their analysis thereof, of any relationship of a director to HCA or to our management that does not fall within the parameters set forth in the Board’s separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director who has a relationship that falls outside of the parameters of the categorical independence standards is nonetheless independent (to the extent that the relationship would not constitute a bar to independence under the NYSE listing standards).

Our Board of Directors has affirmatively determined that Meg G. Crofton, Robert J. Dennis, Nancy-Ann DeParle, Charles O. Holliday, Jr., Geoffrey G. Meyers, Michael W. Michelson, Wayne J. Riley, M.D. and John W. Rowe, M.D. are independent from our management under both the NYSE’s listing standards and our additional standards. The Board has also affirmatively determined that Messrs. Holliday, Meyers and Michelson and Dr. Riley, the members of our Audit and Compliance Committee, meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any relationships between an independent director and HCA or our management fell within the Board-adopted categorical standards and, accordingly, were not specifically reviewed by our Board.

On November 17, 2006, a predecessor entity, HCA Inc., was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., BAML Capital Partners (formerly Merrill Lynch Global Private Equity) (each, a “Sponsor”) and affiliates of HCA founder Dr. Thomas F. Frist, Jr. (the “Frist Entities,” and together with the Sponsors, the “Investors”) and by members of management and certain other investors (the “Merger”). In connection with the Merger, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Hercules Holding II (f/k/a Hercules Holding II, LLC) (“Hercules Holding”) and the Investors which, among other things, currently provides for certain rights of the Frist Entities to nominate two members of our Board of Directors. See “Director Qualifications” and “Certain Relationships and Related Person Transactions.”

Executive Sessions.  Our Corporate Governance Guidelines provide that non-management directors shall meet at regularly scheduled executive sessions, which will typically occur at regularly scheduled Board meetings, without any member of management present and must so meet at least annually. In addition, at least annually the independent directors shall meet in separate executive session. Mr. Frist III presides over meetings of the non-management directors, and Mr. Holliday serves as the independent presiding director. Our Corporate Governance Guidelines also provide that the independent and/or non-management directors shall be entitled, acting as a group by vote of a majority of such independent and/or non-management directors, to retain legal counsel, accountants, health care consultants, or other experts, at the Company’s expense, to advise the independent and/or non-management directors concerning issues arising in the exercise of their functions and powers.

Criteria for Director Nomination.  Our Nominating and Corporate Governance Committee recommends to the Board persons to be nominated to serve as directors of the Company. When determining whether to nominate a current director to stand for re-election as a director, the Nominating and Corporate Governance Committee reviews and considers the performance of such director during the prior year using performance criteria established by the Board. The Nominating and Corporate Governance Committee also considers the requirements of any stockholders’ agreement in existence which governs the composition requirements of the Company’s Board of Directors. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee assesses a candidate’s independence, as well as the candidate’s background and experience, current board skill needs and diversity. The Company values diversity and endeavors to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business. The Nominating and Corporate Governance Committee considers any candidates proposed by any senior executive officer, director or stockholder, consistent with applicable law, the Company’s certificate of incorporation and bylaws, the criteria set forth in our Corporate Governance Guidelines and the requirements of any stockholders’ agreement in existence.

Individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings, be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of their director duties.

In addition, each director should contribute knowledge, experience, or skill in at least one area that is important to the Company. To provide such a contribution to the Company, a director must possess experience in one or more of the following:

•	Business or management for complex and large consolidated companies or other complex and large institutions;
•	Accounting or finance for complex and large consolidated companies or other complex and large institutions;
•	Leadership, strategic planning, or crisis response for complex and large consolidated companies or other complex and large institutions;

•	The health care industry; and
•	Other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to the Company.

Each director must also take reasonable steps to keep informed on the complex, rapidly evolving health care environment. Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above. In addition, prior to accepting re-nomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.

Stockholder Nominees.  Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the Corporate Secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed to or received at our principal executive offices, addressed to the Corporate Secretary of the Company, and within the following time periods:

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in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

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in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice.

The Company has also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. The number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the directors then in office. Under our bylaws, to be considered timely, compliant notice of proxy access director nominations must be submitted to the Corporate Secretary at the address specified above no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first.

The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws. You should consult our bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. Our bylaws are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com.

Board Leadership Structure.  The Board of Directors regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by the Board of Directors retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board of Directors, or whether the roles should be separated. The Board of Directors believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company. Accordingly, at different points in the Company’s history, the Chief Executive Officer and Chairman of the Board of Directors roles have been held by the same person. At other times, the roles have been held by different individuals. In each instance, the decision on whether to combine or separate the roles was made in the best interests of the Company’s stockholders, based on the circumstances at the time.

In order to allow Mr. Hazen to focus on the operational leadership and strategic direction of the Company as Chief Executive Officer, the Board of Directors appointed Thomas F. Frist III to serve as Chairman following the 2019 annual meeting and reappointed Mr. Holliday to serve as the independent presiding director of the Board of Directors. Mr. Frist III is the son of HCA founder Dr. Thomas F. Frist, Jr. Mr. Frist III has been a member of the Board of Directors since 2006; he, along with certain other members of his family, collectively own approximately 21% of our common stock.

As Chairman, Mr. Frist III leads the activities of the Board of Directors, including calling meetings of the Board and non-management directors, as necessary, setting the agenda for Board meetings in consultation with the CEO, chairing executive sessions of the non-management directors, engaging with stockholders as appropriate, and acting as an advisor to Mr. Hazen on strategic aspects of the CEO role, with regular consultations on major developments and decisions. The Board believes that this leadership structure is appropriate given Mr. Frist III’s experience, historical association with HCA and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of stockholders.

Consistent with our commitment to good governance, and as further described above, non-management directors meet at regularly scheduled executive sessions, which typically occur at regularly scheduled Board meetings, without any member of management present. In addition, at least annually the independent directors meet in separate executive session. Our Board believes its current leadership structure effectively allocates authority, responsibility, and oversight between management and the non-management and independent members of our Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while the Chairman, coupled with strong independent director leadership in the form of an independent presiding director, facilitates our Board’s independent oversight of management, promotes communication between management and our Board, engages with stockholders and leads our Board’s consideration of key governance matters. We plan to continue to examine our corporate governance policies and leadership structure on an ongoing basis to ensure that they continue to meet the Company’s needs.

Board’s Role in Risk Oversight.  Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our

Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a company. The involvement of the full Board of Directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by our enterprise risk management team in collaboration with our internal auditors. The senior internal audit executive officer reports to the Chief Executive Officer and to the Audit and Compliance Committee in this capacity. In this process, we assess risk throughout the Company by conducting surveys and interviews of our employees and directors, soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board of Directors regarding the key identified risks and how we manage these risks both on an annual and ongoing basis. Members of senior management attend the quarterly Board meetings, as appropriate, and are available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, each quarter, the Board of Directors receives presentations from senior management on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit and Compliance Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the senior internal audit executive officer, the senior chief ethics and compliance officer and the independent registered public accounting firm, our policies with respect to risk assessment and risk management. The Audit and Compliance Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations, the Company Code of Conduct and related Company policies and procedures, including the Corporate Ethics and Compliance Program. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, as described below under “Executive Compensation — Compensation Risk Assessment.” The Patient Safety and Quality of Care Committee assists the Board in fulfilling its risk oversight responsibility with respect to our policies and procedures relating to patient safety and the delivery of quality medical care to our patients. The Finance and Investments Committee assists the Board in fulfilling its risk oversight responsibility with respect to the Company’s financial structure, investment policies and objectives and other matters of a financial and investment nature.

Board Meetings and Director Attendance.  During 2019, our Board of Directors held five meetings. All director nominees attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, held during the period for which he or she served as a director. Our policy is to strongly encourage directors to attend the Company’s annual stockholder meetings. Our 2019 annual meeting of stockholders was attended by all directors in service at such time.

Board Committees.  Our Board of Directors currently has five standing committees: the Audit and Compliance Committee, the Compensation Committee, the Finance and Investments Committee, the Nominating and Corporate Governance Committee and the Patient Safety and Quality of Care Committee. The Board of Directors receives recommendations from the Nominating and Corporate

Governance Committee regarding committee composition and determines the members of each committee. The Board of Directors has determined that all members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. The Board of Directors has adopted a written charter for each of these committees. All committee charters are available on the Corporate Governance portion of our website located at www.hcahealthcare.com.

The chart below reflects the current composition of the standing committees.

Name of Director	Audit and Compliance	Compensation	Finance and Investments	Nominating and Corporate Governance	Patient Safety and Quality of Care

Thomas F. Frist III			X

Samuel N. Hazen*

Meg G. Crofton		X			X

Robert J. Dennis			X	X

Nancy-Ann DeParle				Chair	X

William R. Frist					X

Charles O. Holliday, Jr.	X	Chair	X

Geoffrey G. Meyers	Chair	X

Michael W. Michelson	X		Chair

Wayne J. Riley, M.D.	X			X	Chair

John W. Rowe, M.D.				X	X

*	Indicates management director.

Audit and Compliance Committee.  Our Audit and Compliance Committee is composed of Charles O. Holliday, Jr., Geoffrey G. Meyers (Chair), Michael W. Michelson and Wayne J. Riley, M.D. Effective at the annual meeting, Mr. Meyers will be retiring from the Board of Directors and the Audit and Compliance Committee, and Mr. Holliday will replace Mr. Meyers as the Chair of the Audit and Compliance Committee. Our Board of Directors has affirmatively determined that each member of the Audit and Compliance Committee meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that each of Charles O. Holliday, Jr., Geoffrey G. Meyers, Michael W. Michelson and Wayne J. Riley, M.D. is an “audit committee financial expert.” The Audit and Compliance Committee is responsible for, among other things:

•	Selecting the independent registered public accounting firm;
•	Pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent registered public accounting firm;
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At least annually, obtaining and reviewing a report of the independent registered public accounting firm describing the firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls;

•	Evaluating the qualifications, performance and independence of the independent registered public accounting firm;
•	Reviewing with the independent registered public accounting firm any difficulties the independent registered public accounting firm encountered during the course of the audit work, including any restrictions in the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters;
•	Setting policies regarding the hiring of current and former employees of the independent registered public accounting firm;
•	Reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•	Discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies;
•	Discussing policies governing the process by which risk assessment and risk management is to be undertaken;
•	Reviewing reports made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting;
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Reviewing with the independent registered public accounting firm the internal audit responsibilities, budget and staffing, as well as procedures for implementing recommendations made by the independent registered public accounting firm and any significant matters contained in reports from the internal audit department;

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Establishing procedures for receipt, retention and treatment of complaints we receive regarding accounting, auditing or internal controls and the confidential, anonymous submission of employee concerns regarding questionable accounting and auditing matters;

•	Reviewing, approving or ratifying certain related party transactions;
•	Discussing with our general counsel legal or regulatory matters that could reasonably be expected to have a material impact on our business or financial statements;
•	Reviewing the Company’s data security programs, including cyber security and procedures regarding disaster recovery and critical business continuity;
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Providing information to our Board that may assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s performance, qualifications, and independence and the performance of the Company’s internal audit function;

•	Preparing the report required by the SEC to be included in our Annual Report on Form 10-K and our proxy or information statement; and
•	Overseeing the activities of the Company’s Disclosure Committee.

The Audit and Compliance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2019, the Audit and Compliance Committee met nine times.

Compensation Committee.  Our Compensation Committee is composed of Meg G. Crofton, Charles O. Holliday, Jr. (Chair) and Geoffrey G. Meyers. Effective at the annual meeting, Mr. Meyers will be retiring from the Board of Directors and the Compensation Committee, and Robert J. Dennis will replace Mr. Meyers on the Compensation Committee and will serve as the Committee’s Chair. Our Board of Directors has affirmatively determined that each member of the Compensation Committee meets the definition of “independent director” for purposes of the NYSE rules and the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Compensation Committee is generally charged with the oversight of our executive compensation and rewards programs. Responsibilities of the Compensation Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;
•	Evaluation process and compensation arrangements for executive management;

•	Design and administration of the annual Senior Officer Performance Excellence Program;
•	Design and administration of our equity incentive plans;
•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);
•	Management succession planning;
•	Any other executive compensation or benefits related items deemed appropriate by the Compensation Committee; and
•	Director compensation arrangements.

In addition, the Compensation Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing employee compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment.

The Compensation Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. In 2019, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to assist in conducting an assessment of competitive executive and director compensation, as well as providing analysis regarding the Company’s proposal to approve the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates, as described herein. Semler Brossy is retained by, and reports directly to, the Compensation Committee. As required under the NYSE listing rules, the Compensation Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including but not limited to those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Compensation Committee is not aware of any conflict of interest that has been raised by work performed by Semler Brossy. A consultant from Semler Brossy attends most of the Compensation Committee meetings and supports the Compensation Committee’s role by providing independent expertise and advice. Semler Brossy’s main responsibilities are to:

•	Review and advise on the Company’s executive compensation programs, including base salaries, short- and long-term incentives, and other benefits, if any;
•	Review and analyze executive officer compensation data, compensation survey data, and other publicly available data;
•	Review and analyze management prepared market pricing analysis (i.e., review compensation surveys used, job matches, survey weightings, and year-over-year change in analysis results);
•	Prepare director pay assessment; and
•	Advise on current trends in compensation, including design and pay levels.

The Compensation Committee may consider recommendations from our Chief Executive Officer and compensation consultants, among other factors, in making its compensation determinations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may deem appropriate. For a discussion of the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation — Compensation Discussion and Analysis.” The Compensation Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2019, the Compensation Committee met seven times.

Finance and Investments Committee.  Our Finance and Investments Committee is composed of Robert J. Dennis, Thomas F. Frist III, Charles O. Holliday, Jr. and Michael W. Michelson (Chair). This committee is responsible for reviewing and considering matters relating to the Company’s financial and investment strategies. The Finance and Investments Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2019, the Finance and Investments Committee met four times.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee is composed of Robert J. Dennis, Nancy-Ann DeParle (Chair), Wayne J. Riley, M.D. and John W. Rowe, M.D. Effective at the annual meeting, Dr. Rowe will be retiring from the Board of Directors and the Nominating and Corporate Governance Committee. Our Board of Directors has affirmatively determined that each member of the Nominating and Corporate Governance Committee meets the definition of “independent director” for purposes of the NYSE rules. The Nominating and Corporate Governance Committee is responsible, subject to the requirements of the Stockholders’ Agreement, for, among other things: (1) identifying, recruiting and recommending to the Board of Directors individuals qualified to become members of our Board of Directors; (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for re-election; (3) reviewing and recommending corporate governance policies, principles and procedures applicable to the Company; and (4) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time. The Nominating and Corporate Governance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2019, the Nominating and Corporate Governance Committee met six times.

Patient Safety and Quality of Care Committee.  Our Patient Safety and Quality of Care Committee is composed of Meg G. Crofton, Nancy-Ann DeParle, William R. Frist, Wayne J. Riley, M.D. (Chair) and John W. Rowe, M.D. Effective at the annual meeting, Dr. Rowe will be retiring from the Board of Directors and the Patient Safety and Quality of Care Committee. This committee reviews our policies and procedures relating to the delivery of quality medical care to patients as well as matters concerning or relating to the efforts to advance the quality of health care provided and patient safety. The Patient Safety and Quality of Care Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2019, the Patient Safety and Quality of Care Committee met four times.

Stockholder Engagement.  The Company engages with stockholders and solicits feedback on a regular basis with respect to a broad range of topics, including performance, strategy, corporate governance and executive compensation related matters.

Our stockholder and investor outreach typically includes investor road shows, analyst meetings, and investor conferences. We also hold conference calls for our quarterly earnings releases which are available in real time and as archived webcasts on our website.

In the latter part of 2019, the Company extended invitations to meet to approximately 25 of our largest stockholders (excluding Hercules Holding II) representing approximately 45 percent of our common stock. The resulting discussions focused primarily on the Company’s corporate governance practices. In connection with these outreach efforts, we generally found that the stockholders with whom we had an opportunity to engage were comfortable with our governance practices.

Corporate Social Responsibility and Sustainability.  The Company is committed to being a responsible and concerned citizen of all communities where it operates and is driven by its mission statement: Above all else, we are committed to the care and improvement of human life.

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Patient-centered care.  During 2019, we had approximately 35 million patient encounters, which included approximately 9.2 million emergency room visits and more than 200,000 baby deliveries. We believe our scale enables us to deliver quality outcomes for our patients, and our research has led to findings that advance the understanding for improving the health of newborns, reduce healthcare-associated infections and detect sepsis earlier and more accurately.

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Equity of care.  We believe exceptional health care is built on a foundation of inclusion, compassion, dignity and respect. It recognizes the diverse cultures and backgrounds of our patients, physicians and employees. Through our affiliates, we deliver health care services in more than 170 languages and dialects. We strive to provide culturally competent care to every patient we serve and foster a culture of inclusion that embraces and nurtures our patients, colleagues, partners, physicians and communities.

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Clinical excellence.  The Company values its role as a learning health system that seeks to harness the power of health data to support knowledge generation and tools to support safe, effective, efficient and compassionate care. The Company also strives to advance medical knowledge and foster innovation through partnerships with top academic institutions and government health agencies. These efforts include large-scale trials employing “practice-based research” intended to advance clinical knowledge faster than traditional randomized controlled trials.

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Our Colleagues. The Company is committed to supporting our nearly 280,000 colleagues - including 98,000 nurses - with advanced technology, systems, and a significant commitment to workforce development initiatives. These initiatives include: increased minimum wage policies; expanded family leave benefits; financial incentives and tuition reimbursement for advanced levels of training and education; a student loan repayment program; and a comprehensive clinical education agenda that improves the skills of our nurses and other care givers. Additionally, in times of need, we care and support one another through the HCA Healthcare Hope Fund, which is a charitable organization, where 100% of our colleagues’ donations go directly to helping employees and their immediate families who are affected by financial hardship. In 2019, the fund granted nearly $8 million to HCA Healthcare employees in need.

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Community investment.  In many of the communities in which we operate, the Company’s facilities play an essential role in providing critical health care services to its patients. During 2019, the Company invested $4.2 billion in capital spending in the communities we serve, and provided uncompensated care at an estimated cost of $3.7 billion. The Company also made $45 million in cash donations to charitable organizations, and our employees volunteered approximately 107,000 hours in the communities we serve and supported more than 5,200 agencies. In addition, the Company’s operations contribute to local economies as we employ approximately 280,000 people with combined annual salaries and benefits of approximately $23.6 billion in 2019. The Company also partners and collaborates with national organizations including the March of Dimes where we, in collaboration with our employees, contributed and raised $1 million for lifesaving research, the American Red Cross where we contributed $500,000 as an Annual Disaster Giving Partner and Habitat for Humanity where we contributed $193,000 and our colleagues worked to build homes as part of the Jimmy and Rosalyn Carter Work Project.

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Combatting the opioid crisis.  The Company is confronting the opioid crisis with post-surgical measures, emergency department prescribing practices, and “take-back” events. In 2019, 156 HCA Healthcare facilities adopted a multi-modal Enhanced Surgical Recovery program, which reduced opioid use by an average of 23.5% across approximately 100,000 surgeries in which the program was applied. Implementation of our Alternative to Opioids approach to pain management resulted in a 6.7% decrease in opioid prescribing across the

Company’s emergency rooms in 2019 compared to 2018. In 2019, 100 HCA Healthcare facilities in 16 states hosted Crush the Crisis opioid take-back events. This community service effort, supported by local law enforcement, resulted in the collection of 5,887 pounds of unused and expired prescription medications, which is estimated to be approximately 4 million doses. At a national level, HCA Healthcare sponsored the National Academy of Medicine’s Action Collaborative Addressing the U.S. Opioid Epidemic, a public-private partnership committed to sharing knowledge, aligning ongoing initiatives and addressing complex challenges that benefit from a shared response from public and private actors to reduce rates of opioid misuse and improve outcomes for those affected by opioid use.

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Environmental.  The Company seeks to protect and preserve the environment through a broad range of practices memorialized in the HCA Healthcare Sustainability Plan, a robust environmental sustainability plan. These considerations include encouraging the recycling of materials and minimizing of waste streams, considering the effect on the indoor environment before introducing a new product into the facility, considering environmentally preferable purchasing in its standardized contracting process, encouraging the continued reduction of energy usage throughout its facilities, and considering the environment in connection with new construction and major renovations. In 2019, the Company sent more than 160 million pounds of waste to recycling rather than landfill. Also, the Company seeks to improve sustainability in the health care sector as a founding sponsor of the Greening the Operating Room Initiative, a founder of the Healthier Hospitals Initiative, and as a member of Practice Greenhealth, a leading membership and networking organization for healthcare institutions that are committed to implementing sustainable, environmentally friendly practices.

Policy Regarding Communications with the Board of Directors.  Stockholders and other interested parties may contact the Board of Directors, a particular director, or the non-management directors or independent directors as a group by sending a letter (signed or anonymous) to: c/o Board of Directors, HCA Healthcare, Inc., One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary.

We will forward all such communications to the applicable Board member(s) at least quarterly, except for advertisements or solicitations which will be discarded. Our legal department will review the communications received. Concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer it to our internal audit, legal, finance, financial reporting or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our website at www.hcahealthcare.com.

Complaints or concerns about our accounting, internal accounting controls, auditing or other matters may be reported anonymously or otherwise to our legal department or to the Audit and Compliance Committee in any of the following ways:

•	Call the HCA Ethics Line at 1-800-455-1996
•	Write to the Audit and Compliance Committee at: Audit and Compliance Committee Chair, HCA Healthcare, Inc., c/o General Counsel, One Park Plaza, Nashville, TN 37203

All accounting, internal accounting controls, or auditing matters will be reported to the Audit and Compliance Committee on at least a quarterly basis. Depending on the nature of the concern, it also may be referred to our internal audit, legal, finance, financial reporting or other appropriate department. We will treat a complaint or concern about questionable accounting or auditing matters confidentially if requested, except to the extent necessary to protect the Company’s interests or to comply with an applicable law, rule or regulation or order of a judicial or governmental authority.

Our policy prohibits any employee from retaliating or taking any adverse action against anyone who, in good faith, reports or helps to resolve an ethical or legal concern.

Corporate Governance Guidelines.   The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Size and composition of the Board;
•	Director qualifications and independence;
•	Executive sessions;
•	Director responsibilities, including succession planning;
•	Director orientation and continuing education;
•	Board and committee meetings;
•	Board committees;
•	Chief executive officer evaluation;
•	Performance evaluation of the Board and its committees;
•	Director access to officers and employees; and
•	Stockholder communications with the Board.

The Corporate Governance Guidelines are available on the Corporate Governance page of our website at www.hcahealthcare.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our website.

Code of Ethics.  We have a Code of Conduct, which is applicable to all our directors, officers and employees (the “Code of Conduct”). The Code of Conduct is available on the Ethics and Compliance and Corporate Governance portion of our website at www.hcahealthcare.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to, or waivers of, our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at these locations on our website or report the same on a Current Report on Form 8-K. Our Code of Conduct is also available free of charge upon request to our Corporate Secretary, HCA Healthcare, Inc., One Park Plaza, Nashville, TN 37203.

Compensation Committee Interlocks and Insider Participation.  During 2019, the Compensation Committee of the Board of Directors was composed of Meg G. Crofton, Charles O. Holliday, Jr., Ann H. Lamont and Geoffrey G. Meyers. Ms. Lamont stepped down from the Board of Directors effective April 26, 2019. None of the aforementioned members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Delinquent Section 16(a) Reports.  Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2019 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a). This belief is based on our review of forms filed and written notice that no other reports were required.

DIRECTORS

The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders. While we do not have any specific diversity policies for considering Board candidates, we value diversity and endeavor to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below.

Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.

In 2019, Mr. Frist III, Mr. Hazen, Ms. Crofton, Mr. Dennis, Ms. DeParle, Mr. Frist, Mr. Holliday, Mr. Meyers, Mr. Michelson, Dr. Riley and Dr. Rowe were elected to the Company’s Board at the Company’s 2019 annual meeting of stockholders.

Mr. Meyers and Dr. Rowe are retiring from the Board of Directors at the annual meeting and will not be seeking re-election.

Messrs. Frist III and Frist were nominated for election to the Board as a result of their relationship with investment funds affiliated with the Frist Entities and are collectively referred to as the “Investor Directors.” Each of the Investor Directors was nominated for election to the Board pursuant to the Stockholders’ Agreement. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors at such time as the Frist Entities own less than 3% of our outstanding shares of common stock. Pursuant to such agreement, Messrs. Frist III and Frist were nominated and elected to the Board as a result of their relationship with the Frist Entities. As of March 9, 2020, the Frist Entities owned approximately 21% of our common stock.

Nominees for Election.  The following is a brief description of the background, business experience and qualifications of each of the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors.

Thomas F. Frist III Director since 2006

Thomas F. Frist III, 52, is the founder and managing principal of Frist Capital, LLC, a Nashville-based investment firm, and has held such position since 1998. Mr. Frist currently serves as a director of Verisign, Inc. and previously served as a director of Science Applications International Corporation from 2013 until 2017. Mr. Frist is the brother of William R. Frist, who also serves as a director of the Company.

Among other qualifications, Mr. Frist brings to the Board extensive business and investor experience, as well as knowledge of our Company and the health care industry. Further, as an Investor Director and a significant, long-term holder of the Company’s stock, he is experienced with issues involving stakeholders and corporate governance. He also knows and supports the Company’s patient-focused culture. In addition, Mr. Frist possesses in-depth knowledge of corporate finance and strategic business planning activities. As Chairman, Mr. Frist’s leadership abilities will continue to provide our Board with ethical and effective guidance.

Samuel N. Hazen Director since 2018

Samuel N. Hazen, 59, has served as Chief Executive Officer since January 2019. From November 2016 through December 2018, Mr. Hazen served as the Company’s President and Chief Operating Officer. Prior to that, he served as Chief Operating Officer of the Company from January 2015 to November 2016 and as President — Operations of the Company from 2011 to 2015. He also served as President — Western Group from 2001 to 2011 and as Chief Financial Officer — Western Group of the Company from 1995 to 2001. Prior to that time, Mr. Hazen served in various hospital, regional and division Chief Financial Officer positions with the Company, Humana Inc. and Galen Health Care, Inc.

Among other qualifications, Mr. Hazen brings to the Board strong leadership and operating experience. He has been with the Company for 37 years and has extensive knowledge of the health care industry. With Mr. Hazen’s commitment to the Company’s patient-centered mission and ethical values and his proven ability to oversee a complex organization, he will continue to be a valuable resource for the Board. In addition, Mr. Hazen’s service as Chief Executive Officer of the Company creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspective on the Company’s business and strategic vision.

Meg G. Crofton Director since 2019

Meg G. Crofton, 66, retired from The Walt Disney Company in 2015 after a 35-year career with that company. From 2006 until 2013, she was President of Walt Disney World, the largest site in Disney’s Parks and Resorts division, and from 2011 until her retirement in 2015, she served as President of Disney’s Parks and Resorts Operations, U.S. and France. Ms. Crofton has also served as a director of Tupperware Brands Corporation since 2016 and as a director of Cracker Barrel Old Country Store, Inc. since 2017.

Among other qualifications, Ms. Crofton was selected as a director in light of her experience as an executive officer of one of the world’s leading hospitality companies and experience serving as a director of several firms, including public companies. This experience will continue to be beneficial in providing the Board of Directors with a patient-experience focus and general business expertise.

Robert J. Dennis Director since 2014

Robert J. Dennis, 66, has served as Executive Chairman of Genesco Inc., a specialty retailer, since February 2020, a position he is expected to hold until June 30, 2020. Previously, he served as Genesco’s President and Chief Executive Officer from 2008 to February 2020 and as Chairman from April 2010 to February 2020. Mr. Dennis served as Genesco’s President and Chief Operating Officer from 2006 until 2008, Executive Vice President and Chief Operating Officer from 2005 until 2006 and Senior Vice President from 2004 until 2005. He previously served as Chief Executive Officer of Hat World Corporation from 2001 to 2004. Mr. Dennis has also served as a director of CoreCivic, Inc. since February 2013 and as a director of Teavana Holdings, Inc. from 2011 to 2012.

Among other qualifications, Mr. Dennis was selected as a director in light of his experience as a chief executive officer of a consumer-oriented public company, as well as his experience serving as a director of several firms, including public companies. This experience will continue to be beneficial in providing the Board of Directors with a patient-experience focus and business management expertise.

Nancy-Ann DeParle Director since 2014

Nancy-Ann DeParle, 63, is a co-founder of Consonance Capital Partners, a private equity firm, and has also served as a managing partner of the firm since 2020. She previously served as a partner of the firm from 2013 to 2019. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. From 2001 to 2009, Ms. DeParle was a senior advisor and managing director of JPMorgan Partners and its successor, CCMP Capital. From 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare and Medicaid Services (then known as the Health Care Financing Administration). Ms. DeParle has also served as a director of CVS Health Corporation since September 2013.

Among other qualifications, Ms. DeParle was selected as a director in light of her service in high-level positions in the federal government, as well as her experience serving as a director of other firms, including public companies. This experience will continue to be beneficial in providing health care policy, government relations, investing and general business expertise to the Board of Directors.

William R. Frist Director since 2009

William R. Frist, 50, is a principal of Frist Capital, LLC, a Nashville-based investment firm, and has held this position since 2003. Mr. Frist currently serves as Chairman of The Frist Foundation and Chair and President of the Board of Trustees of the Frist Art Museum. Mr. Frist is the brother of Thomas F. Frist III, who also serves as a director of the Company.

Among other qualifications, Mr. Frist brings to the Board extensive business and investor experience, as well as knowledge of our Company and the health care industry. Further, as an Investor Director and a significant, long-term holder of the Company’s stock, he is experienced with issues involving stakeholders and corporate governance. He also knows and supports the Company’s patient-focused culture.

Charles O. Holliday, Jr. Director since 2016

Charles O. Holliday, Jr., 72, has served as Chairman of Royal Dutch Shell plc since May 2015. He worked for DuPont for 37 years, including serving as Chief Executive Officer from 1998 to 2008 and Chairman from 1999 to 2009. He has also served as a director of Deere & Company, since January 2018 and previously served as a director of Deere & Company from 2007 to 2015. He served as director of CH2M HILL Companies, Ltd., a civil engineering firm, from 2009 until 2017, and Chairman of Bank of America Corporation from 2010 to 2014. He is a member of The American Academy of Arts and Sciences. He is the former Chairman of the U.S. Council on Competitiveness, The World Business Council for Sustainable Development, the National Academy of Engineering and Sustainable Energy for All.

Among other qualifications, Mr. Holliday was selected as a director and the independent presiding director of the Company in light of his experience in high-level executive and board positions with large public companies. His prior (and current) leadership roles in these organizations will continue to be beneficial in providing the Board of Directors with financial, management and general business expertise.

Michael W. Michelson Director since 2018

Michael W. Michelson, 68, was a Senior Advisory Partner of KKR & Co. L.P. from January 2018 to the end of 2019. From 2009 to 2018, he was a member of KKR Management LLC, a private equity investment manager and the general partner of KKR & Co. L.P. Before that, Mr. Michelson was a member of the limited liability company which served as the general partner of KKR & Co. L.P. from 1996 to 2009. Prior to that, he was a general partner of KKR & Co. L.P. Mr. Michelson previously served as a director of the Company from 2006 to 2016. He has been a director of Zimmer Biomet Holdings, Inc., a medical device company, since June 2015 and was previously a director of Biomet, Inc. from 2007 to 2015.

Among other qualifications, Mr. Michelson was selected a director in light of his extensive experience in the oversight of companies with complex operations and capital structures, his focus on health care companies and his proven leadership abilities. This experience will continue to be beneficial in providing financial, investment and health care expertise to the Board.

Wayne J. Riley, M.D. Director since 2012

Wayne J. Riley, M.D. M.B.A., 60, has served as president of SUNY Downstate Health Sciences University, since April 2017, where he is also a tenured professor of internal medicine and health policy and management. From 2013 to 2017, he was Adjunct Professor of Healthcare Management, Owen Graduate School of Management, Vanderbilt University and Clinical Professor of Medicine, Vanderbilt University School of Medicine. From 2007 to 2013, he served as President and CEO of Meharry Medical College. From 2003 through 2006, Dr. Riley served as Vice-President and Vice Dean for Health Affairs and Governmental Relations, Baylor College of Medicine. Dr. Riley served as a director of Vertex Pharmaceuticals Incorporated from 2010 to 2015, Pinnacle Financial Partners, Inc. from 2007 to 2013 and the Federal Reserve Board of Atlanta, Nashville Branch from January 2013 to June 2013. He is President Emeritus of the American College of Physicians and an elected member of the National Academy of Medicine.

Among other qualifications, Dr. Riley was selected as a director in light of the leadership, management and patient care skills he acquired through his experience as a practicing physician, president of SUNY Downstate Health Sciences University, and executive positions at Meharry Medical College and Baylor College of Medicine, as well as his prior public company board experience.

Director Compensation.  The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Under the Compensation Committee’s charter, the Compensation Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation. Directors who also serve as employees of the Company do not receive payment for services as directors.

In making director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally and the forms of compensation paid to directors by comparable companies. In 2019, the Compensation Committee retained Semler Brossy to assist in conducting an assessment of competitive executive and director compensation. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.

The following text and table discuss the compensation of persons who served as a member of the Board during all or part of 2019, other than Messrs. Hazen and Johnson whose compensation is discussed under “Executive Compensation” below. Messrs. Hazen and Johnson were not separately compensated for Board service during 2019. Mr. Johnson retired from the Board of Directors effective April 26, 2019. We have omitted from this table the columns pertaining to non-equity incentive plan compensation, option awards, nonqualified deferred compensation and all other compensation, because they are inapplicable.

Cash Compensation. Pursuant to the Company’s Board of Directors Compensation program, each non-management director receives quarterly payment of the following cash compensation, as applicable (prorated for partial years):

•	$110,000 annual retainer for service as a Board member;

•	$15,000 annual retainer for service as a member of the Audit and Compliance Committee;

•

$10,000 annual retainer for service as a member on each of the Compensation Committee, Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$30,000 annual retainer for service as Chair of the Audit and Compliance Committee;

•

$25,000 annual retainer for service as Chair of each of the Compensation Committee, Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$100,000 annual retainer for service as the Chairman of the Board; and

•	$35,000 annual retainer for service as the independent presiding director.

Equity Compensation. In addition to the director compensation described above, each non-management director receives an annual board equity award with a value of $175,000, awarded upon joining the Board of Directors (prorated for months of service) and at each annual meeting of the stockholders thereafter. These equity grants consist of restricted share units ultimately payable in shares of our common stock and vest as to 100% of the award on the sooner of the date of the Company’s next annual stockholders’ meeting or the first anniversary of the grant date, subject to the director’s continued service on our Board of Directors. The restricted share units will also immediately vest upon the occurrence of a Change in Control (as defined in the applicable grant agreement). The directors may elect to defer receipt of shares under the restricted share units until the date they cease to be members of the Board of Directors.

Reimbursements. All of our directors are reimbursed for reasonable expenses incurred in connection with their service.

Share Ownership. Each non-management director is expected to directly or indirectly acquire a number of shares of our common stock with a value of five times the value of the annual cash retainer for a director’s service on the Board of Directors within five years from the date on which they are elected to the Board of Directors. As of December 31, 2019, all of our directors with more than five years of service met these share ownership guidelines.

Fiscal 2019 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total

Meg G. Crofton(2)	$108,694	$202,245	$310,939
Robert J. Dennis	$130,000	$174,967	$304,967
Nancy-Ann DeParle	$140,179	$174,967	$315,146
Thomas F. Frist III	$190,268	$174,967	$365,235
William R. Frist	$120,000	$174,967	$294,967
Charles O. Holliday, Jr.	$193,393	$174,967	$368,360
Ann H. Lamont(3)	$44,196	—	$44,196
Geoffrey G. Meyers	$150,000	$174,967	$324,967
Michael W. Michelson	$145,179	$174,967	$320,146
Wayne J. Riley, M.D.	$157,589	$174,967	$332,556
John W. Rowe, M.D.	$130,000	$174,967	$304,967

(1)

This column reflects the grant date fair value of restricted share unit awards granted to directors calculated in accordance with applicable financial accounting standards. The fair value of restricted share unit awards is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s common stock on the date of grant. Grants of restricted share units were made to Ms. Crofton, Mr. Dennis, Ms. DeParle, Mr. Frist III, Mr. Frist, Mr. Holliday, Mr. Meyers, Mr. Michelson, Dr. Riley and Dr. Rowe on May 1, 2019. Upon joining the Board, Ms. Crofton also received a prorated grant of restricted share units on March 1, 2019. As of March 1, 2020, (i) each of Ms. Crofton, Mr. Dennis, Ms. DeParle, Mr. Frist III, Mr. Frist, Mr. Holliday, Mr. Meyers, Mr. Michelson, Dr. Riley and Dr. Rowe held 1,410 unvested restricted share units; (ii) Ms. Crofton held 197 restricted share units with respect to which she has elected to defer receipt of her vested shares until the date she ceases to be a member of the Board of Directors; (iii) Mr. Dennis held 14,622 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (iv) Mr. Frist III held 3,902 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (v) Mr. Frist held 3,902 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; and (vi) Mr. Michelson held 2,263 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors.

(2)	Ms. Crofton was appointed as an independent director effective March 1, 2019.
(3)	Ms. Lamont stepped down from the Board of Directors effective April 26, 2019.

PROPOSAL 1 — ELECTION OF DIRECTORS

The current Board of Directors of HCA consists of 11 directors. However, Mr. Meyers and Dr. Rowe are retiring from the Board of Directors and will not be seeking re-election. Accordingly, the size of the Board of Directors will be reduced to nine directors effective at the annual meeting. Our Board of Directors recommends that the nominees listed below be elected as members of the Board of Directors at the annual meeting.

Each of the nominees, if elected, will serve a one-year term as a director until the annual meeting of stockholders in 2021 or until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

The following are the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors:

Name	Age(1)	Director Since	Position(s)

Thomas F. Frist III	52	2006	Chairman
Samuel N. Hazen	59	2018	Director and Chief Executive Officer
Meg G. Crofton	66	2019	Director
Robert J. Dennis	66	2014	Director
Nancy-Ann DeParle	63	2014	Director
William R. Frist	50	2009	Director
Charles O. Holliday, Jr.	72	2016	Director
Michael W. Michelson	68	2018	Director
Wayne J. Riley, M.D.	60	2012	Director

(1)	As of March 9, 2020.

The election of directors will be determined by a majority of the votes cast at the annual meeting. A majority of the votes cast means that the number of shares voted “for” a nominee exceeds the number of shares voted “against” such nominee. Abstentions and broker non-votes are not counted as votes cast with respect to a nominee and will have no effect on the outcome of the election of directors. For incumbent directors, if a nominee fails to receive “for” votes representing a majority of the votes cast, the director shall tender his or her resignation to the secretary of HCA for consideration by the Board of Directors, which resignation shall be contingent upon the acceptance thereof by the Board of Directors. The Nominating and Corporate Governance Committee would then be charged with making a recommendation to the Board of Directors for the action to be taken with respect to the resignation. The Board of Directors will act on the tendered resignation and publicly disclose its decision regarding the tendered resignation and the rationale behind its decision. If the Board determines not to accept the resignation of the incumbent director, the incumbent director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier death, resignation or removal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2019 are described below and under “Audit and Compliance Committee Report” located on page 107 of this proxy statement.

Audit Fees.  The aggregate audit fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of the effectiveness of the Company’s internal control over financial reporting, under the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings totaled $10.4 million for 2019 and $10.0 million for 2018.

Audit-Related Fees.  The aggregate fees billed by Ernst & Young LLP for assurance and related services not described above under “Audit Fees” were $1.7 million for 2019 and $2.3 million for 2018. Audit-related services principally include audits of certain of our subsidiaries, benefit plans and computer processing controls.

Tax Fees.  The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $2.8 million for 2019 and $4.2 million for 2018.

All Other Fees.  There were no fees billed by Ernst & Young LLP for products or services other than those described above in 2019 or 2018.

The Board of Directors has adopted an Audit and Compliance Committee Charter which, among other things, requires the Audit and Compliance Committee to preapprove all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the ability to delegate authority to a subcommittee for certain preapprovals.

All services performed for us by Ernst & Young LLP in 2019 were preapproved by the Audit and Compliance Committee. The Audit and Compliance Committee concluded that the provision of audit-related services and tax services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit and Compliance Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit and Compliance Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT AND COMPLIANCE COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2020.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described below in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of the Board of Directors has structured our executive compensation program to achieve the following key objectives:

•	Reinforces the Company’s values and strategic initiatives;
•	Aligns the economic interests of our executives with those of our stockholders; and
•	Encourages attraction and long-term retention of the highest quality employees.

We urge stockholders to read the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement beginning on page 59 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2019 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 82 through 102, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our compensation objectives and contribute to the Company’s performance.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2020 annual meeting of stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Company’s 2020 Proxy Statement on Schedule 14A.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board of Directors and the Compensation Committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY “SAY-ON-PAY” RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL 4 — APPROVAL OF THE 2020 STOCK INCENTIVE PLAN

FOR KEY EMPLOYEES OF HCA HEALTHCARE, INC. AND ITS AFFILIATES

We are asking our stockholders to approve the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates (the “2020 Stock Incentive Plan”). On March 9, 2020, our Board of Directors, on the recommendation of the Compensation Committee (the “Committee”) and subject to stockholder approval, unanimously approved and adopted the 2020 Stock Incentive Plan. The 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (as used in this proposal, the “Prior Plan”) will expire pursuant to its terms on March 9, 2021. If approved by stockholders at the 2020 Annual Meeting of Stockholders, the 2020 Stock Incentive Plan will be effective upon such approval (the “Effective Date”). Following the Effective Date, no further grants will be made under the Prior Plan and the shares available for grant under the Prior Plan will not be available for grant under the 2020 Stock Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE 2020 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES OF HCA HEALTHCARE, INC., AND ITS AFFILIATES

2020 Stock Incentive Plan Highlights

What we have:	What we don’t have:

   Equity is subject to double trigger acceleration upon a change in control.

   Ten-year maximum term on stock options and stock appreciation rights.

   Ceiling on value of annual equity grants to non-employee directors.

   In the event of a double trigger acceleration event after a change in control, the performance goals will be deemed achieved at “target” level achievement.

   Minimum vesting or service periods of at least one year, subject to an exception for up to 5% of the shares available.

  No liberal share recycling.

  No repricing of stock options and stock appreciation rights.

  No excise tax gross ups.

  No rollover of available shares under the Prior Plan.

  No cash buyout of stock options and stock appreciation rights.

Summary

The 2020 Stock Incentive Plan is designed:

•

to promote the long term financial interests and growth of HCA Healthcare and its affiliates and subsidiaries by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

•	to motivate management personnel by means of growth-related incentives to achieve long range goals; and

•	to further the alignment of interests of participants with those of the stockholders of HCA through opportunities for increased stock, or stock-based, ownership in the Company.

The 2020 Stock Incentive Plan will serve as the successor to the Prior Plan, which was approved by the stockholders of HCA on February 16, 2011 and became effective on March 9, 2011. The Prior Plan currently is the only discretionary plan that enables the Company to grant new equity awards to employees and other eligible participants. The Company is seeking approval of the 2020 Stock Incentive Plan because the Prior Plan will expire pursuant to its terms on March 9, 2021.

If approved by stockholders at the 2020 Annual Meeting of Stockholders, the 2020 Stock Incentive Plan will be effective upon such approval. Following the Effective Date of the 2020 Stock Incentive Plan, no further grants will be made under the Prior Plan and the shares available for grant under the Prior Plan will not be available for grant under the 2020 Stock Incentive Plan. However, each outstanding award under the Prior Plan will remain outstanding under such plan and will continue to be governed under its terms and any applicable Grant Agreement (as defined below).

A copy of the 2020 Stock Incentive Plan is attached to this proxy statement as Appendix A and is incorporated herein by reference. A summary of the material terms of the 2020 Stock Incentive Plan is set forth below. Such summary does not purport to be a complete description of the 2020 Stock Incentive Plan and is qualified in its entirety by reference to the complete copy of the 2020 Stock Incentive Plan in Appendix A.

Determination of Number of Shares for the 2020 Stock Incentive Plan

As of March 9, 2020, there were 338,468,818 shares of our common stock (“Share” or “Common Stock”) outstanding and the closing sale price of a Share on the NYSE was $116.74. As of February 29, 2020, of the 88,005,900 Shares reserved for issuance under the Prior Plan, 53,012,207 Shares had been issued, 16,317,057 Shares were subject to outstanding awards and 18,676,636 Shares remained available for grant. The Committee’s independent consultant, Semler Brossy, provided analysis regarding the number of shares to reserve for issuance pursuant to the 2020 Stock Incentive Plan and conducted a general review of the 2020 Stock Incentive Plan with respect to current market practices. In setting the number of Shares authorized under the 2020 Stock Incentive Plan for which stockholder approval is being sought, the Committee and the Board of Directors considered, among other factors:

•

Awards outstanding and Shares available for grant under the Prior Plan prior to the Effective Date. The table below shows, as of February 29, 2020, the Shares reserved for issuance subject to outstanding awards under the Prior Plan and available for future grant under the Prior Plan:

	Outstanding Stock Options and Stock Appreciation Rights	Outstanding Full Value Awards	Shares Remaining Available for Future Grant

Shares Available under Prior Plan as of February 29, 2020	11,041,919	5,275,138(1)	18,676,636(2)

(1)

Includes 2,622,362 restricted share units which vest solely based upon continued employment over a specific period of time and 2,652,776 performance share units which vest based upon continued employment over a specific period of time and the achievement of predetermined financial targets over time. The performance share units reported reflect the number of performance share units that would vest upon achievement of target performance; the number of performance share units that vest can vary from zero (for actual performance less than 90% of target for 2019 grants and 80% of target for 2018 and prior grants) to two times the units granted (for actual performance of 110% or more of target for 2019 grants and 120% or more of target for 2018 and prior grants). The weighted average exercise price does not take these restricted share units and performance share units into account.

(2)	Includes 18,676,636 shares of Common Stock reserved for future issuance under the Prior Plan.

•

The historical amounts of equity awards granted by the Company. Our three-year average “burn rate” was 1.4% for fiscal years 2017 through 2019. We define burn rate as the total number of Shares subject to awards granted to participants in a single year expressed as a percent of our basic weighted average common shares outstanding for that year. We believe our historical burn rate is reasonable for a company of our size in our industry.

•

Estimated duration of Shares available for issuance under the 2020 Stock Incentive Plan. Based on the 20,000,000 Shares to be reserved under the 2020 Stock Incentive Plan and our three-year average burn rate as described above and the terms of the 2020 Stock Incentive Plan, we expect that the requested Share Reserve (as defined below) will cover awards for approximately three to four years.

•

Dilutive impact. As of February 29, 2020, our existing voting power dilution under the Prior Plan was 10.1%. We define existing voting power dilution as the sum of (i) the total number of Shares available for future grants under the Prior Plan and (ii) the total number of Shares subject to outstanding awards under the Prior Plan, divided by the fully diluted number of Shares outstanding. Our projected voting power dilution as of that same date would be 10.5%, based on including (i) the 20,000,000 Shares reserved under the 2020 Stock Incentive Plan and (ii) the total number of Shares subject to outstanding awards under the Prior Plan in the formula, and excluding the Shares available for future grants under the Prior Plan which will no longer be available for grant upon approval of the 2020 Stock Incentive Plan. In light of the expected duration of the Share Reserve, we believe that the expected dilution that will result from the 2020 Stock Incentive Plan is reasonable for a company of our size in our industry. To reduce the dilutive impact of our equity award grants on our stockholders’ interests, equity awards are generally limited to individuals whose personal performance makes them highly valuable to the Company and to essential new hires.

Expectations regarding future Share usage under the 2020 Stock Incentive Plan are based on a number of factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which Shares are returned to the 2020 Stock Incentive Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. As a result, future Share usage will differ to the extent that actual events differ from our assumptions.

General Plan Information

Administration

The Committee, which is appointed by and serves at the pleasure of the Board of Directors, conducts the general administration of the 2020 Stock Incentive Plan in accordance with the 2020 Stock Incentive Plan’s provisions. The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, constitutes action by the Committee. The Committee has the power and authority to administer, construe and interpret the 2020 Stock Incentive Plan, and to make rules for carrying it out and to make changes in such rules. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the 2020 Stock Incentive Plan in the manner and to the extent the Committee deems necessary or desirable. Any such interpretations, rules and administration must be consistent with the basic purposes of the 2020 Stock Incentive Plan. The Committee has the full power and authority to establish the terms and conditions of any grant under the 2020 Stock Incentive Plan, consistent with the provisions of the 2020 Stock Incentive Plan, and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee may delegate its duties and powers in whole or in part to any subcommittee consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) to the extent such rule is applicable to the Company and the 2020 Stock Incentive Plan and the grants thereunder and “independent directors” within the meaning of the NYSE listed company rules; provided, however, that the Board of Directors may, in its sole discretion, take any action designated to the Committee under the 2020 Stock Incentive Plan as it may deem necessary. The Committee may, by resolution and in accordance with applicable law, authorize HCA’s Chief Executive Officer to do one or both of the following: (i) to designate non-executive officer Employees (as defined below) to be recipients of grants under the 2020 Stock Incentive Plan, and (ii) determine the number of Shares subject to such grants to be received by any such participants; provided, however, that the resolution so authorizing such executive officer shall specify the total number of Shares subject to grants that such executive officer may so award. No such delegation of duties and responsibilities to an officer of the Company may be made with respect to grants to eligible participants who are subject to Section 16(a) of the Exchange Act at the time of grant. The Committee delegates the authority for ministerial administration of the 2020 Stock Incentive Plan and awards made under the 2020 Stock Incentive Plan to the Company. The Committee may make any other determination and take any other action that it deems necessary or desirable for the administration of the 2020 Stock Incentive Plan. The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, HCA and the officers and directors of HCA shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all 2020 Stock Incentive Plan participants and their beneficiaries or successors.

Eligibility and Participation

Grants under the 2020 Stock Incentive Plan may be awarded to Employees (as defined below) or other persons having a relationship with HCA or any of its subsidiaries or affiliates. The number of persons eligible to participate as of December 31, 2019, had the 2020 Stock Incentive Plan been in effect, is estimated to be approximately 280,000 employees, officers, consultants and other persons having a service relationship with HCA, as a class, and 10 Non-Employee Directors. Historically the Company has not granted awards to more than approximately 2,200 individuals in any single fiscal year. However, the Company has not at the present time determined who will receive grants under the 2020 Stock Incentive Plan after the date hereof. “Employees” are persons, including officers, in the regular employment of HCA (or any subsidiary or affiliate of HCA). As used herein and in the 2020 Stock Incentive Plan, the term “participant” means an Employee, non-employee member of HCA’s Board of Directors, consultant or other person having a service relationship with HCA (or any subsidiary or affiliate of HCA), to whom one or more awards have been made pursuant to the 2020 Stock Incentive Plan and remain outstanding.

Subject to the provisions of the 2020 Stock Incentive Plan, the Committee may from time to time grant awards of Stock Options, Stock Appreciation Rights, Other Stock-Based Awards, Dividend Equivalent Rights, Non-Employee Director Grants or Performance-Based Awards (in each case, as defined below) to 2020 Stock Incentive Plan participants, in such form and having such terms, conditions and limitations as the Committee may determine. The terms, conditions and limitations of each award under the 2020 Stock Incentive Plan must be evidenced by a written agreement (“Grant Agreement”), in a form approved by the Committee, consistent with the terms of the 2020 Stock Incentive Plan. The Committee shall determine the treatment of awards, within a Grant Agreement or otherwise, in the event of a disability, death, retirement, authorized leave of absence or any other change or purported change in a participant’s employment or other service relationship with HCA and the extent to which, and the period during which, the participant, the participant’s legal representative, conservator, guardian or estate may exercise rights under any grant, if applicable. The Committee may also determine any provisions concerning the treatment of awards in the event of a change in control of HCA, which provisions need not be consistent among participants. The Committee has the authority to make amendments to any terms and conditions applicable to outstanding awards as are consistent with the 2020 Stock Incentive Plan, including but not limited to, substituting another grant of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option, except that (i) no amendment may modify such awards that disadvantages participants in more than a de minimis way but less than a material way without approval by a majority of affected participants and (ii) other than for adjustments under the adjustment provisions of the 2020 Stock Incentive Plan or as a result of a merger, consolidation or similar event, no such action may materially disadvantage a participant with respect to outstanding awards without the participant’s consent, except as such modification is provided for or contemplated in the terms of the Grant Agreement or the 2020 Stock Incentive Plan.

Effective Date and Termination Dates. Subject to stockholder approval, the 2020 Stock Incentive Plan shall be effective on May 1, 2020 and shall terminate ten years later, subject to earlier termination by the Board of Directors. No awards shall be made under the 2020 Stock Incentive Plan after the expiration date of the 2020 Stock Incentive Plan, but the terms of awards made on or before the expiration of the 2020 Stock Incentive Plan may extend beyond such expiration. Unless otherwise expressly provided in the 2020 Stock Incentive Plan or in an applicable Grant Agreement, any grant made under the 2020 Stock Incentive Plan, and the authority of HCA’s Board of Directors or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such grant or to waive any conditions or rights under any such grant shall continue after the tenth anniversary of the Effective Date of the 2020 Stock Incentive Plan.

Securities to be Offered

Shares Available. The aggregate number of Shares authorized for issuance pursuant to the 2020 Stock Incentive Plan is 20,000,000, subject to adjustment as provided for in the 2020 Stock Incentive Plan (the “Share Reserve”). Following the Effective Date, no further grants will be made under the Prior Plan and any Shares available for grant under the Prior Plan will not be available for grant under the 2020 Stock Incentive Plan. Any grants made under the Prior Plan prior to the Effective Date will reduce the Share Reserve in the manner provided below. The number of Shares with respect to which Incentive Stock Options (as defined below) may be granted is no more than 3,000,000 per fiscal year. Each Share subject to a Stock Option or SAR granted after the Effective Date will reduce the Share Reserve by one (1) Share. Shares subject to grants of full value awards made after the Effective Date will reduce the Share Reserve by two and one half (2.5) Shares. Grants under the 2020 Stock Incentive Plan or the Prior Plan that expire unexercised or are forfeited, settled for cash, canceled or otherwise terminated without the delivery of Shares (in each case in whole or in part), will immediately become available for new grants to the extent of such cancellation, forfeiture, expiration, termination or cash settlement. Any Share that again becomes available for grant pursuant to the preceding sentence will be added back as one (1) Share if such Share was subject to a Stock Option or SAR (or an option or stock appreciation right granted under the Prior Plan), and as two and one-half (2.5) Shares if such Share was subject to the grant of a full value award (or similar awards under the Prior Plan). However, Shares subject to an award under the 2020 Stock Incentive Plan or the Prior Plan may not be made available for further issuance under the 2020 Stock Incentive Plan if such Shares are: (a) Shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (b) shares used to pay the exercise price of a Stock Option, (c) Shares delivered to or withheld (or otherwise used) by the Company to pay withholding taxes related to an award under the 2020 Stock Incentive Plan or the Prior Plan, or (d) shares repurchased on the open market with the proceeds of a Stock Option exercise.

Awards Unfunded. Insofar as it provides for grants, the 2020 Stock Incentive Plan will be unfunded. Although bookkeeping accounts may be established with respect to participants who receive grants under the 2020 Stock Incentive Plan, any such accounts will be used merely as a bookkeeping convenience. The Company is not required to segregate any assets which may at any time be represented by grants, nor will the 2020 Stock Incentive Plan be construed as providing for such segregation, and neither the Company nor the Committee will be deemed to be a trustee of Shares or cash to be awarded under the 2020 Stock Incentive Plan.

Awards Subject to Clawback. Each participant’s rights, payments, and benefits pursuant to any grant will be subject to mandatory repayment by the participant to the Company (i) to the extent set forth in any Grant Agreement, or (ii) to the extent that such participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Committee, including policies adopted to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Discretion. Except as otherwise provided by the 2020 Stock Incentive Plan, each grant may be made alone or in addition or in relation to any other grant. The terms of each grant to a participant need not be identical, and the Committee need not treat participants or grants (or portions thereof) uniformly.

Description of Awards

Stock Options. Options to purchase Common Stock (“Stock Options”) may be granted to participants under the 2020 Stock Incentive Plan. At the time of grant, the Committee shall determine the option exercise period, the option exercise price, vesting requirements, and such other terms, conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate. Unless otherwise provided in a Grant Agreement, a Stock Option granted under the 2020 Stock Incentive Plan will be treated as a “Non-Qualified Stock Option.” The exercise price per Share of a Stock Option will be determined by the Committee and may not be less than the fair market value of HCA’s Common Stock on the date the Stock Option is granted (subject to later adjustment pursuant to the 2020 Stock Incentive Plan). In addition to other restrictions contained in the 2020 Stock Incentive Plan, a Stock Option granted under the 2020 Stock Incentive Plan may not be exercised more than 10 years after the date it is granted. Payment of the Stock Option exercise price will be made (i) in cash, (ii) with the consent of the Committee, in shares of Common Stock (any such Shares valued at fair market value on the date of exercise) having an aggregate fair market value equal to the aggregate exercise price for the shares of Common Stock being purchased and that the participant has held for such period of time, if any, as may be required to attain favorable tax or financial reporting treatment), (iii) through the withholding of shares of Common Stock (any such shares of Common Stock valued at fair market value on the date of exercise) otherwise issuable upon the exercise of the Stock Option in a manner that is compliant with applicable law, (iv) if there is a public market for the shares of Common Stock at such time, to the extent permitted by, and subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell shares of Common Stock obtained upon the exercise of the Stock Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the shares of Common Stock being purchased, or (v) a combination of the foregoing methods, in each such case in accordance with the terms of the 2020 Stock Incentive Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time. Notwithstanding the foregoing, permitted exercise methods may be limited by the terms of the individual Grant Agreement. The Committee may provide in any Grant Agreement for the automatic exercise of a Stock Option upon such terms and conditions as established by the Committee.

Stock Appreciation Rights. “Stock Appreciation Rights” or “SARs” mean the grant of an award described in this paragraph. The Committee may grant Stock Appreciation Rights independent of, or in connection with, the grant of a Stock Option or a portion thereof. Each Stock Appreciation Right will be subject to such other terms as the Committee may determine; however, the base price per Share of a Stock Appreciation Right will in no event be less than the fair market value of a Share on the date the Stock Appreciation Right is granted. Each Stock Appreciation Right granted independent of a Stock Option shall be defined as a right of a 2020 Stock Incentive Plan participant, upon exercise of such Stock Appreciation Right, to receive an amount equal to the product of (i) the excess of (A) the fair market value of one Share on the exercise date, over (B) the base price per Share of such Stock Appreciation Right, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. Payment of the Stock Appreciation Right shall be made in Shares (including Restricted Shares (as defined below)) or in cash, or partly in Shares and partly in cash (any such Shares valued at the fair market value on the date of the payment), all as shall be determined by the Committee. In addition to other restrictions contained in the 2020 Stock Incentive Plan, a Stock Appreciation Right granted under the 2020 Stock Incentive Plan may not be exercised more than 10 years after the date it is granted. A Stock Appreciation Right may be exercised by giving written notice to the Company specifying the whole number of Stock Appreciation Rights which are being exercised and by executing such documents as the Company may reasonably request. The Committee may provide in any Grant Agreement for the automatic exercise of a Stock Appreciation Right upon such terms and conditions as established by the Committee.

Other Stock-Based Awards. The Committee may grant or sell awards of Shares, and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Shares (“Other Stock-Based Awards”). Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee may determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of Performance Objectives. Subject to the provisions of the 2020 Stock Incentive Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares (including Restricted Shares) or a combination of cash and Shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

A “Restricted Share” is an Other Stock-Based Award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Grant Agreement. A participant shall have rights as a stockholder with respect to any Shares subject to a grant of Restricted Shares hereunder only to the extent specified in the 2020 Stock Incentive Plan or the Grant Agreement evidencing such grant. Grants of Restricted Shares made pursuant to the 2020 Stock Incentive Plan need not be identical. Each Grant Agreement evidencing Restricted Shares shall contain provisions regarding (A) the number of Shares subject to such grant or a formula for determining such, (B) the purchase price of the Shares (if any) which may vary from time to time and among participants and which may be below the fair market value of such Shares at the date of grant or issuance, and the means of payment for the Shares, (C) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, which may include continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, (D) restrictions on the transferability of the Shares and (E) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with the 2020 Stock Incentive Plan.

A “Restricted Share Unit” is an Other Stock-Based Award of a right to receive the fair market value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Grant Agreement. A Restricted Share Unit represents an unfunded and unsecured obligation of the Company and does not confer any of the rights of a stockholder (subject to the Committee’s discretion to grant a “Dividend Equivalent Right” as discussed below with respect to a Restricted Share Unit) until Shares are issued thereunder. Settlement of Restricted Share Units upon the expiration of the vesting or any deferral period shall be made in Shares, cash or otherwise as determined by the Committee. Grants of Restricted Share Units made pursuant to the 2020 Stock Incentive Plan need not be identical. Each Grant Agreement evidencing Restricted Share Units shall contain provisions regarding (A) the number of Shares subject to such grant or a formula for determining such, (B) such terms and conditions on the grant, issuance, settlement, vesting and/or forfeiture of the Restricted Share Units as may be determined from time to time by the Committee, which may include continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, (C) restrictions on the transferability of the Restricted Share Units or Shares issued thereunder, and (D) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with the 2020 Stock Incentive Plan.

Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right either alone or in connection with the grant of an Other Stock-Based Award or a Performance-Based Award denominated in Shares. Each Dividend Equivalent Right shall be subject to such terms as the Committee may determine. All Dividend Equivalent Rights which are not paid currently may, at the Committee’s discretion, accrue interest or be reinvested into additional Shares subject to the Grant Agreement. In the case of dividends payable or Dividend Equivalent Rights granted in connection with grants of Other Stock-Based Awards and Performance-Based Awards, such amounts shall be paid to (or settled with) the participant only if and when, and to the extent that, the underlying grant vests. The total number of Shares available for grant under the 2020 Stock Incentive Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance-Based Awards. Unless the payment of a dividend to the Company’s stockholders is an event in which the adjustment provisions of the 2020 Stock Incentive Plan applies (regarding substitutions or adjustments in the event of any Share dividend, Share split, extraordinary distribution, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares, any equity restructuring or other corporate change, or any distribution to stockholders other than regular cash dividends, or any transaction similar to any of the foregoing), no Dividend Equivalent Rights shall be granted with respect to Stock Options or Stock Appreciation Rights.

Director Grants. Subject to the provisions of the 2020 Stock Incentive Plan regarding the maximum awards authorized in a calendar year under the 2020 Stock Incentive Plan to any Non-Employee Director of the Company, HCA Healthcare’s Board of Directors may provide that all or a portion of any member of the Board of Directors’ annual retainer, meeting fees and/or other awards or compensation as determined by the Board of Directors, be payable (either automatically or at the election of such member) in the form of Non-Qualified Stock Options, Stock Appreciation Rights or Other Stock-Based Awards, including Restricted Shares, Restricted Share Units and/or unrestricted Shares. The Board of Directors shall determine the terms and conditions of any such grants, including the terms and conditions which shall apply upon a termination of such Board of Directors member’s service as a member of the Board of Directors, and shall have full power and authority in its discretion to administer such grants, including providing for the elective or non-elective deferral of Shares subject to such grants, under such terms and conditions as it shall determine, subject to the terms of the 2020 Stock Incentive Plan and applicable law.

Performance-Based Awards. The Committee, in its sole discretion, may make grants which are denominated in Shares or cash (which, for avoidance of doubt, may include a grant of Stock Options, Stock Appreciation Rights, Other Stock-Based Awards, or Dividend Equivalent Rights) (such grants, “Performance-Based Awards”), subject to Performance Objectives (as defined below). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares or the cash value of the grant upon the completion of a specified period of service, the occurrence of an event and/or the attainment of Performance Objectives.

“Performance Objectives” means the measurable performance objective or objectives established pursuant to the 2020 Stock Incentive Plan for participants who have received grants of Performance-Based Awards. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable. A non-exhaustive list of the potential Performance Objectives that may be used for awards under the 2020 Stock Incentive Plan includes the following (including ratios or other relationships between one or more, or a combination, of the following examples of Performance Objectives, which may be measured on an absolute basis or relative to peer companies or specific business units of peer companies): gross sales or revenues; net sales or revenues; gross profit; operating expenses; savings; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); adjusted EBITDA; pre-tax income; net income; earnings per share (either basic or diluted); cash flow or net cash flow (as provided by or used in one or more of operating activities, investing activities and financing activities or any combination thereof); working capital; gross or net sales or revenue growth; gross or net sales or revenue growth outside of the United States; gross margins; EBITDA, EBIT, pre-tax or net income margins; leverage ratio; coverage ratio; return on invested capital; return on assets or net assets; return on equity; economic value added; strategic business objectives (including operating efficiency, geographic business expansion goals, partnerships, customer/client satisfaction, talent recruitment and retention, productivity ratios, product quality, sales of new products, employee turnover, supervision of information technology, and acquisitions or strategic transactions); individual performance; market share; stock price (appreciation, fair market value); and total stockholder return.

A participant’s Performance-Based Award shall be determined based on the attainment of Performance Objectives approved by the Committee for a performance period established by the Committee while the outcome for that performance period is substantially uncertain.

The Committee shall determine whether, with respect to a performance period, the applicable Performance Objectives have been met with respect to a given participant. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

Minimum Vesting Period. Notwithstanding any provision of the 2020 Stock Incentive Plan to the contrary, except with respect to a maximum of five percent of the aggregate number of available shares initially reserved for issuance under the 2020 Stock Incentive Plan, subject to adjustment as provided in the 2020 Stock Incentive Plan, no grant payable in Common Stock (other than a substitute award and awards a non-employee director elects to receive at fair market value in lieu of all or a portion of such non-employee director’s cash compensation) may provide for vesting sooner than twelve months from the grant date thereof or may be subject to a performance period that is less than twelve months, as applicable, other than in connection with a Change in Control or, with respect to any participant, in connection with the death or permanent disability of such participant.

Determination of Fair Market Value of Common Stock

The “fair market value” of the Common Stock means, on a per Share basis, on any given date, the closing trading price of the Common Stock on the NYSE, or, if the Shares are not then listed on the NYSE, on any other national securities exchange on which the Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Shares, then the fair market value per Share shall be the fair market value as determined in good faith by the Committee. Notwithstanding the foregoing, for any purposes under the 2020 Stock Incentive Plan, including for 2020 Stock Incentive Plan administrative purposes, the Committee may, in its discretion, apply any other definition of fair market value which is reasonable and consistent with applicable tax, accounting and other rules.

Non-Transferability of Awards

Except as otherwise provided in the 2020 Stock Incentive Plan, or by the Committee at or after grant with respect to a grant other than a Stock Option intended to qualify as an incentive stock option under Section 422 of the Code (an “Incentive Stock Option”), no grant under the 2020 Stock Incentive Plan shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant, except by will or the laws of descent and distribution, except that (i) no transfer of a grant or beneficial interest in a grant for value shall be permitted and (ii) no transfer of a grant by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No benefit under the 2020 Stock Incentive Plan shall, prior to receipt thereof by the participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the participant. Subject to the foregoing, no election as to benefits or exercise of any grant may be made during a participant’s lifetime by anyone other than the participant except by a legal representative appointed for or by the participant. Upon any attempt to so sell, transfer, or assign, pledge, hypothecate, encumber or otherwise dispose of any such grant otherwise than in accordance with the 2020 Stock Incentive Plan, such grant and all rights thereunder shall immediately become null and void.

Resale Restrictions

To the extent, at any given time, the Common Stock described herein is not then registered with the SEC, any resales of Shares received by participants pursuant to the 2020 Stock Incentive Plan would be required to be made in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). Additional restrictions on transfer may be imposed by state, local or foreign securities commissions or regulators, as applicable. To the extent a participant is an “affiliate” of HCA (as defined in the Securities Act), additional restrictions may be imposed on resale, regardless of whether the Common Stock is then registered under the Securities Act, including as provided in Rule 144 under the Securities Act.

Adjustments

In the event of any change in or exchange of, the outstanding Common Stock by reason of a stock dividend, stock split, extraordinary distribution, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares of Common Stock, any equity restructuring (as defined under FASB ASC 718) or other corporate change, or any distribution to stockholders other than regular cash dividends, or any transaction similar to any of the foregoing, the

Committee will in an equitable and proportionate manner as it deems reasonably necessary to address the effect of such event, and in such manner as is consistent with Section 422 (if applicable), and 409A of the Internal Revenue Code of 1986, as amended. and the regulations thereunder, make such substitution or adjustment, if any, (a) as to the number and kind of shares of Common Stock subject to the 2020 Stock Incentive Plan and available for or covered by awards, (b) as to share prices per share of Common Stock related to outstanding awards (including, without limitation, to the exercise price of Stock Options and the base price of SARs), or by providing for an equivalent award in respect of securities of the surviving entity of any merger, consolidation, or other transaction or event having a similar effect, or (c) by providing for a cash payment to the holder of an outstanding award, and make such other revisions to outstanding awards as it deems, in good faith, are equitably required. In addition, for each Stock Option or SAR with an exercise price or base price, as applicable, greater than the consideration offered in connection with any such transaction or event, the Committee may in its discretion elect to cancel such Stock Option or SAR without any payment to the person holding such Stock Option or SAR. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

Change in Control Provisions

Unless otherwise provided in an applicable Grant Agreement or by the Committee at any time, in the event of a Change in Control (as defined below) in which the entity surviving the Change in Control (the “Successor”) assumes or substitutes for a grant, the original terms of such grant shall continue in effect as adjusted pursuant to 2020 Stock Incentive Plan; provided, that any performance provisions of any Performance-Based Awards (for which the applicable performance period has not yet ended) shall be deemed to be fully achieved at target performance levels and such grant shall revert to a solely time-based vesting award for the remainder of the performance period; provided, further, that if the participant’s employment with the Successor is terminated without cause by the Successor, or terminates for good reason by the participant or on account of the participant’s death or permanent disability following such Change in Control, (i) such participant’s Options and SARs outstanding as of the date of such termination will immediately vest, become fully exercisable, and may thereafter be exercised as provided in the applicable Grant Agreement, and (ii) restrictions, limitations and other conditions applicable to such participant’s Other Stock-Based Awards outstanding as of the date of such termination shall lapse and the Shares underlying such grants shall thereupon be fully vested and issued to the participant free of all restrictions, limitations and conditions.

In the event of a Change in Control in which the Successor does not assume or substitute for a grant, upon the effective time of the Change in Control, the 2020 Stock Incentive Plan and all outstanding grants thereunder shall terminate. In such case, except as otherwise provided in an applicable Grant Agreement or by the Committee at any time, all Options and SARs that are not exercisable immediately prior to the effective time of the Change in Control shall become fully exercisable as of the effective time of the Change in Control, all other grants with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Change in Control, and all Performance-Based Awards shall become vested and nonforfeitable in connection with the Change in Control at target performance levels. In the event of such a termination of the 2020 Stock Incentive Plan and the grants thereunder, the Company shall have the option (in its sole discretion) to (i) make or provide for a payment, in cash or in kind, to participants holding Options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the fair market value of a Share in the Change in Control multiplied by the number of Shares subject to outstanding Options and SARs (to the extent then exercisable at prices not in excess of the fair market value of a Share) and (B) the aggregate exercise prices of all such outstanding Stock Options and grant prices of all such outstanding SARs; or (ii) permit each participant, within a specified period of time prior to the consummation of the Change in Control as determined by the Committee, to exercise all outstanding Options and SARs (to the extent then exercisable) held by such participant.

The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the participants holding other grants in an amount equal to the fair market value of a Share in the Change in Control multiplied by the number of vested Shares under such grants.

A “Change in Control” shall mean, except as otherwise provided by the Committee:

(i)

the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group (as each such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than an employee benefit plan (or trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Permitted Holder”);

(ii)

any Person or Group, other than a Permitted Holder, becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

(iii)

a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are beneficially owned subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv)

during any period of 12 months, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors on the Effective Date or whose election or nomination for election was previously so approved, excluding any new directors if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest as described in Rule 14a-12(c) of the Exchange Act with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the Board of Directors then in office;

provided, that in no event shall a Change in Control be defined in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a Change in Control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a Change in Control of the Company).

Amendment and Termination

HCA’s Board of Directors may at any time amend, suspend or terminate the 2020 Stock Incentive Plan except that no such action, other than an action under the adjustment provisions of the 2020

Stock Incentive Plan or as a result of a merger, consolidation or similar event, may be taken without stockholder approval which would increase the aggregate number of shares of Common Stock available for awards under the 2020 Stock Incentive Plan, change the requirements relating to the Committee, extend the term of the 2020 Stock Incentive Plan or otherwise require the approval of the stockholders to the extent such approval is required by or desirable to satisfy the requirements of, in each case, any applicable law, regulation or other rule, including, the listing standards of the securities exchange, which is, at the applicable time, the principal market for shares of Common Stock. However, no amendment, suspension or termination of the 2020 Stock Incentive Plan may disadvantage participants in more than a de minimis way but less than a material way without the consent of a majority of the affected participants and no such action shall materially disadvantage a participant (without their consent) with respect to any outstanding grants, other than as contemplated by the 2020 Stock Incentive Plan or the Grant Agreement.

No Repricing

Notwithstanding anything in the 2020 Stock Incentive Plan to the contrary but subject to the adjustment provisions of the 2020 Stock Incentive Plan in the event of certain corporate transactions described below, without the approval of the stockholders, the Committee will not amend or replace any previously granted Stock Option or SAR in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the NYSE. Further, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Stock Options or SARs or cancel outstanding Stock Options or SARs in exchange for cash, other awards or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs without stockholder approval.

Withholding Taxes

HCA shall have the right to deduct from any payment made under the 2020 Stock Incentive Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of HCA to deliver Shares upon the exercise, vesting or payment of any grant that the participant pays to HCA such amount as may be requested by HCA for the purpose of satisfying any liability for such withholding taxes; provided, however, that the Committee may in its discretion permit a participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to a grant by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such participant pursuant to the grant and/or (b) tendering to the Company Shares owned by such participant (or by such participant and his or her spouse jointly) and purchased or held for the requisite period of time (if any) as may be required to avoid the Company’s or the affiliates’ or subsidiaries’ incurring an adverse accounting charge, based, in each case, on the fair market value of the Shares on the payment or other relevant date as determined by the Committee. In no event will the fair market value of the Shares to be withheld and delivered pursuant to this paragraph exceed the minimum amount required to be withheld, unless (i) (and only to the extent that) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee in a Grant Agreement , and (iii) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Stock Options. All such elections shall be irrevocable, made in writing, signed by the participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Certain U.S. Federal Income Tax Consequences

The following is a brief summary of certain federal income tax aspects of awards under the 2020 Stock Incentive Plan based upon the United States federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend upon his or her particular circumstances and other factors. Participants may also be subject to certain United States, state and local taxes and foreign taxes, which are not described herein. The 2020 Stock Incentive Plan participants are encouraged to consult their own tax advisors with respect to any state tax considerations or particular federal tax implications of awards granted under the 2020 Stock Incentive Plan.

Stock Options. The grant of a Stock Option with an exercise price equal to the fair market value of the Common Stock on the date of grant is not generally a taxable event to the participant or HCA. A participant will not have taxable income upon exercising an Incentive Stock Option (except that the alternative minimum tax may apply). On the exercise of a Non-Qualified Stock Option, a participant will recognize ordinary income to the extent that the fair market value of the fully vested Common Stock acquired pursuant to the exercise of the option, as of the exercise date, is greater than the exercise price of the option. Any income recognized by the participant as a result of the exercise of a Non-Qualified Stock Option will be compensation income and will be subject to income and employment tax withholding at the time the vested Common Stock is acquired.

Sale of Common Stock. The sale or other taxable disposition of Common Stock acquired under the 2020 Stock Incentive Plan will be a taxable event to the participant. In general, the participant selling such Common Stock will recognize gain or loss equal to the difference between the amount realized by such participant upon such sale or disposition and the participant’s adjusted tax basis in such Common Stock. A participant’s adjusted tax basis in Common Stock purchased upon exercise of a Stock Option will generally be the amount paid for such shares plus the amount, if any, of ordinary income recognized on purchase. If a participant sells shares of Common Stock acquired upon exercise of an Incentive Stock Option before the end of two years from the date of grant of a Stock Option and one year from the date of exercise of a Stock Option, a portion of the participant’s gain will be characterized as ordinary income in an amount equal to the difference between (i) the fair market value of the Common Stock at the date of exercise of the Stock Option (or, if less, the amount realized upon the disposition of the Common Stock acquired upon exercise of the Stock Option), and (ii) the exercise price. Any gain or loss over the participant’s basis resulting from a sale or disposition of Common Stock obtained by the participant under the 2020 Stock Incentive Plan, (other than an Incentive Stock Option for which the holding periods described above were not met), generally will be taxed as capital gain or loss if such Common Stock was a capital asset in the hands of the participant and will be taxed as long-term capital gain or loss if at the time of any such sale or disposition the participant has held such Common Stock for more than one year. The time that such participant holds a Stock Option or Stock Appreciation Right prior to its exercise is not taken into account for purposes of determining whether the participant has held such Common Stock for more than one year. In addition, there are limits on the deductibility of capital losses by the participant.

Stock Appreciation Rights. The grant of a Stock Appreciation Right with an exercise price equal to the fair market value of the Common Stock on the date of grant is not generally a taxable event to the participant or HCA. The exercise of a Stock Appreciation Right will result in the participant recognizing ordinary income on the value of the Stock Appreciation Right at the time of exercise. The participant also will recognize capital gain or loss on the subsequent sale of any Common Stock acquired through the exercise of a Stock Appreciation Right award. For this purpose, the participant’s basis in the Common Stock is its fair market value at the time the Stock Appreciation Right is exercised.

Other Stock-Based Awards. A participant who is granted any Other Stock-Based Award that is not subject to any vesting or forfeiture restrictions, will generally recognize, in the year of grant (or, if later, payment in case of restricted stock units and similar awards), ordinary income equal to the fair market value of the cash or other property received. If such Other Stock-Based Award is in the form a restricted stock unit or similar award that does not provide for the delivery of Shares or cash until a vesting condition has been satisfied, the participant would not generally recognize ordinary income until the date the vesting condition is satisfied and the Shares or cash have been made available to the participant. If such Other Stock-Based Award is in the form of property that is subject to restrictions, the participant would not recognize ordinary income until the restrictions lapse, unless the participant makes a Section 83(b) Election (as discussed below). The participant’s basis in the Shares received upon payment or settlement of an Other Stock-Based Award is the amount of ordinary income he or she recognizes, plus the amount, if any, the participant pays for such Shares.

Dividend Equivalent Rights. A participant who is granted Dividend Equivalent Rights either alone or in connection with the grant of a Stock Option, Stock Appreciation Right or certain Other Stock-Based Awards generally will recognize, in the year such Dividend Equivalent Rights are paid in cash, compensation income equal to the amount of the payment; provided, that if the Dividend Equivalent Rights are paid in the form of Common Stock subject to transfer and forfeiture restrictions, the considerations set forth below in “Section 83(b) Considerations” will apply. Dividends paid to a participant on account of Dividend Equivalent Rights granted with respect to Other Stock-Based Awards with respect to which the participant has made a valid Section 83(b) Election may qualify for the reduced tax rates applicable to “qualified dividends” if certain other conditions are met. Participants eligible to make Section 83(b) Elections are urged to consult their personal tax advisors regarding the effects of a Section 83(b) Election.

Performance-Based Awards. Payments made under Performance-Based Awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant. Participants receiving Performance-Based Awards settled in shares of Common Stock will recognize ordinary income equal to the fair market value of the shares of Common Stock received as the performance goals are met and such shares vest, less any amount paid by the participant for the shares, unless the participant makes Section 83(b) Election to be taxed at the time of the grant. A Section 83(b) Election may not be available with respect to certain forms of Performance-Based Awards. The participant will also recognize capital gain or loss on the subsequent sale of any of Common Stock received by a participant in connection with a Performance-Based Award. Unless a participant makes a Section 83(b) Election, his or her basis in the stock is its fair market value at the time the shares become vested and are made available to the participant.

Section 83(b) Considerations. Participants who acquire shares of Common Stock subject to vesting conditions may make a an election under Section 83(b) of the Code (a “Section 83(b) Election”) with respect to such shares of Common Stock within 30 days after the date of acquisition. If Common Stock acquired pursuant to an award (including through the exercise of a Stock Option or the Common Stock settlement of other awards) is subject to vesting and a participant does not make a Section 83(b) Election, such participant would be subject to tax at ordinary income rates on the excess, if any, of the fair market value of the Common Stock, on the date or dates that the Common Stock vests, over the price paid for such Common Stock, if any. In contrast, a participant who makes the Section 83(b) Election will be required to include in income the excess, if any, of the fair market value of the Common Stock at the time such shares were acquired over the price paid for such Common Stock, if any, and would not be subject to United States federal income tax upon the subsequent vesting of the award. Any further appreciation in the fair market value of such Common Stock generally will be taxed as a capital gain, rather than as ordinary income, as discussed more fully above under “Sale of Common Stock.”

A Section 83(b) Election may be disadvantageous, however, if the participant was required to include amounts in income as a result of making the Section 83(b) Election and the Common Stock subsequently decreases in value, inasmuch as any losses recognized on a subsequent disposition of such Common Stock would be capital losses, the deductibility of which is subject to certain limitations. Additionally, if the participant ultimately forfeits the Common Stock, no deduction will be available to such participant with respect to any income inclusion that resulted from the Section 83(b) Election.

A participant who purchases or receives a grant of Common Stock subject to vesting conditions is urged to consult his or her personal tax advisor regarding the effects of a Section 83(b) Election.

HCA Tax Deductions. In general, HCA will be able to deduct the amount of ordinary income a participant recognizes in connection with the exercise of a Stock Option, Stock Appreciation Right or payment of an Other Stock-Based Award or Dividend Equivalent Right. However, HCA’s deduction may be limited by Section 162(m) of the Code, which generally limits the deductibility of compensation paid to any current or prior named executive officer in any one year to $1,000,000 or less (not including certain grandfathered or excluded amounts).

The 2020 Stock Incentive Plan is not intended to be qualified under Section 401(a) of the Code.

Plan Benefits

All awards to employees and outside directors under the 2020 Stock Incentive Plan are made at the discretion of the Committee. Therefore, the future benefits and amounts that will be received or allocated to such individuals under the 2020 Stock Incentive Plan are not determinable at this time. The table below, however, sets forth the value of awards that would have been granted to each of the following persons or groups, in each case, under the 2020 Stock Incentive Plan with respect to the 2019 fiscal year if the 2020 Stock Incentive Plan had been in effect and the Prior Plan had not been in effect, in each case, based on awards made under the Prior Plan. These awards are not necessarily indicative of awards we may grant in the future. As of December 31, 2019, the closing price of our Common Stock was $147.81.

New Plan Benefits Table 2020 Stock Incentive Plan Year Ended December 31, 2019
		Restricted Stock Units		Performance Stock Units
Name and Position	Number of SARs Granted	Number of RSUs Granted	Dollar Value of RSUs (1)	Number of PSUs Granted	Dollar Value of PSUs (1)
Samuel N. Hazen,	146,620	—	—	42,250	$5,912,831
Chief Executive Officer
William B. Rutherford, Executive Vice President and Chief Financial Officer	41,320	—	—	11,990	$1,667,329
Jon M. Foster, President — American Group	29,330	—	—	8,510	$1,183,401
Charles J. Hall, President — National Group	29,330	—	—	8,510	$1,183,401
Jonathan B. Perlin, M.D., President – Clinical Services Group and Chief Medical Officer	18,660	—	—	5,420	$753,705
R. Milton Johnson, Former Chairman and Executive Advisor	—	5,393	$749,951	—	—
Executive Group	429,860	—	—	129,300	$17,957,206
Non-Executive Directors Group	—	14,297	$1,776,948	—	—
Non-Executive Officer Employee Group	919,260	953,400	$132,135,709	666,980	$92,340,694

(1)	The dollar value is based on the closing price of HCA Healthcare’s Common Stock on the NYSE on the respective grant dates.

Vote Required

The proposal to approve the 2020 Stock Incentive Plan will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE 2020 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES OF HCA HEALTHCARE, INC. AND ITS AFFILIATES.

PROPOSAL 5 — APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HCA HEALTHCARE, INC. TO ALLOW CERTAIN STOCKHOLDERS TO REQUEST SPECIAL MEETINGS OF STOCKHOLDERS

We are asking that stockholders approve an amendment to our Amended and Restated Certificate of Incorporation to allow certain stockholders to request special meetings of our stockholders.

Background, Stockholder Engagement and Feedback

As a result of the inclusion in our Amended and Restated Certificate of Incorporation of the provision limiting the ability to call special meetings of stockholders to our Board of Directors, the Chairman of the Board or our Chief Executive Officer, our stockholders do not presently have the right to call special meetings. In addition, our Amended and Restated Certificate of Incorporation currently provides that any action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The Board recognizes that providing stockholders the ability to request that the Company call special meetings or the ability of stockholders to act by written consent is viewed by some stockholders as an important corporate governance practice that can enhance stockholder rights. The Board also believes, however, that (i) special meetings of stockholders and the ability of stockholders to act by written consent could result in our incurring substantial expenses and may be disruptive to our business operations and therefore counter to the best interests of stockholders as a whole and (ii) stockholders should not have both the ability to act by written consent and the ability to call a special meeting due to the disruptive effect on the Company and stockholder confusion that could follow.

We seek out and highly value the perspectives of our stockholders and have a strong record of responsiveness to stockholder concerns. Consistent with our commitment to soliciting and considering feedback from stockholders, in the fourth quarter of 2019, as part of our ongoing engagement efforts, we solicited specific feedback from our stockholders related to Proposal 6 below and whether our stockholders would prefer the right to request special meetings as opposed to the right for stockholders to act by written consent. In response, we believe a majority of the Company’s stockholders with whom we interacted prefer that certain stockholders have the right to request special meetings as contemplated by this Proposal 5.

After careful consideration of the feedback we heard from our stockholders, the Board determined that the adoption of a right of stockholders to call special meetings, and hence the amendment described in this proposal, is appropriate following review of the policies and preferences of certain of our significant stockholders, and is preferable to the right for stockholders to act by written consent as contemplated by the stockholder proposal included in Proposal 6 below. Our Board has concerns regarding the potential abuse of a right to act by written consent contemplated by Proposal 6 below, since such a right could lead to significant actions being approved without giving all stockholders adequate notice and the opportunity to express their views at an open stockholder meeting. Notwithstanding the foregoing, for every special meeting called, we must provide each stockholder with a notice of meeting and proxy materials at significant legal, printing and mailing expenses, as well as incur the other costs normally associated with holding a stockholder meeting. Accordingly, the Board believes that special meetings of stockholders should be extraordinary events that should be held only if a significant minority of stockholders is in agreement that a special meeting is appropriate, and also believes that such extraordinary meetings should not be held in close proximity to an annual meeting or when the matters to be addressed have been recently considered or are planned to be considered at another meeting.

Highlights of the Certificate of Amendment

Accordingly, the Board of Directors has reviewed a number of factors and concluded that establishing an ownership threshold of, and economic interest in, at least 15% of the total voting power of the outstanding shares of our common stock for stockholders to request a special meeting, together with certain procedural requirements as described further below, strikes an appropriate balance between enhancing the rights of stockholders and protecting against the risk that a small minority of stockholders will pursue special interests that are not in the best interests of our stockholders as a whole. The Board determined to utilize a 15% ownership threshold to promote the ability of the Company’s stockholders to participate in the governance of the Company, even though a greater ownership standard is the most prevalent standard among the Company’s peer companies and certain of the Company’s institutional stockholders have in the past expressed support for an even greater ownership threshold for stockholders to be able to request a special meeting of the stockholders.

In order to implement the right for stockholders to call special meetings, the Board has adopted bylaw amendments, the effectiveness of which is conditioned on stockholders’ approval of the amendment to our Amended and Restated Certificate of Incorporation described in this proposal, that would provide stockholders the right to call special meetings of stockholders, with the terms and limitations further described below under “—Terms of Pending Bylaw Amendments Allowing Stockholders to Call Special Meetings.” The informational and procedural requirements set forth in the proposed bylaw amendments are intended to minimize the risk of potential abuse, cost and distraction that could result from multiple stockholder meetings being held in a short time period, or from multiple meetings being held to consider matters that have been substantially addressed in the recent past, that are slated to be substantially addressed in the near future or that are not properly within the scope of matters that may be acted on by stockholders. Regardless of whether this proposal is approved, the Board of Directors, the Chairman of the Board and the Chief Executive Officer will continue to have the ability to call special meetings of stockholders when, in the exercise of their fiduciary obligations, they determine appropriate.

Approval of Proposal 5 will result in stockholders having the right to call special meetings of stockholders promptly after the annual meeting.

The Company has been notified that a stockholder proponent intends to present Proposal 6 at the annual meeting, which is an advisory and non-binding stockholder proposal that relates to stockholder action by written consent. For the reasons set forth above, as well as below, in our statement in opposition to Proposal 6, the Board believes that the ability of stockholders to call a special meeting offers stockholders a formal and more equitable opportunity, including notice and disclosure to all stockholders, to conduct business rather than enabling a limited group of stockholders to act by written consent. The Company notes that Proposal 5 is a binding amendment to our Amended and Restated Certificate of Incorporation and requires a majority vote of all of our stockholders. In contrast, approval of Proposal 6 is advisory and non-binding on the Board and only requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

The description above of the proposed amendment to our Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to and should be read in conjunction with the full text of our Amended and Restated Certificate of Incorporation, as amended by the proposed Certificate of Amendment attached to this proxy statement as Appendix B. Furthermore, the description above of the pending amendments to our bylaws to implement the right of stockholders to call special meetings is qualified by reference to and should be read in conjunction with the more detailed description below of the bylaw amendments, which will only become effective if this proposal is approved.

Vote Required

The proposal to approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to allow certain stockholders to request special meetings of stockholders will be approved if it receives affirmative votes from the holders of at least a majority of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors. If such approval is obtained, the amendments to the Company’s bylaws further described below under “— Terms of Pending Bylaw Amendments Allowing Stockholders to Call Special Meetings,” which have been conditionally adopted by our Board, would become immediately effective, and we would file promptly with the Secretary of State of the State of Delaware the amendment to our Certificate of Incorporation following the 2020 annual meeting. If such approval is not obtained, our Certificate of Incorporation and our Bylaws will not be amended.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HCA HEALTHCARE, INC. TO ALLOW CERTAIN STOCKHOLDERS TO REQUEST SPECIAL MEETINGS OF STOCKHOLDERS.

Terms of Pending Bylaw Amendments Allowing Stockholders to Call Special Meetings

If the amendment to our Amended and Restated Certificate of Incorporation described in this Proposal 5 is approved by stockholders, bylaw amendments conditionally adopted by our Board would become effective, and will provide that we will be required to call a special meeting of stockholders upon the written request of one or more holders who have owned shares representing at least 15% of the outstanding shares of our common stock for at least one year. The bylaw amendments utilize a “net long” definition of stock ownership for purposes of determining whether stockholders requesting a special meeting satisfy the 15% ownership threshold. Under the “net long” definition, a person will be deemed to “own” only those shares of outstanding common stock as to which the person possesses (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares. The “net long” definition excludes ownership of derivative securities, as detailed further in the bylaw amendments.

The bylaw amendments further provide that to be in proper form to call a special meeting of stockholders, the stockholder request(s) for a special meeting must include certain information, including a statement of the purposes of the meeting, as well as an acknowledgement that any sales of shares by the requesting stockholder(s) will be deemed a revocation of the special meeting request in respect of the shares disposed of, and that such shares will no longer be counted for purposes of determining whether the 15% ownership threshold requirement has been satisfied. The requesting stockholder(s) will also be required to update the information provided in the request to ensure that it is true and correct as of the record date for notice of the special meeting, and as of 15 days prior to such special meeting.

The bylaw amendments also excuse us from calling a stockholder-requested special meeting if we receive the request(s) for the meeting during the period beginning 90 days prior to the first anniversary date of the preceding annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting, or if a substantially similar item was presented at any meeting of stockholders held within 90 days prior to our receipt of the special meeting request(s) or is included in our notice of a stockholder meeting that has been or will be called and will be held within 90 days after receipt of the stockholder request(s) for the special meeting. The bylaw amendments also excuse us from calling a stockholder-requested special meeting if the proposed special meeting relates to an item of business that is not a matter on which stockholders are authorized to act under, or that involves a violation of, applicable law.

If the conditions of the bylaw amendments are satisfied, we would be required to hold a stockholder-requested special meeting within 90 days after receipt of proper stockholder request(s) for the meeting, unless the proposed item(s) of business are presented at another meeting as described above. Business transacted at the meeting would be limited to the purpose(s) stated in the stockholder request(s) for a special meeting, and any other matters submitted to the meeting by our Board.

In the event the amendment to our Amended and Restated Certificate of Incorporation described in this Proposal 5 is approved, these bylaw amendments would become effective without any further action by the Board or the stockholders. In that case, we will file the Amended and Restated Bylaws, as amended to include these provisions, as an exhibit to the Current Report on Form 8-K filed to report the results of the annual meeting.

PROPOSAL 6 — STOCKHOLDER PROPOSAL: ADOPT A NEW SHAREHOLDER RIGHT – WRITTEN CONSENT

We have been notified that John Chevedden (2215 Nelson Ave., No. 205, Redondo Beach, CA 90278), the beneficial owner of no less than 50 shares of our common stock, intends to present the following advisory and non-binding proposal at the annual meeting:

Shareholders request that our board of directors take the steps necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 large companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. (CI) in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.

The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting. This also seems to be the conclusion of the Intel Corporation (INTC) shareholder vote at the 2019 Intel annual meeting.

The directors at Intel apparently thought they could divert shareholder attention away from written consent by making it easier for shareholders to call a special meeting. However Intel shareholders responded with greater support for written consent in 2019 compared to 2018.

Written consent also won 45%-support at the Bank of New York Mellon Corporation (BK) in 2018. In response to the 45%-vote BK adopted written consent in 2019. BK did not insist that its shareholders chose between a right to call a special meeting and a right to act by written consent.

An example of the duplicity that companies can have on this topic is that the 2019 Bank of America (BAC) proxy said that shareholders who want to act between annual meetings (and who lack the deep pockets of BAC) should be forced to depend upon input from all shareholders by being restricted to calling for a special meeting. Meanwhile, BAC (with its unlimited deep pockets) hyped that BAC concentrates on input from 250 BAC investors.

Written consent won 44%-support at Capital One Financial Corporation (COF) in 2018 and this increased to 56% support in 2019. Written consent won 47%-support at United Rentals, Inc. (URI) in 2018 and this increased to 51%-support in 2019. Written consent won 43%-support at Flowserve Corporation (FLS) in 2018 and increased to 51%-support in 2019.

Please vote yes:

Adopt a New Shareholder Right – Written Consent – Proposal 6

THE STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO PROPOSAL 6

We have reviewed Proposal 6 and, for the following reasons, have determined that approval of it would not be in the best interests of the Company and the stockholders.

The right of stockholders to act by written consent is not democratic and may be abused.

The Board of Directors values both transparency and the democratic nature of stockholder meetings and believes that allowing stockholders to act by written consent could lead to significant actions being unilaterally approved without giving all stockholders adequate notice thereof and the opportunity to express their views thereon. In a meeting of stockholders (including a special meeting of stockholders called by holders of 15% or more of our shares), voting occurs on a specified date that is publicly announced well in advance of the meeting. All interested parties have an opportunity to express their views and solicit proxies from stockholders. By contrast, action by written consent does not require notice to all stockholders about a proposed action, nor does it permit differing views on a particular action or issue to be fully aired and debated. The Board does not believe that it is appropriate for some stockholders to take action affecting all stockholders without first informing all stockholders of the proposed action and allowing all stockholders to voice their views and vote on the proposed action. Further, stockholder action by written consent could facilitate and embolden the agenda of one or more activist investors, who may be interested in acting other than in the best interests of all stockholders.

Additionally, a written consent process could lead to various groups of stockholders soliciting written consents at the same time, on a nearly continuous basis as different stockholder groups select their own special interest cause. These solicitations may be duplicative or conflicting. Addressing these solicitations could impose significant administrative and financial burdens on the Company with no corresponding benefit to stockholders.

The 15% threshold to call a special meeting of stockholders contemplated by Proposal 5 above provides safeguards against the exertion of undue influence by individual stockholders in pursuit of special interests that may be inconsistent with our stockholders’ long-term best interests. The Board believes this approach strikes the right balance between the rights of stockholders to have a voice in how the Company is governed, on the one hand, and protecting against abusive actions that may disrupt the effective management of the Company and be detrimental to stockholder interests, on the other.

The majority of stockholders with whom the Company spoke would rather have the right to call special meetings than to act by written consent.

In the fourth quarter of 2019, consistent with the Board’s commitment to stockholder engagement, we solicited feedback from certain of the Company’s largest stockholders regarding whether they would prefer the right to request special meetings or to act by written consent. In response, we believe a majority of the Company’s stockholders with whom we interacted would prefer that certain stockholders have the right to call special meetings as contemplated by Proposal 5 above.

Action by written consent could undermine the ability of the Board of Directors to obtain the highest value for stockholders in connection with a change in control of the Company.

By prohibiting stockholders from acting by written consent, would-be acquirers of the Company must negotiate with the Board, who is best suited to diligently and thoroughly evaluate takeover offers and to protect stockholders from abusive tactics, and to reach terms that are fair and in the best interests of all stockholders, not just those who would otherwise stand to benefit from such an acquisition. Discourse between a suitor and the Board also gives the Board an opportunity to seek higher-value alternatives that may be more attractive and beneficial to all stockholders, including the members of the Board and certain Company’s officers, who are required to own significant stakes in the Company. Further, stockholders could act by written consent to replace members of the Board, effectively assuming control of the Company without having to pay a premium to the stockholders from whom control was seized.

The Company’s existing corporate governance practices empower stockholders and promote accountability.

The Board of Directors remains committed to employing robust corporate governance practices, which it has enhanced over the years, such that:

•	members of the Board are elected annually by stockholders and stockholders can remove directors with or without cause;

•	there are no supermajority voting requirements in our Amended and Restated Certificate of Incorporation or Second Amended and Restated Bylaws;

•	stockholders may submit proposals to be included within our proxy statements and presented at stockholder meetings;

•	we do not have a stockholder rights plan;

•	there is a plan in place regarding the orderly succession of directors; and

•	the Board regularly engages with and solicits feedback from stockholders about issues that may be important to them.

In light of the Company’s existing corporate governance practices and the Board’s continual work to improve and modernize them, the Board believes that taking action in response to Proposal 6 is unnecessary and would be inefficient and confusing. Further, the Board believes that taking action in response to Proposal 6 would allow stockholders to advance agendas that may not be in the best interests of all stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 6 REQUESTING THE BOARD OF DIRECTORS TO TAKE STEPS TO PERMIT STOCKHOLDERS TO ACT BY WRITTEN CONSENT AND “FOR” PROPOSAL 5.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the Board of Directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The Proxy Card contains discretionary authority for them to do so.

EXECUTIVE COMPENSATION

COMPENSATION RISK ASSESSMENT

In consultation with the Compensation Committee (the “Committee”) of the Board of Directors, members of Human Resources, Financial Reporting, Legal, Enterprise Risk Management and Internal Audit conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk-taking by our employees, including our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Committee, and the Committee agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk-taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers.  The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2019 were:

•	Samuel N. Hazen, Chief Executive Officer;

•	William B. Rutherford, Executive Vice President and Chief Financial Officer;

•	Jon M. Foster, President — American Group;

•	Charles J. Hall, President — National Group;

•	Jonathan B. Perlin, M.D., President — Clinical Services Group and Chief Medical Officer; and

•	R. Milton Johnson, Former Chairman and Executive Advisor.

Mr. Johnson retired from the role of Chairman on April 26, 2019 and the role of Executive Advisor on December 31, 2019.

Compensation Philosophy and Objectives.  In order to achieve our mission and business objectives, our compensation programs are directed toward attracting, retaining and rewarding a qualified and diverse workforce. We seek to pay all of our employees fairly, balancing a variety of internal and external factors aligned to our Company culture and values.

The core philosophy of our executive compensation program is to support the Company’s primary objective of providing the highest quality health care to our patients, while making a positive impact on the communities in which we operate and enhancing the long-term value of the Company to our stockholders. Specifically, the Committee believes that an effective executive compensation program (for all executives, including named executive officers):

•	Reinforces the Company’s values and strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long-term retention of the highest quality employees.

The Committee is committed to a strong, positive link between our business objectives and performance and our executive compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer for executives other than himself. This flexibility is important to ensure our compensation programs are competitive and our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

2019 Performance Highlights

Financial and Stockholder Return:

•	Primarily as a result of the combined impact of equivalent admission growth of 6.6% and a 3.2% increase in revenue per equivalent admission, our revenues increased 10.0%.

•	We generated strong cash flows from operating activities totaling $7.6 billion.

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The price of our common stock increased from $124.45 per share on December 31, 2018 to $147.81 per share on December 31, 2019, resulting in an annual stockholder return for 2019 (excluding dividends) of 18.8%.

Quality and Patient Care:

•	81% of HCA Healthcare affiliated U.S. hospitals received a Fall 2019 Hospital Safety Grade of “A” or “B” from The Leapfrog Group, as compared to 57% of non-HCA U.S. hospitals.

•	The Company’s performance scores on the Centers for Medicare & Medicaid Services (“CMS”) inpatient and outpatient core measures continued to exceed the CMS national averages.

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Using data, technology and evidence-based clinical protocols, HCA Healthcare’s U.S. facilities achieved a median door-to-needle time for stroke care of 41 minutes, which is 30% faster than the national stroke treatment goal.

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HCA Healthcare was recognized as the 2019 Red Hat Innovator of the Year for its work with SPOT (Sepsis Prediction & Optimization of Therapy), a predictive algorithm and workflow that detects sepsis earlier, and more accurately, than clinicians.

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We deployed a comprehensive Care Experience strategy in the fall 2019 to augment our year-over-year improvement in CMS Hospital Consumer Assessment of Healthcare Providers and Systems (“HCAHPS”) patient satisfaction scores, and to further align our colleagues and activities around positive care experiences.

Impact of Performance on 2019 Compensation.  Our compensation philosophy, which is described in more detail herein, is centered around creating a strong link between the performance of business objectives and the value of compensation. The compensation of our named executive officers in 2019 was directly impacted by our financial performance, quality objectives, and stockholder return as detailed below.

Performance Objective	Link to 2019 Compensation[1]

Financial	80% of 2019 annual Senior Officer Performance Excellence Program (“PEP”) incentive awards were based on achieving a targeted level of EBITDA. Vesting for performance share units granted in 2019 are based on achievement of a cumulative earnings per share (“EPS”) goal for fiscal years 2019 – 2021.

Quality/Patient Care	20% of 2019 annual PEP incentive awards were based on Company performance against industry patient care and quality benchmarks.

Stockholder Return	50% of target annual equity award value granted in 2019 were in the form of stock appreciation rights designed to reward executives for future growth in stockholder value.

[1]	Pursuant to his employment agreement, Mr. Johnson was granted restricted stock units rather than stock appreciation rights or performance share units.

The Company had strong financial and quality performance for 2019, and our results generally exceeded the targets for EBITDA and quality-based metrics established for the year, which were designed to drive a strong pay-for-performance culture. In addition, the Company’s cumulative financial performance for fiscal years 2017 – 2019 exceeded the EPS-based target established for the three-year period, which was designed to reward long-term Company performance. As a result, annual incentive payouts for the named executive officers under the 2019 PEP were paid at 129.12% to 174.67% of target. Participants also earned 117.86% of the performance share units granted in 2017, which were tied to 2017 – 2019 cumulative EPS performance.

2019 “Say-on-Pay” Advisory Vote.  The Company provided stockholders a “say-on-pay” advisory vote on its executive compensation in 2019, as required under the Dodd-Frank Act. At our 2019 annual meeting of stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 92% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. The Committee evaluated the results of the 2019 advisory vote and considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis. While each of these factors influenced the Committee’s decisions regarding our named executive officers’ compensation, in light of the substantial support expressed by our stockholders for our compensation program, the Committee did not make any changes to our executive compensation program and policies as a direct result of the 2019 “say-on-pay” advisory vote.

Stockholder Engagement.  The Company engages with stockholders and solicits feedback on a regular basis with respect to a broad range of topics, including performance, strategy, corporate governance and executive compensation related matters.

Key Compensation Practices and Policies

The Company has adopted the following key programs, policies and practices to respond to evolving good governance practices in executive compensation and enhance the alignment of our executive compensation programs and stockholder interests:

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Restrictions on Hedging and Pledging Transactions:  Executive officers, directors and other Company insiders are restricted from (i) engaging in hedging transactions designed to reduce or limit economic risk with respect to such individual’s interest in Company securities and (ii) pledging Company securities as collateral for margin or other loans.

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Performance-Based Long-Term Incentive Programs:  Since 2015, the Company has granted performance share unit (“PSU”) awards which vest based on achievement of a three-year cumulative EPS goal, in addition to time-based stock settled stock appreciation right (“SAR”) awards.

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Policies that Discourage Short-Term Risk Taking:  Annual incentive payouts under the PEP are subject to clawback if there are any financial restatements or inaccuracies later found in program metrics. Executive officers, directors and other Company insiders are also restricted from engaging in transactions in which such individuals may profit from short-term speculative swings in the value of Company securities.

•	Double-Trigger Change in Control Provisions: All SAR and PSU awards are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios.

•	No Tax Gross-Ups on Perquisites: The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income.

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No Excise Tax Gross-Ups on Change in Control Payments:   The Company does not provide for any excise tax gross-up on benefits received in connection with a change in control of the Company for our executive officers.

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Share Ownership Guidelines:  The Company’s share ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries within five years of appointment to their position.

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Policies that Reinforce the Company’s Mission and Values:  Annual incentive payouts under the PEP are subject to a certification by the CEO that the participant has acted in accordance with the Company’s stated mission and values, the Code of Conduct and other regulatory requirements. Further, all employees are required to complete annual Code of Conduct training to continue to receive their salary and benefits.

Overview of Executive Compensation Programs.  The Committee is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of Meg G. Crofton, Charles O. Holliday, Jr. (Chair) and Geoffrey G. Meyers. Responsibilities of the Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;

•	Evaluation process and compensation arrangements for executive management;

•	Design and administration of the annual Senior Officer PEP;

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);

•	Management succession planning; and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and assessment, and the Chief Executive Officer performance assessment.

The Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. The Committee has retained Semler Brossy as its external advisor. The Committee considers advice and analysis presented by Semler Brossy in making decisions on compensation plan designs and compensation decisions for the executive officers and directors. As required under the NYSE listing rules, the Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including, but not limited to, those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Committee is not aware of any conflict of interest that has been raised in connection with work performed by Semler Brossy.

Elements of Compensation

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. The following table summarizes the elements of our total compensation program for the named executive officers and provides the reasons these elements are included in the program:

Category of Compensation	Elements of Compensation	Why We Provide

Cash Compensation	Salary Annual Incentive (Performance Excellence Program)	• Attract, retain, and motivate key executive talent • Provide income security • Motivate and reward annual financial, operations and quality performance results

Long-Term Incentives	Equity Grants	• Attract, retain, and motivate key executive talent • Align interests of executives and stockholders • Motivate and reward long-term financial performance • Encourage executive stock ownership

Benefits	Retirement Benefits Personal Benefits Severance & Change in Control Benefits	• Attract and retain key executive talent • Enhance executive productivity • Provide opportunity for financial security in retirement

Consistent with the Committee’s commitment to a strong, positive link between our business objectives, our performance and our executive compensation practices, we have placed a significant emphasis on pay “at risk,” based on the achievement of financial performance, quality patient care and the performance of our stock. The following charts illustrate that 92% of our Chief Executive Officer’s total direct compensation and 82% of the other named executive officers’ (excluding Mr. Johnson) average total direct compensation for 2019 was performance-based pay, with a significant emphasis on long-term performance and stockholder value creation. For the purposes of these charts, total direct compensation includes salary, actual annual incentive payouts, and the grant date fair value of our annual equity grants made in 2019, as reported in the 2019 Summary Compensation Table (and excludes benefits and other compensation).

*	Excludes Mr. Johnson whose compensation was established in his Amended and Restated Employment Agreement, effective December 31, 2018, in contemplation of his retirement.

Peer Group Market Data.  Our Human Resources team, in collaboration with Semler Brossy, collects and presents to the Committee compensation data from similarly-sized general industry companies, to the extent that comparable position matches and components of pay are available. The following nationally recognized survey sources were utilized in anticipation of establishing 2019 executive compensation:

Survey	Revenue Scope
Willis Towers Watson Executive Compensation Database	Greater than $20B
Hewitt Total Compensation Measurement	Greater than $25B

These particular revenue scopes were selected because they were the closest approximations to HCA Healthcare’s revenue size. Each survey that provided an appropriate position match and sufficient sample size was utilized in the analysis.

Compensation data for top executive positions was also collected and reviewed for large public health care companies by Semler Brossy. These companies included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supply and related industries. This peer group’s 2018 revenues ranged from $10.8 billion to $207.6 billion, with median revenues of $42.6 billion, which is comparable to our size. The companies in this analysis included:

• Abbott Laboratories • Aetna Inc. • AmerisourceBergen Corp. • Amgen Inc. • Anthem, Inc. • Baxter International Inc. • Bristol-Myers Squibb Company	• Cardinal Health, Inc. • Centene Corp. • CIGNA Corp. • Community Health Systems, Inc. • Eli Lilly and Company • Express Scripts, Inc. • Humana Inc.	• Johnson & Johnson • Medtronic Inc. • Merck & Co., Inc. • Pfizer Inc. • Tenet Healthcare Corporation • Thermo Fisher Scientific Inc. • UnitedHealth Group Incorporated

In 2019, Aetna Inc. and Express Scripts, Inc. were removed from the peer group as they were acquired in 2018. Baxter International Inc. was also removed in 2019 due to its relatively small size and revenue of $10.8 billion, in comparison to HCA Healthcare, Inc.

Data for top executive positions was also collected from two other health care providers within our industry, LifePoint Hospitals, Inc., and Universal Health Services, Inc. Due to their size, LifePoint Hospitals, Inc. and Universal Health Services, Inc. are used only to obtain a general understanding of current industry compensation levels and practices. The 2018 average revenue of these two organizations was $8.4 billion. In 2019, LifePoint Hospitals, Inc. was removed from this group as they were acquired in 2018.

Consistent with our compensation philosophy, the Committee considers the market findings as only one input in developing our executive compensation programs, and will also consider, among other factors (typically not reflected in these data sources): the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer (for executives other than himself) and the independent compensation consultant, the executive’s experience and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. These factors are considered on a case-by-case basis for each executive without any specific weighting or formula.

Elements of Compensation – Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. We do not adjust salaries for all executive officers on an annual basis, but rather make changes based on changes in responsibilities, market pay practices, internal equity and other factors as discussed above on a case-by-case basis.

Named Executive Officer	2018 Salary	2019 Salary[1]	Comments

Samuel N. Hazen	$1,122,000	$1,425,000	Adjusted in connection with appointment to the role of CEO

William B. Rutherford	$848,640	$882,586	Adjusted based on individual performance

Jon M. Foster	$848,640	$865,613	Adjusted based on individual performance

Charles J. Hall	$848,640	$865,613	Adjusted based on individual performance

Jonathan B. Perlin, M.D.	$832,320	$848,966	Adjusted based on individual performance

R. Milton Johnson	$1,500,000	$1,500,000	No change to salary in 2019

[1]	Effective January 1, 2019 for Messrs. Hazen and Mr. Johnson. Effective February 1, 2019 for Messrs. Rutherford, Foster and Hall and Dr. Perlin.

In recognition of their individual performance and a review of internal and external pay equity, the salaries of Messrs. Hazen, Rutherford, Foster and Hall and Dr. Perlin were increased by 2% to $1,453,500, $900,238, $882,925, $882,925 and $865,945, respectively, effective February 1, 2020.

Elements of Compensation – Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial and quality performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, the Company’s 2019 Senior Officer Performance Excellence Program (the “2019 PEP”) was approved by the Committee to cover annual incentive awards for 2019. Each named executive officer in the 2019 PEP was assigned a 2019 annual award target expressed as a percentage of salary ranging from 50% to 170%. Incentive opportunity targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals and be competitive with market practices.

Named Executive Officer	2018 PEP Target (as a % of Base Salary)	2019 PEP Target (as a % of Base Salary)	Comments

Samuel N. Hazen	140%	170%	Adjusted in connection with appointment to the role of CEO

William B. Rutherford	125%	125%	No change to PEP target in 2019

Jon M. Foster	85%	100%	Adjusted based on individual performance, market practices and internal pay equity

Charles J. Hall	85%	100%	Adjusted based on individual performance, market practices and internal pay equity

Jonathan B. Perlin	75%	85%	Adjusted based on individual performance, market practices and internal pay equity

R. Milton Johnson	170%	50%	Adjusted in Amended and Restated Employment Agreement in connection with retirement

Actual awards under the 2019 PEP are generally determined using the following steps:

1. The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.

2. The actual award amount is determined based upon Company performance on financial and quality performance measures. In 2019, 80% of the PEP award for all named executive officers was based upon one financial performance measure, EBITDA, as defined in the 2019 PEP, and 20% of the PEP award was based upon the Company’s quality and patient experience performance, with a focus on CMS core measures, hospital acquired infections, and inpatient and emergency room patient experience performance against industry benchmarks. For hospital group presidents (Messrs. Foster and Hall), 50% of the EBITDA portion of their 2019 PEP was based on Company EBITDA performance and 50% was based on the applicable group EBITDA performance.

PEP – EBITDA Measure (80% of 2019 PEP)

The 2019 PEP was designed to provide 100% of the EBITDA weighted portion of the target award for target EBITDA performance, 25% of the EBITDA weighted portion of the target award for threshold level of EBITDA performance, and a maximum of 200% of the EBITDA weighted portion of the target award for maximum EBITDA performance, with no payments made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice.

EBITDA is defined in the 2019 PEP as earnings before interest, income taxes, depreciation, amortization, net income attributable to noncontrolling interests, gains or losses on sales of facilities, gains or losses on extinguishment of debt, legal claim costs (benefit), asset or investment impairment charges, restructuring charges, any expenses for share-based compensation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, and any other gains or charges resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the fiscal year, as determined in good faith by the Board of Directors or the Committee in consultation with the Chief Executive Officer.

Our 2019 threshold EBITDA performance level was set at 4% below the target goal and the maximum performance goal was set at 4% above the target goal to reflect potential performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

PEP – Quality Measures (20% of 2019 PEP)

The quality weighted portion of the 2019 PEP was based on the Company’s performance on each of the following three quality and patient experience metrics as measured against industry benchmarks:

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Healthcare-Associated Infections: Central Line-Associated Blood Stream Infection (CLABSI), Catheter-Associated Urinary Tract Infection (CAUTI), Surgical Site Infections (SSI), Methicillin Resistant Staphylococcus Aureus (MRSA) and Clostridium difficile (C. diff), in the entire patient population, as defined by the Centers for Disease Control and Prevention’s National Healthcare Safety Network (CDC – NHSN).

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Core Measures: Measured as a composite of the inpatient core measures for Sepsis Bundle (SEP-1) and Early Elective Delivery (PC-01) as developed by The Joint Commission and CMS and set forth in the Specifications Manual for National Hospital Inpatient Quality Measures.

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Patient Experience: For inpatients, measured by the CMS HCAHPS overall rating top box score (defined as response of nine or ten on the CMS HCAHPS survey). For emergency room patients, measured by the Press Ganey Emergency Room overall rating top box score (defined as response of Very Good on the Patient Experience Emergency Room survey).

The 2019 PEP was designed to provide 100% of the quality weighted portion of the target award applicable to each quality of care metric for performance at or above the target level of performance for such metric and 0% of the quality weighted portion of the target award applicable to each quality of care metric for performance at or below the threshold level of performance for such metric; provided, that, (i) if the Company exceeded the target level of EBITDA adopted by the Committee with respect to the EBITDA weighted portion of the 2019 PEP, the quality weighted portion of the target award would be multiplied by the EBITDA payout percentage and (ii) in the event the Company’s actual EBITDA was less than 90% of such target level of EBITDA, there would be no payment with respect to the quality weighted portion of the 2019 PEP. The Committee set challenging performance targets for the 2019 PEP quality metrics to encourage continuous improvement.

PEP – 2019 Performance and Payout

Upon review of the Company’s 2019 financial performance, the Committee determined that Company EBITDA performance for the fiscal year ended December 31, 2019 for purposes of the 2019 PEP was 103.42% of target performance levels as set by the Committee, as adjusted, resulting in a 185.62% of target payout for the Company EBITDA portion of the 2019 PEP. The EBITDA performance of the National Group was 105.82% of the performance target, as adjusted, resulting in a 200.00% of target payout for the National Group for the group-based EBITDA portion of 2019 PEP. The EBITDA performance of the American Group was 99.26% of the performance target, as adjusted, resulting in a 86.14% of target payout for the American Group for the group-based EBITDA portion of 2019 PEP.

In 2019, EBITDA targets and performance for purposes of the 2019 PEP were adjusted to exclude unbudgeted acquisitions and dispositions. The Committee also adjusted 2019 EBITDA performance for purposes of the 2019 PEP to exclude the impact on the Company’s EBITDA performance resulting from an insurance recovery during 2019 related to Hurricane Irma business interruption losses incurred during 2017. This was consistent with the Committee’s view that in general, management’s performance for such purposes should be measured against operational results, subject to adjustment in appropriate circumstances for unusual or extraordinary events or performance and the terms of the 2019 PEP which permit adjustment for significant, unusual and/or nonrecurring events that are described in management’s discussion and analysis of financial condition and results of operations in the Company’s annual report for the fiscal year. For purposes of the 2019 PEP, the adjustment for the insurance recovery related to Hurricane Irma business interruption losses decreased 2019 Company EBITDA performance by approximately $8 million.

	2019 EBITDA Target, as adjusted	2019 EBITDA, as adjusted	2019 EBITDA, as adjusted (as a % of Target)	EBITDA Portion of 2019 PEP Payout (as a % of PEP Target)

Company	$9.851 billion	$10.188 billion	103.42%	185.62%

National Group	$5.388 billion	$5.701 billion	105.82%	200.00%

American Group	$4.940 billion	$4.904 billion	99.26%	86.14%

These EBITDA targets should not be considered as management’s predictions of future performance or other guidance and investors should not apply these in any other context.

Upon review of the Company’s 2019 quality measures performance, the Committee determined that Company quality measures for Healthcare-Associated Infections for the fiscal year ended December 31, 2019 exceeded the target level for the CAUTI and C. diff measures and was above the threshold level but below the target level for the CLABSI, SSI and MRSA measures. In addition, the Committee determined that the Company quality measures for Core Measures performance for the fiscal year ended December 31, 2019 was above the threshold level but below the target level for the SEP-1 and PC-01 measures. The HCAHPS Overall Rating for inpatient experience was above the threshold level but below the target level and the Press Ganey Emergency Room Patient Overall Rating for emergency room patients exceeded the target level for Patient Experience measures. Based upon these results, the Company’s quality weighted portion of the 2019 PEP resulted in a 102.10% of target payout. The Company’s performance on the quality measures was determined based upon the most current data available to the Committee from applicable sources at the time of 2019 PEP certification. In the event the Company acquires or opens new facilities during the measurement period, the newly opened or acquired facilities are excluded for purposes of calculating the Company’s performance on the quality weighted measures.

Category	Quality Measure	Weight	Threshold Performance Level	Target Performance Level	Actual Performance	% Payout	Payout % with EBITDA Multiplier	Contribution to Quality Weighted Portion of PEP Payout after Application of EBITDA Multiplier (as a % of PEP Target)

Healthcare- Associated Infections [1]	CLABSI	7.00%	37%	47%	41.46%	44.60%	44.60%	3.12%
	CAUTI	7.00%	38%	48%	52.34%	100.00%	185.62%	12.99%
	SSI	7.00%	55%	65%	60.77%	57.70%	57.70%	4.04%
	MRSA	7.00%	35%	45%	43.52%	85.20%	85.20%	5.96%
	C. diff[1]	7.00%	50%	60%	72.73%	100.00%	185.62%	12.99%

Core Measures[2]	SEP-1	10.00%	64%	74%	70.72%	67.20%	67.20%	6.72%
	PC-01	10.00%	98%	99%	98.65%	65.00%	65.00%	6.50%

Patient Experience [3]	Inpatient (HCAHPS)	33.75%	50%	65%	62.84%	85.60%	85.60%	28.89%
	ER (Press Ganey)	11.25%	50%	65%	77.70%	100.00%	185.62%	20.88%

			Quality Weighted Portion of 2019 PEP Payout					102.10%

[1]	% of HCA Healthcare Hospitals meeting or exceeding 50th percentile of performance nationally.
[2]	HCA Weighted Average Absolute Performance.
[3]	% of HCA Hospitals with Year-Over-Year Improvement or exceeding 75th percentile performance.

Based upon the Company’s performance on the EBITDA and quality metrics discussed above, Messrs. Hazen, Rutherford, Johnson and Dr. Perlin each received an actual 2019 PEP payment of 168.92% of their 2019 PEP Target, Mr. Foster received an actual 2019 PEP payment of 129.12% of his 2019 PEP Target and Mr. Hall received an actual 2019 PEP payment of 174.67% of his 2019 PEP Target.

Named Executive Officer	2019 PEP Target (as a % of Base Salary)	2019 PEP Payout (as a % of PEP Target)			2019 PEP Aggregate Payout (as a % of Base Salary)
		EBITDA (80% Weight)	Quality (20% Weight)	Final PEP Payout (as a % of PEP Target)

Samuel N. Hazen	170%	185.62%	102.10%	168.92%	287.16%

William B. Rutherford	125%	185.62%	102.10%	168.92%	211.15%

Jon M. Foster	100%	135.88%	102.10%	129.12%	129.12%

Charles J. Hall	100%	192.81%	102.10%	174.67%	174.67%

Jonathan B. Perlin, M.D.	85%	185.62%	102.10%	168.92%	143.58%

R. Milton Johnson	50%	185.62%	102.10%	168.92%	84.46%

With the transition of Mr. Hazen to Chief Executive Officer, effective January 1, 2019, Mr. Foster assumed responsibility for oversight of the Company’s International Division. The International Division outperformed its 2019 EBITDA target, and the Committee awarded Mr. Foster an additional, one-time $3,816 cash bonus for 2019, reflecting the additional payout Mr. Foster would have received under the 2019 PEP if the EBITDA goal for the International Division had been included in the American Group portion of his 2019 PEP EBITDA goals.

Elements of Compensation – Long-Term Equity Incentive Awards

Equity grants made under our long-term incentive compensation programs are intended to align the interests of executives and stockholders by rewarding executives for long-term growth in stockholder value. These programs also serve as a key component of the executives’ compensation packages in attracting and retaining top talent. Lastly, these programs encourage share ownership. Grants are made under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (“Stock Incentive Plan”).

Since 2015, the annual long-term equity incentive awards awarded to the Company’s executive officers have included PSUs, which vest upon achievement of a three-year cumulative EPS goal, in addition to time vesting stock settled SAR awards. Specifically, the 2019 annual equity awards for the named executive officers (with the exception of Mr. Johnson) were structured with 1/2 of the target award value granted in the form of time-based SARs, and the other 1/2 of the target award value granted in the form of PSUs which vest based on achievement of a cumulative three-year EPS goal.

The Committee determined the number of shares underlying the equity grants awarded to the named executive officers (excluding Mr. Johnson) in 2019 based on a combination of the following considerations:

•	Market practices;

•	Historical performance and any recent adjustment in job scope; and

•	Future projected contributions of the named executive officers.

Stock Appreciation Rights

The Committee determined that SARs are an effective long-term incentive vehicle for this population because:

•	SARs only reward executives for stock price appreciation;

•	SARs are more efficient than stock options in terms of utilizing the stockholder approved management equity pool; and

•	In conjunction with the vesting requirements, the grants encourage both short-term and long-term Company performance.

The SARs granted in 2019 have a ten-year term and were granted with an exercise price equal to the fair market value of the Company’s common shares on the date of grant (January 30, 2019) (the “2019 SARs”). The 2019 SARs are structured such that 25% of the SARs will vest on each of the first four anniversaries of the grant date. The Committee used the Company’s six-month average stock price as of December 31, 2018 and a valuation model estimation to determine the number of SARs granted.

Named Executive Officer	# of 2019 SARs Granted

Samuel N. Hazen	146,620

William B. Rutherford	41,320

Jon M. Foster	29,330

Charles J. Hall	29,330

Jonathan B. Perlin, M.D.	18,660

For additional information concerning the 2019 SARs, see the Outstanding Equity Awards at 2019 Fiscal Year-End Table.

Performance Share Units

The Committee determined that PSUs are consistent with market best practices for executive pay and appropriately reward our executives for long-term Company performance. PSUs vest based on achievement of a cumulative three-year EPS (as defined in the respective PSU award agreement) goal (“Target EPS”) as set forth in the schedule below, with vesting between threshold and maximum amounts for performance between 90% and 110% of Target EPS determined by straight line interpolation, beginning with PSUs granted in 2019. For PSUs granted prior to 2019, vesting is related to performance between 80% and 120% of Target EPS determined by straight line interpolation. The Committee reduced the range from threshold to maximum performance beginning in 2019 based on a review of competitive market practices. The Committee sets challenging Target EPS goals to link the awards to the Company’s long-term business objectives and provide meaningful incentives for achieving or exceeding the Company’s performance growth objectives.

Cumulative EPS for Applicable Three-Year Performance Period	Percentage of Target PSUs Earned

Greater than or equal to 110% of Target EPS	200%
100% of Target EPS	100%
90% of Target EPS	25%
Less than 90% of Target EPS	0%

Cumulative EPS is defined for purposes of the PSUs as the sum of the Company’s “diluted earnings per share” of each of the three fiscal years of the Company within the performance period as reported in the Company’s audited financial statements for each such year, adjusted to exclude the effects of: (a) gains or losses on sales of facilities, (b) gains or losses on extinguishment of debt, (c) asset or investment impairment charges, (d) legal claim costs or benefits (disclosed as separate line item in consolidated income statement), (e) expenses, or adjustments to expenses, for share-based compensation recognized under FASB ASC 718 related to the PSUs that result from EPS performance above or below the Target EPS during the performance period, (f) gains or losses on acquisition or disposition of controlling interests in equity investments or consolidated entities, and (g) any other gains, expenses or losses resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable fiscal year, as determined in good faith by the Board or the Committee.

Performance Share Units – 2019 Awards

The PSUs granted in 2019 (the “2019 PSUs”) vest based on achievement of a cumulative Target EPS for fiscal years 2019 – 2021, subject to the vesting schedule set forth above. The Committee used the Company’s six-month average stock price as of December 31, 2018 to determine the number of PSUs granted.

Named Executive Officer	# of 2019 Target PSUs Granted

Samuel N. Hazen	42,520

William B. Rutherford	11,990

Jon M. Foster	8,510

Charles J. Hall	8,510

Jonathan B. Perlin, M.D.	5,420

For additional information concerning the 2019 PSUs, see the Outstanding Equity Awards at 2019 Fiscal Year-End Table.

Performance Share Units – 2017 Awards

The PSUs granted in 2017 (the “2017 PSUs”) vested based on achievement of a cumulative Target EPS for fiscal years 2017 – 2019, subject to the vesting schedule set forth below.

Cumulative EPS for Applicable Three-Year Performance Period	Percentage of Target PSUs Earned

Greater than or equal to 120% of Target EPS	200%
100% of Target EPS	100%
80% of Target EPS	25%
Less than 80% of Target EPS	0%

The cumulative Target EPS for the 2017 PSUs was $23.80, and the actual cumulative EPS achieved for the 2017 – 2019 fiscal year period for purposes of the 2017 PSUs was $24.65, which included adjustments for the impact of Hurricanes Harvey, Irma, and Michael; the adoption of Accounting Standards Update (“ASU”) 2016-09: Improvements to Employee Share-Based Accounting and the 2017 Tax Cuts and Jobs Act. Therefore, based upon achievement of a cumulative adjusted EPS of 103.60% of the Target EPS for the 2017 PSUs, the named executive officers vested in 117.86% of the Target 2017 PSUs.

Named Executive Officer	# of 2017 Target PSUs Granted	# of Actual 2017 PSUs Vested

Samuel N. Hazen	30,370	35,793

William B. Rutherford	20,470	24,125

Jon M. Foster	9,910	11,679

Charles J. Hall	9,910	11,679

Jonathan B. Perlin, M.D.	9,250	10,901

R. Milton Johnson	66,020	77,809

Restricted Stock Units

Mr. Johnson, our former Chairman and Chief Executive Officer’s 2019 compensation was established in his Amended and Restated Employment Agreement, dated September 10, 2018, in contemplation of his December 31, 2019 retirement. Pursuant to his employment agreement, Mr. Johnson was granted Restricted Stock Units (“RSUs”) with a grant date fair value of $750,000 in 2019. Mr. Johnson’s RSUs were structured such that 100% of the RSUs vested on December 31, 2019. The Committee used the closing stock price as of January 30, 2019 to determine the number of RSUs granted.

Named Executive Officer	# of 2019 RSUs Granted

R. Milton Johnson	5,393

Ownership Guidelines.  Our ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries. When calculating equity holdings, we include shares beneficially owned by the executive as well as the “in-the-money” value of vested stock options and SARs. The guidelines provide that 75% of vested restricted shares net of taxes and exercised options and SARs must be retained by the executive until minimum ownership levels are met. If our market share price declines to the extent that an executive’s ownership falls below the guidelines, these holding requirements are reinstated. In general, named executive officers will be expected to meet the ownership guidelines within five years of appointment to their position. As of December 31, 2019, each named executive officer’s equity holdings exceeded the minimum ownership guidelines. The following table shows the ownership of the named executive officers as of December 31, 2019:

Named Executive Officer	Ownership as a Multiple of Base Salary

Samuel N. Hazen	155x
William B. Rutherford	43x
Jon M. Foster	38x
Charles J. Hall	43x
Jonathan B. Perlin, M.D.	46x
R. Milton Johnson	237x

Personal Benefits.  Our executive officers receive limited, if any, benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies and allow for more productive use of the executive’s time. Our CEO is permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may also have their spouses accompany them on business trips taken on the Company aircraft, subject to seat availability, a benefit which has minimal incremental costs to the Company. In addition, there are times when it is appropriate for an executive’s spouse to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse. The value of these personal benefits, if any, is included in the executive officer’s income for tax purposes.

The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income.

Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our named executive officers.

Retirement Plans and Benefits.  We currently maintain one tax-qualified retirement plan in which the named executive officers are eligible to participate, the HCA 401(k) Plan. The purpose of the HCA 401(k) Plan is to aid in recruitment and retention and to assist employees in providing for retirement. Generally all employees who have completed the plan’s service requirements are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on the HCA 401(k) Plan, including amounts contributed by HCA in 2019 to the named executive officers, see the 2019 Summary Compensation Table and related footnotes and narratives and “2019 Pension Benefits.”

Our key executives, including the named executive officers, also participate in two supplemental retirement programs as described below (with the exception of Mr. Rutherford who only participates in the HCA Restoration Plan). The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue employment through a specified normal retirement age; and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The HCA Restoration Plan, a non-qualified retirement plan, provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain Internal Revenue Service limitations. Effective January 1, 2008, participants in the SERP (described below) are no longer eligible for HCA Restoration Plan contributions. However, the hypothetical accounts maintained for each such named executive officer under this plan as of January 1, 2008 continue to be maintained but will not be increased or decreased with hypothetical investment returns. For additional information concerning the HCA Restoration Plan, see “2019 Nonqualified Deferred Compensation.”

Key executives may also participate in the HCA Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. All the named executive officers, with the exception of Mr. Rutherford, participate in the SERP. The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. All participants are fully vested in their SERP benefits, and the plan is frozen to new entrants. For additional information concerning the SERP, see “2019 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made under the SERP and HCA Restoration Plan. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Equity Award Retirement Provisions

Pursuant to the agreements governing the SARs granted to the named executive officers in 2011 – 2013, the vested portions of such awards will remain exercisable for 180 days following the termination of such executive’s employment by reason of “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing 10 years of service with the Company or any of its subsidiaries). With respect to the SARs granted to the named executive officers in 2014 – 2018, the governing agreements provide that the vested portions of such awards will remain exercisable for three years following termination of the executive’s employment by reason of “retirement” (as defined immediately above).

Pursuant to the agreements governing the SAR awards granted to the named executive officers in 2019 – 2020, in the event of the executive’s termination on account of death, disability, or “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 60 years of age and completing 20 years of service with the Company or any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date, (ii) the awards immediately vest and remain exercisable for four years following termination of the executive’s employment on account of death or disability occurring one year or more after the grant date, and (iii) the awards will continue to vest annually as scheduled and remain exercisable for four years following termination of the executive’s employment by reason of “retirement” as defined in the SAR grant agreements.

Pursuant to the agreements governing the PSU awards granted to the named executive officers in 2016 – 2020, in the event of the executive’s termination on account of death, disability, or retirement (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) (a) for agreements granted in 2016 – 2018, after attaining 55 years of age and completing 10 years of service with the Company or any of its subsidiaries or (b) for agreements granted in 2019 – 2020, after attaining 60 years of age and completing 20 years of service with the Company or any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period) if the executive’s employment is terminated one year or more after the grant date.

Equity Award	Retirement Definition	Time Period between Retirement Date and Grant Date	Continued Vesting after Retirement	Continued Exercisability after Retirement

Stock Options & SARs (Granted 2011 – 2013)	Age 65 or Age 55 and 10 years of service	N/A	None	180 Days

SARS (Granted 2014 – 2018)	Age 65 or Age 55 and 10 years of service	N/A	None	3 Years

SARs (Granted 2019 – 2020)	Age 65 or Age 60 and 20 years of service	< 1 year	None	N/A

SARs (Granted 2019 – 2020)	Age 65 or Age 60 and 20 years of service	≥ 1 year	Yes	4 Years

PSUs (Granted 2016 – 2018)	Age 65 or Age 55 and 10 years of service	< 1 year	None	N/A

PSUs (Granted 2016 – 2018)	Age 65 or Age 55 and 10 years of service	≥ 1 year	Pro Rata	N/A

PSUs (Granted 2019 – 2020)	Age 65 or Age 60 and 20 years of service	< 1 year	None	N/A

PSUs (Granted 2019 – 2020)	Age 65 or Age 60 and 20 years of service	≥ 1 year	Pro Rata	N/A

As of December 31, 2019, Messrs. Hall and Johnson were retirement eligible under all applicable award agreements, and Messrs. Hazen, Rutherford and Foster and Dr. Perlin were retirement eligible under the award agreements granted in 2011 – 2018. Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Potential Payments Upon Termination or Change in Control.”

Severance Benefits.  In connection with the Merger in 2006, we entered into employment agreements with Messrs. Hazen, Hall, Johnson and certain other members of senior management to help ensure the retention of those executives critical to the future success of the Company. Mr. Johnson’s employment agreement was amended and restated, effective December 31, 2018, in connection with his contemplated retirement. Among other things, these agreements set the executives’ compensation terms, their rights and benefits upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. Messrs. Rutherford and Foster and Dr. Perlin do not have employment agreements but are covered under our Executive Severance Policy. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits Specific to Messrs. Hazen and Hall

Under the Company’s employment agreements with Messrs. Hazen and Hall, if employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change in control), the executive would be entitled to receive:

•	any base salary and any bonus that is earned and unpaid through the date of termination;

•	reimbursement of any unreimbursed business expenses properly incurred by the executive; and

•	such employee benefits, if any, to which the executive may be entitled under our employee benefit plans

(the payments and benefits described above being “Accrued Rights”)

plus:

•

Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times the sum of base salary plus the annual PEP incentive paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two-year period;

•

Pro rata portion of any annual bonus that the executive would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment), payable to the executive when the annual bonus would have been otherwise payable (the “Pro Rata Bonus”); and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

“Cause” is defined in each employment agreement as an executive’s (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the agreements relating to the new equity.

“Good Reason” is defined as (i) a reduction in the executive’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in the executive’s annual incentive compensation opportunity, or the reduction of benefits payable to the executive under the SERP; (ii) a substantial diminution in the executive’s title, duties and responsibilities; or (iii) a transfer of the executive’s primary workplace to a location that is more than 20 miles from his or her current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after the executive’s written notice to the Company).

However, the executive may elect to have his covenants not to compete waived by us and forgo all payments and benefits described above other than the Accrued Rights.

Pursuant to each employment agreement, in the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he will only be entitled to Accrued Rights.

Additionally, the executive’s stock options granted while the Company was privately held will remain exercisable until the first anniversary of the termination of the executive’s employment. The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

Severance Benefits Specific to Messrs. Rutherford and Foster and Dr. Perlin

Under the Company’s Executive Severance Policy applicable to Messrs. Rutherford and Foster and Dr. Perlin, if employment is terminated involuntarily by the Company (other than for a reason that would result in him not being eligible for rehire), by Messrs. Rutherford or Foster or Dr. Perlin for “good reason” (as defined below), or as a result of, and after, a change in control (as defined under Section 409A of the Internal Revenue Code), each of Messrs. Rutherford and Foster and Dr. Perlin would be entitled to:

•

Subject to the signing of a separation agreement and general release (which is required unless his termination is part of a planned reduction involving a group or class of employees), an amount equal to 24 months of his base salary in a lump sum payment at his current base salary rate;

•	Pro rata PEP bonus; and

•	A lump sum payment equal to the amount needed in order to continue his existing medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 18 months.

“Good Reason” under the Executive Severance Policy is defined as actions taken by the Company that result in a materially negative change to the executive, such as the duties to be performed, the conditions under which duties are performed, or the compensation received. Isolated or inadvertent failure by the Company that is not in bad faith and is remedied within 10 business days of written notice from an executive does not constitute good reason.

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Severance Benefits Specific to Mr. Johnson

In light of his long-term service to the Company and his retirement from the position of Chief Executive Officer, the Company entered into an Amended and Restated Employment Agreement with Mr. Johnson, effective December 31, 2018. Pursuant to the Amended Employment Agreement, effective as of the expiration of the employment term (December 31, 2019), Mr. Johnson was entitled to receive (i) any Base Salary earned and unpaid through the date of termination; (ii) any 2019 annual bonus that Mr. Johnson would have been entitled to receive pursuant to the agreement based upon the Company’s actual results for 2019 (payable to Mr. Johnson when the 2019 annual bonus would have been otherwise payable); (iii) vesting of Mr. Johnson’s 2019 RSU award; (iv) reimbursement of any unreimbursed business expenses properly incurred; and (v) such employee benefits, if any, as to which Mr. Johnson may be entitled under the Company’s employee benefit plans.

Severance Benefits Applicable to All Named Executive Officers’ Equity Awards

Pursuant to the terms of the agreements governing stock option and SARs, vested stock options and SARs will remain exercisable for 180 days following a termination of the executive’s employment by the Company without cause or by the executive for good reason (as each is defined in the award agreement).

Pursuant to the agreements governing the PSU awards, in the event of a termination without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year into the performance period and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period and the Company’s actual performance during the performance period) if the executive’s employment is terminated more than one year into the performance period on account of death, disability, retirement, or involuntary termination without cause or by the executive for good reason (as each is defined in the applicable award agreement).

Additional information regarding applicable payments under such agreements and policies for the named executive officers is provided under “Narrative Disclosure to 2019 Summary Compensation Table and 2019 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits. The Committee believes that the potential acceleration of vesting described below is appropriate in order to provide security that equity-related consideration will be earned in the event the Company is sold or the subject of a “hostile” takeover. The absence of such an agreement could impact an employee’s willingness to work through a merger transaction which could be beneficial to our stockholders.

Beginning in 2015, SAR and PSU awards granted to the named executive officers under the Stock Incentive Plan are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to 2019 Summary Compensation Table and 2019 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Recoupment of Compensation. The Company can recoup (or “clawback”) incentive compensation pursuant to our PEP that was based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either generally accepted accounting principles or federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensations are materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this policy based on the participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid to the Company’s Chief Executive Officer and certain other current and former named executive officers in any year. Prior to the effective date of the Tax Cuts and Jobs Act of 2017 (“TCJA”), the Section 162(m) limit did not apply to performance-based compensation that met certain conditions. The TCJA, however, eliminated the performance-based compensation exception for compensation paid after December 31, 2017, unless such compensation is paid under an arrangement grandfathered from the application of the TCJA. We have determined that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interest of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain, and motivate executives, and align the executives’ interest with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB ASC 718.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Charles O. Holiday, Jr., Chair

Meg G. Crofton

Geoffrey G. Meyers

2019 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other named executive officers during 2019.

Name and Principal Positions	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option/ SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Samuel N. Hazen	2019	$1,425,000	—	$5,912,831	$5,650,705	$4,091,993	$9,581,343	$126,379	$26,788,251
Chief Executive	2018	$1,120,167	—	$3,020,638	$3,141,915	$2,664,018	—	$60,212	$10,006,950
Officer	2017	$1,091,667	—	$2,489,125	$2,411,709	$1,017,565	$2,501,812	$18,000	$9,529,878

William B. Rutherford	2019	$879,757	—	$1,667,329	$1,592,465	$1,863,538	—	$320,090	$6,323,179
Executive Vice and	2018	$845,920	—	$1,951,376	$2,029,165	$1,799,077	—	$175,846	$6,801,384
Chief Financial Officer	2017	$814,667	—	$1,677,721	$1,625,245	$673,972	—	$144,419	$4,936,024

Jon M. Foster	2019	$864,199	$3,816	$1,183,401	$1,130,372	$1,117,717	$3,407,537	$54,037	$7,761,079
President — American	2018	$845,920	—	$1,007,554	$1,047,496	$1,244,738	$349,939	$36,196	$4,531,843
Group	2017	$814,667	—	$812,224	$786,464	$496,564	$1,282,039	$18,000	$4,209,958

Charles J. Hall	2019	$864,199	—	$1,183,401	$1,130,372	$1,511,953	$1,765,190	$53,037	$6,508,152
President — National	2018	$845,920	—	$1,007,554	$1,047,496	$1,212,958	—	$35,864	$4,149,792
Group	2017	$814,667	—	$812,224	$786,464	$466,431	$114,135	$18,000	$3,011,921

Jonathan B. Perlin, M.D.	2019	$847,579	—	$753,705	$719,153	$1,218,935	$2,402,381	$49,503	$5,991,256
President — Clinical
Services Group and
Chief Medical Officer

R. Milton Johnson	2019	$1,500,000	—	$749,951	—	$1,266,871	$535,362	$261,056	$4,313,240
Former Chairman and	2018	$1,494,167	—	$6,922,379	$7,199,959	$4,324,704	$1,347,008	$131,689	$21,419,906
Executive Advisor	2017	$1,427,500	—	$5,410,999	$5,242,522	$1,606,299	$3,563,404	$18,000	$17,268,724

(1)

Mr. Foster assumed responsibility for oversight of the Company’s International Division, effective January 1, 2019. The International Division outperformed its 2019 EBITDA target, and the Committee awarded Mr. Foster an additional, one-time $3,816 cash bonus for 2019, reflecting the additional payout Mr. Foster would have received under the 2019 PEP if the EBITDA goal for the International Division had been included in the American Group portion of Mr. Foster’s 2019 PEP EBITDA goals.

(2)

Amounts for 2019 are attributable to PSU awards for Messrs. Hazen, Rutherford, Foster and Hall and Dr. Perlin. The amount for Mr. Johnson is attributable to an RSU award. PSU and RSU awards for 2019 include the aggregate grant date fair value of the PSUs and RSUs granted during fiscal year 2019 in accordance with FASB ASC 718 as awarded to the named executive officers under the Stock Incentive Plan.

(3)

SAR awards for 2019 include the aggregate grant date fair value of the SARs granted during fiscal year 2019 in accordance with FASB ASC 718 as awarded to the named executive officers under the Stock Incentive Plan. Assumptions used in the calculations of these amounts are set forth in Note 2 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(4)

Non-Equity Incentive Plan Compensation for 2019 reflects amounts earned for the year ended December 31, 2019 under the 2019 PEP, which amounts were paid in cash in the first quarter of 2020. With respect to the EBITDA weighted portion of the 2019 PEP, the Company exceeded its target performance level, as adjusted, but did not reach the maximum performance level, as adjusted, resulting in a 185.62% of target payout for the named executive officers, with the exception of Mr. Foster, whose EBITDA weighted portion was paid out at 135.88% of his target amount, due to the 50% of his PEP based on the EBITDA of the American Group, which exceeded the threshold performance level, as adjusted, but did not reach the target performance level and Mr. Hall, whose EBITDA weighted portion was paid out at 192.81% of his target amount, due to the 50% of his PEP based on the EBITDA of the National Group, which exceeded the maximum performance level. With respect to the quality weighted portion of the 2019 PEP, the Company exceeded the target level for the CAUTI and C. diff Healthcare-Associated Infections metrics and the Press Ganey Emergency Room Patient Overall Rating for the emergency room patient experience metric. The CLABSI, SSI and MRSA Healthcare-Associated Infections metrics, the SEP-1 and PC-01 Core Measures metrics and the HCAHPS Overall Rating for inpatient experience metric exceeded the threshold level but did not reach the target level. The combined impact of these metrics resulted in a 102.10% of target payout for the quality weighted portion of the 2019 PEP. Therefore, pursuant to the terms of the 2019 PEP, awards under the 2019 PEP were paid out to the named executive officers at 168.92% of each named executive officer’s respective target amount, with exception of Mr. Foster, whose award was paid out at 129.12% of his target amount and Mr. Hall, whose award was paid out at 174.67% of his target amount. The terms of the 2019 PEP are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.”

(5)

All amounts for 2019 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2019 Pension Benefits.” The changes in the SERP benefit value during 2019 were impacted mainly by: (i) the passage of time which reflects another year of pay and service, actual investment return and interest on final payments; (ii) the discount rate changing from 3.97% to 2.85%, which resulted in an increase in the value; and (iii) the mortality table used for calculating lump sums was updated from the 2018 applicable mortality table to the 2019 applicable mortality table under Internal Revenue Code section 417(e)(3), which resulted in a decline in the value. The impact of these events on the SERP benefit values was:

	Hazen	Foster	Hall	Perlin	Johnson
Passage of Time	$5,372,512	$1,420,748	$71,744	$1,091,815	$535,362
Discount Rate Change	$4,363,652	$2,055,092	$1,787,137	$1,356,780	—
Mortality Table Update	$(154,821)	$(68,303)	$(93,691)	$(46,214)	—

(6)	2019 amounts generally consist of:

•	Matching Contributions to our 401(k) Plan and Company accruals for the HCA Restoration Plan as set forth below.

	Hazen	Rutherford	Foster	Hall	Perlin	Johnson
HCA 401(k) matching contribution	$19,000	$19,000	$19,000	$18,000	$16,800	$19,000
HCA Restoration Plan	—	$228,715	—	—	—	—

•

Dividend equivalent payments that became payable to the named executive officers upon the vesting of the 2017 PSUs, representing the cash dividends paid per share multiplied by the number of 2017 PSUs outstanding and unpaid as of the March 1, 2018, June 1, 2018, September 4, 2018, December 3, 2018 dividend record dates (the “2018 Dividend Record Dates) and March 1, 2019, June 3, 2019, September 3, 2019 and December 2, 2019 dividend record dates (the “2019 Dividend Record Dates”).

	Hazen	Rutherford	Foster	Hall	Perlin	Johnson
Dividend Equivalent Payments on Vested 2017 PSUs	$107,379	$72,375	$35,037	$35,037	$32,703	$233,427

•

Dividend equivalent payments of $8,629 that became payable to Mr. Johnson upon the vesting of the RSUs awarded to him in January 2019 under his Amended and Restated Employment Agreement, representing the cash dividends paid per share multiplied by the number of RSUs outstanding and unpaid as of the 2019 Dividend Record Dates.

2019 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our Stock Incentive Plan and 2019 PEP during the 2019 fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options/ SARs(4)	Exercise or Base Price of Option/ SAR Awards ($/sh)	Grant Date Fair Value of Stock/ Option/ SAR Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Samuel N. Hazen	1/30/2019	—	—	—	—	—	—	—	146,620	$139.06	$5,650,705
	1/30/2019	—	—	—	10,630	42,520	85,040	—	—	—	$5,912,831
	N/A	$484,500	$2,422,500	$4,845,000	—	—	—	—	—	—	—

William B. Rutherford	1/30/2019	—	—	—	—	—	—	—	41,320	$139.06	$1,592,465
	1/30/2019	—	—	—	2,997	11,990	23,980	—	—	—	$1,667,329
	N/A	$220,647	$1,103,233	$2,206,466	—	—	—	—	—	—	—

Jon M. Foster	1/30/2019	—	—	—	—	—	—	—	29,330	$139.06	$1,130,372
	1/30/2019	—	—	—	2,127	8,510	17,020	—	—	—	$1,183,401
	N/A	$173,123	$865,613	$1,731,226	—	—	—	—	—	—	—

Charles J. Hall	1/30/2019	—	—	—	—	—	—	—	29,330	$139.06	$1,130,372
	1/30/2019	—	—	—	2,127	8,510	17,020	—	—	—	$1,183,401
	N/A	$173,123	$865,613	$1,731,226	—	—	—	—	—	—	—

Jonathan B. Perlin, M.D.	1/30/2019	—	—	—	—	—	—	—	18,660	$139.06	$719,153
	1/30/2019	—	—	—	1,355	5,420	10,840	—	—	—	$753,705
	N/A	$144,324	$721,621	$1,443,242	—	—	—	—	—	—	—

R. Milton Johnson	1/30/2019	—	—	—	—	—	—	5,393	—	—	$749,951
	N/A	$150,000	$750,000	$1,500,000	—	—	—	—	—	—	—

(1)

Non-equity incentive awards granted to each of the named executive officers pursuant to our 2019 PEP for the 2019 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which represents 25% of the amount shown in the “Target” column with respect to the 80% of the 2019 PEP subject to 2019 EBITDA performance and 0% of the amount shown in the “Target” column with respect to the 20% of the 2019 PEP subject to 2019 quality metrics performance. The amount shown in the “Maximum” column is 200% of the target amount. Based upon the Company’s performance on the EBITDA and quality metrics, pursuant to the terms of the 2019 PEP, awards under the 2019 PEP were paid out to the named executive officers at 168.92% of each named executive officer’s respective target amount, with the exception of Mr. Foster, whose award was paid out at 129.12% of his target amount and Mr. Hall, whose award was paid out at 174.67% of his target amount. Under the 2019 PEP for the 2019 fiscal year, Messrs. Hazen, Rutherford, Foster, Hall and Johnson and Dr. Perlin received cash payments of $4,091,993, $1,863,538, $1,117,717, $1,511,953, $1,266,871 and $1,218,935, respectively. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table.

(2)

PSUs awarded under the Stock Incentive Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The 2019 PSUs vest based upon on achievement of a cumulative EPS goal for fiscal years 2019 – 2021. The amounts shown in the “Threshold” column reflect the number of PSUs that will vest upon achievement of 90% of Target EPS, which represents 25% of the amount shown in the “Target” column. The amounts shown in the “Target” column reflect the number of PSUs that will vest upon achievement of Target EPS. The amounts shown in the “Maximum” column reflect the number of PSUs that will vest upon achievement of 110% of Target EPS or greater, which represents 200% of the target amount. The terms of the 2019 PSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-

Term Equity Incentive Awards — Performance Share Units — 2019 Awards.” The aggregate grant date fair value of the 2019 PSUs, in accordance with FASB ASC 718, is reflected in the “Stock Awards” column of the 2019 Summary Compensation Table.

(3)

RSUs awarded as part of Mr. Johnson’s Amended and Restated Employment Agreement. The RSU award vested in full on December 31, 2019, upon the termination of Mr. Johnson’s employment. The aggregate grant date fair value of the RSUs, in accordance with FASB ASC 718, is reflected in the “Stock Awards” column of the 2019 Summary Compensation Table.

(4)

SARs awarded under the Stock Incentive Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The 2019 SARs vest based upon continued employment, in four equal installments on the first four anniversaries of the grant date. The 2019 SARs are reflected in the “All Other Option Awards: Number of Securities Underlying Options/SARs” column. The terms of the 2019 SARs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Stock Appreciation Rights.” The aggregate grant date fair value of the 2019 SARs, in accordance with FASB ASC 718, is reflected in the “Option/Stock Appreciation Right Awards” column of the 2019 Summary Compensation Table.

Narrative Disclosure to 2019 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table

Total Compensation. In 2019, 2018 and 2017, total direct compensation, as described in the 2019 Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash and long-term equity incentive awards. In 2019, 2018 and 2017, the long-term equity incentive awards granted to the named executive officers were structured such that 1/2 of the target award was granted in the form of time-based SARs, and the other 1/2 of the target award was granted in the form of PSUs which vest based on achievement of a three-year cumulative EPS goal.

This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance. In addition, we provide an opportunity for executives to participate in two supplemental retirement plans (with the exception of Mr. Rutherford, who does not participate in the SERP); however, effective January 1, 2008, participants in the SERP are no longer eligible for HCA Restoration Plan contributions, although HCA Restoration Plan accounts will continue to be maintained for such participants (for additional information concerning the HCA Restoration Plan, see “2019 Nonqualified Deferred Compensation”).

Annual PEP Awards. With respect to the 2019, 2018 and 2017 fiscal years, each named executive officer was eligible to earn under the 2019 PEP, 2018 PEP and 2017 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) two times the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Committee, for performance results that exceed “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2019 for the named executive officers were set forth in the 2019 PEP, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.”

Stock Appreciation Rights and Performance Share Units. In January 2019, January 2018 and February 2017, time-based SAR awards and EPS performance-based PSU awards were granted to the named executive officers under the Stock Incentive Plan, and in January 2019, an RSU award was granted to Mr. Johnson, pursuant to the terms of his Amended and Restated Employment entered into in contemplation of his retirement. These SAR and PSU grants were designed to be long-term equity incentive awards. The terms of the SAR, PSU and RSU awards are described in detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards.”

All stock option, SAR, PSU and RSU awards held by the named executive officers are described in the Outstanding Equity Awards at 2019 Fiscal Year-End Table.

Employment Agreements and other Compensation Arrangements. In connection with the Merger, on November 16, 2006, Hercules Holding entered into substantially similar employment agreements with Messrs. Johnson, Hazen, Hall and certain other executives, which agreements were shortly thereafter assumed by HCA Inc., and then in November 2010, to the extent applicable, by HCA Healthcare, Inc. (f/k/a HCA Holdings, Inc.), and which agreements govern the terms of each executive’s employment. Mr. Hazen’s employment agreement was amended, effective as of February 9, 2011, January 29, 2015, November 14, 2016, and January 1, 2019 to reflect his appointment to the positions of President — Operations, then Chief Operating Officer, then President and Chief Operating Officer, and then Chief Executive Officer, respectively. The employment agreements with Messrs. Hazen and Hall were also amended effective January 27, 2016 to remove legacy language in such agreements providing that the Company and the executive would work together in good faith to try to address any issues posed by Section 280G and 4999 of the Internal Revenue Code that could arise as a result of a change in control of the Company (within the meaning of Section 280G of the Internal Revenue Code). In light of his long-term service to the Company and contemplation of his retirement, the Company entered into an Amended and Restated Employment Agreement with Mr. Johnson, effective December 31, 2018. Messrs. Rutherford and Foster and Dr. Perlin do not have employment agreements with the Company.

Employment Agreements – Messrs. Hazen and Hall

The term of employment under Messrs. Hazen and Hall’s agreements is indefinite, and they are terminable by either party at any time; provided that the executive must give no less than 90 days’ notice prior to a resignation. Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved.

Additionally, pursuant to the employment agreements, we agree to indemnify each executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by the executive in connection with the Merger or the future payment of any extraordinary cash dividends.

The benefits Messrs. Hazen and Hall will be entitled to receive pursuant to their respective employment agreements upon termination of their employment are described in “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Messrs. Hazen and Hall”.

Employment Agreement – Mr. Johnson

Pursuant to the terms of Mr. Johnson’s Amended and Restated Employment Agreement, he served as Chairman of the Company through the Company’s 2019 annual meeting of stockholders and as Executive Advisor through December 31, 2019 (the “Employment Term”).

Mr. Johnson received a base salary of $125,000 per month during the Employment Term. For calendar year 2019, Mr. Johnson was eligible to earn a bonus with a “target” payout of $750,000 under the 2019 PEP. In addition, Mr. Johnson received a grant of RSUs with a grant date value of approximately $750,000, which vested in full upon the expiration of the Employment Term.

The benefits Mr. Johnson was entitled to receive pursuant to his Amended and Restated Employment Agreement upon the expiration of the Employment Term are described in “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Mr. Johnson”.

Executive Severance Policy

The Company’s Executive Severance Policy applies to Messrs. Rutherford and Foster and Dr. Perlin if their employment is terminated involuntarily by the Company (other than for a reason that would result in them not being eligible for rehire), by Messrs. Rutherford or Foster or Dr. Perlin for “good reason” (as defined in the policy), or as a result of, and after, a change in control (as defined under Section 409A of the Internal Revenue Code). The severance benefits applicable to Messrs. Rutherford and Foster and Dr. Perlin under this policy are described in more detail under “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Messrs. Rutherford and Foster and Dr. Perlin.”

Additional information with respect to potential payments to the named executive officers pursuant to their employment agreements or other compensation arrangements and the Stock Incentive Plan is contained in “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table includes certain information with respect to options, SARs and PSUs held by the named executive officers as of December 31, 2019.

Name	Number of Securities Underlying Unexercised Options and SARs Exercisable (#)(1)(2)(3)(4)	Number of Securities Underlying Unexercised Options and SARs Unexercisable (#)(2)(3)(4)(5)	Option/ SAR Exercise/ Base Price ($)(6)(7)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(8)(9)	Market Value of Shares or Units of Stock That Have Not Vested ($)(10)
Samuel N. Hazen	93,750	—	$17.33	11/2/2021	—	—
	15,625	—	$21.35	11/2/2021	—	—
	12,500	—	$22.10	11/2/2021	—	—
	250,000	—	$22.95	2/8/2022	—	—
	185,250	—	$37.18	2/6/2023	—	—
	152,625	—	$47.97	2/5/2024	—	—
	59,000	—	$68.96	2/4/2025	—	—
	43,537	14,513	$69.58	1/29/2026	—	—
	42,180	42,180	$81.96	2/1/2027	—	—
	27,445	82,335	$101.16	1/31/2028	—	—
	—	146,620	$139.06	1/30/2029	—	—
	—	—	—	—	29,860	$4,413,607
	—	—	—	—	42,520	$6,284,881
William B. Rutherford	6,250	—	$21.35	11/2/2021	—	—
	5,000	—	$22.10	11/2/2021	—	—
	50,000	—	$22.95	2/8/2022	—	—
	16,575	—	$37.18	2/6/2023	—	—
	78,625	—	$47.97	2/5/2024	—	—
	37,000	—	$68.96	2/4/2025	—	—
	34,575	11,525	$69.58	1/29/2026	—	—
	28,425	28,425	$81.96	2/1/2027	—	—
	17,725	53,175	$101.16	1/31/2028	—	—
	—	41,320	$139.06	1/30/2029	—	—
	—	—	—	—	19,290	$2,851,255
	—	—	—	—	11,990	$1,772,242
Jon M. Foster	61,875	—	$37.18	2/6/2023	—	—
	69,375	—	$47.97	2/5/2024	—	—
	24,000	—	$68.96	2/4/2025	—	—
	17,932	5,978	$69.58	1/29/2026	—	—
	13,755	13,755	$81.96	2/1/2027	—	—
	9,150	27,450	$101.16	1/31/2028	—	—
	—	29,330	$139.06	1/31/2029	—	—
	—	—	—	—	9,960	$1,472,188
	—	—	—	—	8,510	$1,257,863
Charles J. Hall	55,375	—	$47.97	2/5/2024	—	—
	24,000	—	$68.96	2/4/2025	—	—
	17,932	5,978	$69.58	1/29/2026	—	—
	13,755	13,755	$81.96	2/1/2027	—	—
	9,150	27,450	$101.16	1/31/2028	—	—
	—	29,330	$139.06	1/31/2029	—	—
	—	—	—	—	9,960	$1,472,188
	—	—	—	—	8,510	$1,257,863
Jonathan B. Perlin, M.D.	94,750	—	$37.18	2/6/2023	—	—
	69,375	—	$47.97	2/5/2024	—	—
	24,000	—	$68.96	2/4/2025	—	—
	17,932	5,978	$69.58	1/29/2026	—	—
	12,840	12,840	$81.96	2/1/2027	—	—
	8,050	23,970	$101.16	1/31/2028	—	—
	—	18,660	$139.06	1/31/2029	—	—
	—	—	—	—	8,710	$1,287,425
	—	—	—	—	5,420	$801,130

Name	Number of Securities Underlying Unexercised Options and SARs Exercisable (#)(1)(2)(3)(4)	Number of Securities Underlying Unexercised Options and SARs Unexercisable (#)(2)(3)(4)(5)	Option/ SAR Exercise/ Base Price ($)(6)(7)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(8)(9)	Market Value of Shares or Units of Stock That Have Not Vested ($)(10)
R. Milton Johnson	425,000	—	$22.95	2/8/2022	—	—
	316,875	—	$37.18	2/6/2023	—	—
	337,625	—	$47.97	2/5/2024	—	—
	156,000	—	$68.96	2/4/2025	—	—
	121,650	—	$69.58	1/29/2026	—	—
	91,690	—	$81.96	2/1/2027	—	—
	62,892	—	$101.16	1/31/2028	—	—
	—	—	—	—	45,557	$6,733,780

(1)

Reflects (i) options granted to Messrs. Rutherford and Hazen in November 2011, 1/2 of which vested on the basis of time and 1/2 of which vested on the basis of EBITDA performance (the “2011 Options”); (ii) SARs granted to each named executive officer in 2012, 1/2 of which vested on the basis of time and 1/2 of which vested on the basis of EBITDA performance (the “2012 SARs”); (iii) SARs granted to each named executive officer in 2013, 1/2 of which vested on the basis of time and 1/2 of which vested on the basis of EBITDA performance; (iv) SARs granted to each named executive officer in 2014, 1/2 of which vested on the basis of time and 1/2 of which vested on the basis of EBITDA performance (the “2014 SARs”); (v) SARs granted to each named executive officer in 2015 which vested on the basis of time (the “2015 SARs”); (vi) SARs granted to each named executive officer in 2016 which vest on the basis of time (the “2016 SARs”); (vii) SARs granted to each named executive officer in 2017 which vest on the basis of time (the “2017 SARs”); and (viii) SARs granted to each named executive officer in 2018 which vest on the basis of time (the “2018 SARs”).

(2)

Reflects 2016 SARs awarded in January 2016 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2016 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2016 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 75% of the 2016 SARs that vested January 29, 2017, 2018 and 2019, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(3)

Reflects 2017 SARs awarded in February 2017 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2017 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2017 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 50% of the 2017 SARs that vested February 1, 2018 and 2019, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(4)

Reflects 2018 SARs awarded in January 2018 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2018 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2018 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 25% of the 2018 SARs that vested January 31, 2019, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(5)	Reflects 2019 SARs awarded in January 2019 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2019 SARs are structured as time vested

(vesting in four equal installments on the first four anniversaries of the grant date). The 2019 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of the 2019 SARs are described in more detail under “Narrative Disclosure to 2019 Summary Compensation Table and 2019 Grants of Plan-Based Awards Table.”

(6)

The exercise price for the 2011 Options granted under the Stock Incentive Plan to Messrs. Rutherford and Hazen on November 2, 2011 was $23.35. Pursuant to the award agreements governing the 2011 Options, in connection with the distributions of $2.00, $2.50 and $2.00, respectively, per share of outstanding common stock and outstanding vested stock options held on the February 16, November 2 and December 17, 2012 record dates, respectively (the “2012 Distributions”), the Company reduced the per share exercise price of any unvested 2011 Option outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the November 2, 2012 distribution and pursuant the 2011 Options award agreements, to the extent the per share exercise price could not be reduced by the full $2.50 per share distribution, the Company has paid the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 2, 2012 record date upon the vesting of such option. Also in connection with the November 2, 2012 distribution, the option exercise price of the vested 2011 Options was reduced by 50% of the $2.50 distribution, consistent with applicable tax rules, and a cash payment was made equal to 50% of the $2.50 distribution.

(7)

The base price for the 2012 SARs granted under the Stock Incentive Plan to the named executive officers on February 8, 2012 was $28.97. Pursuant to the award agreements governing the 2012 SARs, in connection with the 2012 Distributions, the Company reduced the per share base price of any unvested 2012 SAR award outstanding as of the applicable record dates by the per share distribution amount to the extent the per share base price could be reduced under applicable tax rules. With respect to the November 2, 2012 distribution and pursuant the 2012 SAR award agreements, to the extent the per share base price could not be reduced by the full $2.50 per share distribution, the Company paid the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the base price of the applicable SARs outstanding as of the November 2, 2012 record date upon the vesting of such awards.

(8)

Reflects the Target level PSUs awarded to the named executive officers in January 2018 under the Stock Incentive Plan. The 2018 PSUs are structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2018 — 2020. These PSU awards will be eligible to vest for performance between the threshold and maximum levels at the end of fiscal year 2020 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met.

(9)

Reflects the Target level PSUs awarded to the named executive officers (other than Mr. Johnson) in January 2019 under the Stock Incentive Plan. The 2019 PSUs are structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2019 — 2021. These PSU awards will be eligible to vest for performance between the threshold and maximum levels at the end of fiscal year 2021 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met.

(10)	The market value of the unvested PSUs is calculated at $147.81 per share (the closing price of the Company’s common stock on the NYSE on December 31, 2019).

Option Exercises and Stock Vested in 2019

The following table includes certain information with respect to options exercised by the named executive officers and stock vested during the fiscal year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting ($)(4)
Samuel N. Hazen	—	—	29,974	$4,235,465
William B. Rutherford	37,500	$4,586,817	23,185	$3,295,414
Jon M. Foster	100,000	$9,903,000	12,640	$1,797,283
Charles J. Hall	121,250	$12,079,428	12,760	$1,814,474
Jonathan B. Perlin, M.D.	—	—	12,722	$1,809,030
R. Milton Johnson	—	—	86,242	$12,287,850

(1)

Mr. Rutherford elected a cashless full sale exercise of 37,500 stock options resulting in zero net shares realized. Messrs. Foster and Hall elected a cashless exercise of 100,000 and 121,250 stock options, respectively, resulting in net shares realized of 46,877 and 53,066, respectively.

(2)

Represents the difference between the exercise price of the options and the fair market value of the common stock on the date of exercise, which is the closing price of the Company’s common stock on the NYSE on the date of exercise.

(3)

Messrs. Hazen, Rutherford, Foster, Hall and Johnson and Dr. Perlin vested in 29,974, 23,185, 12,640, 12,760, 86,242 and 12,722 PSUs and RSUs, respectively, resulting in net shares realized of 19,208, 14,061, 7,708, 8,822, 53,538 and 8,796, respectively.

(4)

Calculated by multiplying the number of shares of stock or units vested by the fair market value of the common stock on the vesting date, which is the closing price of the Company’s common stock on the NYSE on the vesting date.

2019 Pension Benefits

Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Mr. Rutherford does not participate in the SERP. Information about benefits provided by the SERP is as follows:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Samuel N. Hazen	SERP	37	$30,414,161	—
Jon M. Foster	SERP	19	$13,737,063	—
Charles J. Hall	SERP	33	$15,022,060	—
Jonathan B. Perlin, M.D.	SERP	13	$9,473,883	—
R. Milton Johnson	SERP	37	—	$36,648,048

Mr. Johnson’s retirement as Chief Executive Officer caused a “separation from service”, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, as of December 31, 2018, and Mr. Johnson received SERP payments in March 2019 and July 2019. Mr. Hall is eligible for normal retirement. Mr. Hazen is eligible for early retirement. Mr. Foster and Dr. Perlin have not satisfied the eligibility requirements for normal or early retirement. Messrs. Hazen, Foster and Hall and Dr. Perlin are 100% vested in their accrued SERP benefit.

Plan Provisions

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” (as such terms are defined below) the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

Normal retirement eligibility requires attainment of age 60 for employees who were SERP participants at the time of the change in control which occurred as a result of the Merger, including all of the named executive officers set forth in the table above. Early retirement eligibility requires age 55 with 20 or more years of service. The service requirement for early retirement is waived for employees participating in the SERP at the time of its inception in 2001, including all of the named executive officers set forth in the table above except for Mr. Foster and Dr. Perlin. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefit under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. All of the named executive officers set forth in the table above are assigned a percentage of 2.4%.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA Inc. or one of its subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan (which was merged into the HCA 401(k) Plan in 2008), the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA Inc. or one of its subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the HCA Restoration Plan and any other nonqualified retirement plans sponsored by HCA Inc. or one of its subsidiaries.

The “actuarial factors” include (a) interest at the long-term Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code or any successor thereto as of the first day of November preceding the plan year in which the participant’s retirement, death, disability, or termination with benefit rights under Section 5.3 or 6.2 of the SERP occurs, and (b) mortality being the applicable Section 417(e)(3) of the Internal Revenue Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with HCA Inc. or one of its subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2019. The measurement date for valuing plan liabilities on the Company’s balance sheet is December 31, 2019.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers set forth in the table above, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers set forth in the table above are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in the plan’s most recent annual valuation.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the right to any further payment and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers set forth in the table above.

2019 Nonqualified Deferred Compensation

Amounts shown in the table are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore benefits under the HCA 401(k) Plan based on compensation in excess of the Internal Revenue Code Section 401(a)(17) compensation limit.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

Samuel N. Hazen	—	—	—	—	$889,505
William B. Rutherford	—	$228,715	$163,801	—	$1,298,231
Jon M. Foster	—	—	—	—	$141,770
Charles J. Hall	—	—	—	—	$427,073
Jonathon B. Perlin, M.D.	—	—	—	—	$15,549
R. Milton Johnson	—	—	—	$666,338	—

Registrant contributions in the last fiscal year as reported in the table above are also included in the 2019 Summary Compensation Table for Mr. Rutherford.

The amounts from the column titled “Aggregate Balance at Last Fiscal Year End” have also been reported in the Summary Compensation Tables in prior years. For Mr. Hazen, the amounts previously reported as compensation in the Summary Compensation Tables were $79,510, $101,488, $97,331, $247,060 and $62,004 for the periods 2003, 2004, 2005, 2006 and 2007, respectively. For Mr. Rutherford, the amounts previously reported as compensation in the Summary Compensation Tables were $74,379, $110,380, $151,374, $126,419 and $124,887 for the periods 2014, 2015, 2016, 2017 and 2018, respectively.

For Mr. Johnson, the amounts from the column titled “Aggregate Withdrawals/Distributions” have also been reported in the Summary Compensation Tables in prior years, the amounts previously reported as compensation in the Summary Compensation Tables were $71,441, $212,109 and $57,792 for the periods 2005, 2006 and 2007, respectively.

Plan Provisions

Until 2008, hypothetical accounts for each HCA Restoration Plan participant were credited each year with a contribution designed to restore benefits forgone under the HCA 401(k) Plan due to the participants’ compensation being in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, based on years of service. Effective January 1, 2008, participants in the SERP are no longer eligible for HCA Restoration Plan contributions. However, the hypothetical accounts for such participants as of January 1, 2008 continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan through December 31, 2010. Effective January 1, 2011, the hypothetical HCA Restoration Plan accounts were frozen, and no investment earnings were reflected after this date.

Executive officers are not allowed to defer compensation under this or any other nonqualified deferred compensation plan.

Prior to April 30, 2009, eligible employees made a one-time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the HCA Restoration Plan benefit. Participants chose between a lump sum and five or ten-year installments. All distributions are paid in the form of a lump-sum distribution unless the participant submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum, regardless of election.

Supplemental Information

In the event a named executive officer renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential severance payable to each of the named executive officers (based upon their respective 2019 base salary and PEP payment received in 2019 for 2018 performance, for Messrs. Hazen and Hall, and their respective 2019 base salary, for Messrs. Rutherford and Foster and Dr. Perlin, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2019), assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the Stock Incentive Plan and set forth above under “Compensation Discussion and Analysis — Change in Control Benefits”) effective December 31, 2019. Mr. Johnson retired from the Company on December 31, 2019, and the “Normal Retirement” column of the table relating to Mr. Johnson shows the estimated value of continuing benefits, as well as, where noted, actual amounts paid to Mr. Johnson under his Amended and Restated Employment Agreement in connection with his retirement.

Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his employment agreement or separation agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to 2019 Summary Compensation Table and 2019 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements,” “2019 Pension Benefits — Supplemental Information,” and “2019 Nonqualified Deferred Compensation — Supplemental Information.”

Samuel N. Hazen

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control

Cash Severance(1)	—	—	—	$8,178,036	—	$8,178,036	—	—	—
Non-Equity Incentive Bonus(2)	$4,091,993	$4,091,993	$4,091,993	$4,091,993	—	$4,091,993	$4,091,993	$4,091,993	$4,091,993
Unvested Equity Awards(3)	$2,942,306	$2,942,306	$2,942,306	$2,942,306	—	$2,942,306	$2,942,306	$2,942,306	—
SERP(4)	$25,803,335	$25,803,335	—	$25,803,335	$25,803,335	$25,803,335	$25,803,335	$22,352,169	—
Retirement Plans(5)	$2,144,871	$2,144,871	$2,144,871	$2,144,871	$2,144,871	$2,144,871	$2,144,871	$2,144,871	—
Health and Welfare Benefits(6)	—	—	—	$31,735	—	$31,735	—	—	—
Disability Income(7)	—	—	—	—	—	—	$1,804,397	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$1,426,000	—
Accrued Vacation Pay	$197,308	$197,308	$197,308	$197,308	$197,308	$197,308	$197,308	$197,308	—

Total	$35,179,813	$35,179,813	$9,376,478	$43,389,584	$28,145,514	$43,389,584	$36,984,210	$33,154,647	$4,091,993

(1)

Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2019 Summary Compensation Table and 2019 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(2)

Represents the amount Mr. Hazen would be entitled to receive for the 2019 fiscal year pursuant to the 2019 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs, which would become vested upon Mr. Hazen’s termination of employment, death or disability, calculated at $147.81 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2019).

(4)	Reflects the actual lump sum value of the SERP based on the 2019 interest rate of 3.22%.

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $1,255,366 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $889,505 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2019 COBRA rates, that Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2019 Summary Compensation Table and 2019 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $1,426,000 of Company-paid life insurance.

William B. Rutherford

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$1,765,172	—	$1,765,172	—	—	—
Non-Equity Incentive Bonus(2)	$1,863,538	$1,863,538	$1,863,538	$1,863,538	—	$1,863,538	$1,863,538	$1,863,538	$1,863,538
Unvested Equity Awards(3)	$1,900,837	$1,900,837	$1,900,837	$1,900,837	—	$1,900,837	$1,900,837	$1,900,837	—
Retirement Plans(4)	$2,350,380	$2,350,380	$2,350,380	$2,350,380	$2,350,380	$2,350,380	$2,350,380	$2,350,380	—
Health and Welfare Benefits(5)	—	—	—	$33,479	—	$33,479	—	—	—
Disability Income(6)	—	—	—	—	—	—	$2,133,951	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$883,000	—
Accrued Vacation Pay	$122,204	$122,204	$122,204	$122,204	$122,204	$122,204	$122,204	$122,204	—

Total	$6,236,959	$6,236,959	$6,236,959	$8,035,610	$2,472,584	$8,035,610	$8,370,910	$7,119,959	$1,863,538

(1)

Represents amounts Mr. Rutherford would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as Executive Vice President and Chief Financial Officer at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster and Dr. Perlin.”

(2)

Represents the amount Mr. Rutherford would be entitled to receive for the 2019 fiscal year pursuant to the 2019 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs, which would become vested upon Mr. Rutherford’s termination of employment, death or disability, calculated at $147.81 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2019).

(4)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Rutherford would be entitled. The value includes $1,052,149 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $1,298,231 from the HCA Restoration Plan.

(5)

Reflects the estimated costs of the continuing medical coverage, based upon 2019 COBRA rates, that Mr. Rutherford would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster and Dr. Perlin.”

(6)

Reflects the estimated lump sum present value of all future payments which Mr. Rutherford would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Rutherford. Mr. Rutherford’s payment upon death while actively employed includes $883,000 of Company-paid life insurance.

Jon M. Foster

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$1,731,226	—	$1,731,226	—	—	—
Non-Equity Incentive Bonus(2)	$1,117,717	$1,117,717	$1,117,717	$1,117,717	—	$1,117,717	$1,117,717	$1,117,717	$1,117,717
Unvested Equity Awards(3)	$981,458	$981,458	$981,458	$981,458	—	$981,458	$981,458	$981,458	—
SERP(4)	$11,812,373	—	—	$13,772,618	$11,812,373	$13,772,618	$11,812,373	$10,398,400	—
Retirement Plans(5)	$605,599	$605,599	$605,599	$605,599	$605,599	$605,599	$605,599	$605,599	—
Health and Welfare Benefits(6)	—	—	—	$31,310	—	$31,310	—	—	—
Disability Income(7)	—	—	—	—	—	—	$1,515,887	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$866,000	—
Accrued Vacation Pay	$119,854	$119,854	$119,854	$119,854	$119,854	$119,854	$119,854	$119,854	—

Total	$14,637,001	$2,824,628	$2,824,628	$18,359,782	$12,537,826	$18,359,782	$16,152,888	$14,089,028	$1,117,717

(1)

Represents amounts Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as group president at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster and Dr. Perlin.”

(2)

Represents the amount Mr. Foster would be entitled to receive for the 2019 fiscal year pursuant to the 2019 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs, which would become vested upon Mr. Foster’s termination of employment, death or disability, calculated at $147.81 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2019).

(4)	Reflects the actual lump sum value of the SERP based on the 2019 interest rate of 3.22%.

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Foster would be entitled. The value includes $463,829 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $141,770 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2019 COBRA rates, that Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster and Dr. Perlin.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Foster would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $6,290 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Foster. Mr. Foster’s payment upon death while actively employed with the Company includes $866,000 of Company-paid life insurance.

Charles J. Hall

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$4,157,142	—	$4,157,142	—	—	—
Non-Equity Incentive Bonus(2)	$1,511,953	$1,511,953	$1,511,953	$1,511,953	—	$1,511,953	$1,511,953	$1,511,953	$1,511,953
Unvested Equity Awards(3)	$981,458	$981,458	$981,458	$981,458	—	$981,458	$981,458	$981,458	—
SERP(4)	$12,901,272	$12,901,272	$12,901,272	$12,901,272	$12,901,272	$12,901,272	$12,901,272	—	—
Retirement Plans(5)	$1,500,875	$1,500,875	$1,500,875	$1,500,875	$1,500,875	$1,500,875	$1,500,875	$1,500,875	—
Health and Welfare Benefits(6)	—	—	—	$13,214	—	$13,214	—	—	—
Disability Income(7)	—	—	—	—	—	—	$816,969	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$866,000	—
Accrued Vacation Pay	$119,854	$119,854	$119,854	$119,854	$119,854	$119,854	$119,854	$119,854	—

Total	$17,015,412	$17,015,412	$17,015,412	$21,185,768	$14,522,001	$21,185,768	$17,832,381	$4,980,140	$1,511,953

(1)

Represents amounts Mr. Hall would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2019 Summary Compensation Table and 2019 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(2)

Represents the amount Mr. Hall would be entitled to receive for the 2019 fiscal year pursuant to the 2019 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs, which would become vested upon Mr. Hall’s termination of employment, death or disability, calculated at $147.81 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2019).

(4)	Reflects the actual lump sum value of the SERP based on the 2019 interest rate of 3.22%.

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hall would be entitled. The value includes $1,073,802 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $427,073 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2019 COBRA rates, that Mr. Hall would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2019 Summary Compensation Table and 2019 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Hall would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period for 27 months, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period for 24 months.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hall. Mr. Hall’s payment upon death while actively employed with the Company includes $866,000 of Company-paid life insurance.

Jonathan B. Perlin, M.D.

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$1,697,932	—	$1,697,932	—	—	—
Non-Equity Incentive Bonus(2)	$1,218,935	$1,218,935	$1,218,935	$1,218,935	—	$1,218,935	$1,218,935	$1,218,935	$1,218,935
Unvested Equity Awards(3)	$858,185	$858,185	$858,185	$858,185	—	$858,185	$858,185	$858,185	—
SERP(4)	$7,935,778	—	—	$9,821,880	$7,935,778	$9,821,880	$7,935,778	$7,134,288	—
Retirement Plans(5)	$238,874	$238,874	$238,874	$238,874	$238,874	$238,874	$238,874	$238,874	—
Health and Welfare Benefits(6)	—	—	—	$33,804	—	$33,804	—	—	—
Disability Income(7)	—	—	—	—	—	—	$1,665,531	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$849,000	—
Accrued Vacation Pay	$117,549	$117,549	$117,549	$117,549	$117,549	$117,549	$117,549	$117,549	—

Total	$10,369,321	$2,433,543	$2,433,543	$13,987,159	$8,292,201	$13,987,159	$12,034,852	$10,416,831	$1,218,935

(1)

Represents amounts Dr. Perlin would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as group president at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster and Dr. Perlin.”

(2)

Represents the amount Dr. Perlin would be entitled to receive for the 2019 fiscal year pursuant to the 2019 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs, which would become vested upon Dr. Perlin’s termination of employment, death or disability, calculated at $147.81 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2019).

(4)	Reflects the actual lump sum value of the SERP based on the 2019 interest rate of 3.22%.

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Dr. Perlin would be entitled. The value includes $223,325 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $15,549 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2019 COBRA rates, that Dr. Perlin would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster and Dr. Perlin.”

(7)

Reflects the estimated lump sum present value of all future payments which Dr. Perlin would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Dr. Perlin. Dr. Perlins’s payment upon death while actively employed with the Company includes $849,000 of Company-paid life insurance.

R. Milton Johnson

	Normal Retirement	Change in Control

Non-Equity Incentive Bonus(1)	$1,266,871	$1,266,871

Unvested Equity Awards(2)	$6,733,780	—

SERP(3)	$36,648,048	—

Retirement Plans(4)	$3,123,700	—

Accrued Vacation Pay	$207,692	—

Total	$47,980,091	$1,266,871

(1)

Represents the amount Mr. Johnson would be entitled to receive for the 2019 fiscal year pursuant to the 2019 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table.

(2)

Represents the value of all unvested PSUs, which would become vested upon Mr. Johnson’s termination of employment, death or disability, calculated at $147.81 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2019).

(3)	Reflects actual SERP payments received in March 2019 and July 2019.

(4)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Johnson would be entitled. The value includes $3,123,700 from the HCA 401(k) Plan. Mr. Johnson received his entire HCA Restoration Plan payout during 2019.

2019 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Samuel N. Hazen, our Chief Executive Officer as of December 31, 2019.

The 2019 annual total compensation of the median compensated employee (of all our employees who were employed as of December 31, 2018), other than the CEO, was $56,012; and the 2019 annual total compensation of Mr. Hazen was $26,788,251. The ratio of these amounts was 478:1.

Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the 2018 CEO pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the 2018 pay ratio disclosure and thus require us to identify a new median employee. As a result, we are using the same median employee as we did in the CEO pay ratio disclosure included in our proxy statement filed with the SEC on March 15, 2019. To determine the annual total compensation of the “median employee”, the following methodology and the material assumptions, adjustments and estimates that were used in 2018 were as follows:

As of December 31, 2018, our total population consisted of 261,979 employees. To identify the median compensated employee, we used a Consistently Applied Compensation Measure (CACM)

which included total gross payroll wages received in 2018. Pay was annualized for permanent employees not employed for a full year in 2018.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

After taking the 5% “De Minimis Exemption” adjustment as permitted under SEC rules, we excluded our United Kingdom employees which accounted for 5,083 individuals. Furthermore, we also excluded employees added as a result of acquisitions in 2018, which accounted for 3,942 individuals, as permitted by Section 953(b) of the Dodd-Frank Act. In total we excluded less than 5% of our total population. Our total population minus these excluded employees is 252,954.

Number of Employees

De Minimis Exemption
Total U.S. Employees	256,896
Total UK Employees	5,083
Total Global Workforce	261,979
Total Exemptions	5,083

Acquisition Exclusions
Memorial Health University Medical Center - Savannah	2,689
North Cyprus Medical Center	1,253
Total Acquisition Exclusions	3,942

Total Workforce for Median Calculation (excluding UK exemption and Acquisitions)	252,954

OTHER INFORMATION

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with its charter, our Audit and Compliance Committee reviews and approves or ratifies related party transactions required to be disclosed under Item 404 of Regulation S-K and discusses with management the business rationale for and disclosures regarding such transactions. In addition, our Code of Conduct requires that all of our employees, including our executive officers, remain free of conflicts of interest in the performance of their responsibilities to the Company. An executive officer who wishes to enter into a transaction in which their interests might conflict with ours must receive the approval of the Audit and Compliance Committee.

Stockholders’ Agreement

Upon the consummation of our IPO, we entered into the Stockholders’ Agreement with Hercules Holding and the Investors. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors once the Frist Entities own less than 3% of our outstanding shares of common stock. As of March 9, 2020, the Frist Entities owned approximately 21% of our common stock.

A copy of the Stockholders’ Agreement and the Amendment, dated as of September 21, 2011, thereto have been filed as Exhibit 10.38 to our registration statement on Form S-1 filed on March 9, 2011 and Exhibit 10.2 to our current report on Form 8-K filed on September 21, 2011, respectively.

Registration Rights Agreement

Hercules Holding and the Investors have entered into a registration rights agreement with HCA Healthcare, Inc. Pursuant to this agreement, the Investors who still hold shares of our common stock directly or through Hercules Holding can cause us to register those shares under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. These Investors are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. A copy of this agreement has been filed as Exhibit 4.4 to our current report on Form 8-K filed on November 24, 2010.

Management Stockholder Agreements

Pursuant to a management stockholder’s agreement we entered into with certain members of senior management, following our IPO, certain members of senior management, including certain executive officers, have limited “piggyback” registration rights with respect to certain of their shares of common stock. A copy of this agreement, and related amendments thereto, have been filed as Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007, Exhibit 10.2 to our current report on Form 8-K filed on November 24, 2010 and Exhibit 10.39 to our registration statement on Form S-1 filed on March 9, 2011, respectively.

Other Relationships

Clark B. Rollins, IV serves as a Director of Affiliated Services for the Company’s Physician Services Group. Mr. Rollins earned total compensation in respect of base salary and bonus of approximately $163,000 for his services in 2019. Mr. Rollins also receives certain other benefits customary to similar positions within the Company. Mr. Rollins’ father-in-law, R. Milton Johnson, served as Chairman until April 26, 2019 and Executive Advisor until his retirement on December 31, 2019.

Stephanie H. Skaff joined the Company in March 2020 as an Assistant Vice President of Communications Account Management. Ms. Skaff is expected to earn total compensation in respect of base salary and target bonus of approximately $157,000 for her services in 2020. Ms. Skaff is also expected to receive certain other benefits, including awards of equity, customary to similar positions within the Company. Ms. Skaff’s brother, Samuel N. Hazen, serves as Chief Executive Officer and Director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 9, 2020 for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the 2019 Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 338,468,818 shares of our common stock, par value $0.01 per share, outstanding as of March 9, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the vesting of RSUs and exercise of SARs and options that will vest or become exercisable within 60 days of March 9, 2020 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203.

Name of Beneficial Owner	Number of Shares		Percent

Hercules Holding II	68,912,077	(1)	20.4%
BlackRock, Inc.	21,010,415	(2)	6.2%
The Vanguard Group	20,992,756	(3)	6.2%
T. Rowe Price Associates, Inc.	20,121,210	(4)	5.9%

Meg G. Crofton	1,607	(5)	*
Robert J. Dennis	20,114	(6)	*
Nancy-Ann DeParle	16,032	(7)	*
Jon M. Foster	333,487	(8)	*

Thomas F. Frist III	5,312	(1)(9)	*
William R. Frist	411,026	(1)(10)	*
Charles J. Hall	294,391	(11)	*
Samuel N. Hazen	1,855,701	(12)	*

Charles O. Holliday, Jr.	15,504	(13)	*
R. Milton Johnson	2,542,645	(14)	*
Geoffrey G. Meyers	39,153	(15)	*
Michael W. Michelson	3,673	(16)	*

Jonathan B. Perlin, M.D.	374,493	(17)	*
Wayne J. Riley, M.D.	14,101	(18)	*
John W. Rowe, M.D.	30,388	(19)	*
William B. Rutherford	429,112	(20)	*
All directors and executive officers as a group (30 persons)	6,076,795	(21)	1.8%

*	Less than one percent.

(1)

Based on a Schedule 13G/A filed with the SEC on February 14, 2020. Hercules Holding II holds 68,912,077 shares, or approximately 20.4%, of our outstanding common stock. Hercules Holding II is held by a private investor group, including affiliates of our founder Dr. Thomas F. Frist, Jr., including Dr. Thomas F. Frist, Jr., Ms. Patricia C. Frist, Mr. Thomas F. Frist III, who serves as a director, Mr. William R. Frist, who serves as a director, and Ms. Patricia F. Elcan. The principal office address of Hercules Holding II is 3100 West End Ave., Suite 1060, Nashville, TN 37203.

(2)

Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2020. The Schedule 13G/A indicates that as of December 31, 2019, BlackRock, Inc., as the parent holding company, was the beneficial owner with sole voting power as to 18,1115,068 shares, shared voting power as to 0 shares, sole dispositive power as to 21,010,415 shares and shared dispositive power as to 0 shares. The principal office address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020. The Schedule 13G/A indicates that as of December 31, 2019, The Vanguard Group was the beneficial owner with sole voting power as to 406,519 shares, shared voting power as to 76,584 shares, sole dispositive power as to 20,533,153 shares and shared dispositive power as to 459,603 shares. The principal office address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2020. The Schedule 13G indicates that as of December 31, 2019, T. Rowe Price Associates, Inc. was the beneficial owner with sole voting power as to 7,708,030 shares, shared voting power as to 0 shares, sole dispositive power as to 20,121,210 shares and shared dispositive power as to 0 shares. The principal office address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(5)	Includes 1,607 RSUs issuable upon vesting.

(6)	Includes 16,032 RSUs issuable upon vesting.

(7)	Includes 1,410 RSUs issuable upon vesting.

(8)	Includes 225,424 shares issuable upon exercise of SARs.

(9)	Includes 5,312 RSUs issuable upon vesting.

(10)	Includes 5,312 RSUs issuable upon vesting.

(11)	Includes 74,174 shares issuable upon exercise of SARs.

(12)	Includes 981,615 shares issuable upon exercise of SARs and options.

(13)	Includes 1,410 RSUs issuable upon vesting.

(14)	Includes 769,857 shares issuable upon exercise of SARs.

(15)	Includes 1,410 RSUs issuable upon vesting.

(16)	Includes 3,673 RSUs issuable upon vesting.

(17)	Includes 251,970 shares issuable upon exercise of SARs.

(18)	Includes 1,410 RSUs issuable upon vesting.

(19)	Includes 1,410 RSUs issuable upon vesting.

(20)	Includes 327,967 shares issuable upon exercise of SARs and options.

(21)	Includes 3,113,983 shares issuable upon exercise of SARs and options and 38,986 RSUs issuable upon vesting.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit and Compliance Committee has discussed with the independent registered public accounting firm the matters required to be discussed the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit and Compliance Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.

The Audit and Compliance Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K for the year ended December 31, 2019. The Audit and Compliance Committee appointed Ernst & Young LLP as HCA Healthcare’s independent registered public accounting firm, subject to shareholder ratification, for the year ending December 31, 2020.

Geoffrey G. Meyers, Chair
Charles O. Holliday, Jr.
Michael W. Michelson
Wayne J. Riley, M.D.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. The SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

Nashville, TN

March 20, 2020

APPENDIX A

2020 STOCK INCENTIVE PLAN

FOR KEY EMPLOYEES OF

HCA HEALTHCARE, INC. AND ITS AFFILIATES

1.	Purpose of Plan

The 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates (the “Plan”) is designed:

(a)    to promote the long term financial interests and growth of HCA Healthcare, Inc. and its Affiliates and Subsidiaries by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b)    to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c)    to further the alignment of interests of participants with those of the stockholders of the Company through opportunities for increased stock, or stock-based ownership in the Company.

2.	Definitions

As used in the Plan, the following words shall have the following meanings:

(a)    “Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

(b)     “Board” means the Board of Directors of the Company.

(c)    “Cause” means “Cause” as such term may be defined in the applicable Grant Agreement or an employment agreement or change-in-control agreement in effect at the time of termination of employment between a Participant and the Company, or, if there is no such employment or change-in-control agreement, and such term is not otherwise defined in the applicable Grant Agreement, “Cause” shall mean (i) willful and continued failure by the Participant (other than by reason of a Permanent Disability) to perform his or her material duties with respect to the Company which continues beyond ten (10) business days after a written demand for substantial performance is delivered to the Participant by the Company (the “Cure Period”); (ii) willful or intentional engaging by a Participant in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company; (iii) indictment or conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof (other than in connection with a traffic violation that does not result in an imprisonment) or (y) a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) the Participant’s engaging in any action in breach of restrictive covenants made by the Participant under any agreement containing restrictive covenants (e.g., covenants not to disclose confidential information, to compete with the business of the Company or to solicit the employees thereof to terminate their employment) or any employment or change-in-control agreement between the Participant and the Company, which continues beyond the Cure Period (to the extent that, in the Company’s reasonable judgment, such breach can be cured).

(d)    “Change in Control”, except as otherwise provided by the Committee, means:

(i)    the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group other than an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Permitted Holder”);

(ii)     any Person or Group, other than a Permitted Holder, becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or

(iii)    a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are Beneficially Owned subsequent to such transaction by the Person or Persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv)     during any period of twelve (12) months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors on the Effective Date or whose election or nomination for election was previously so approved, excluding any new directors if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest as described in Rule 14a-12(c) of the Exchange Act with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the Board then in office;

provided, that in no event shall a Change in Control be defined in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a Change in Control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a Change in Control of the Company).

(e)    “Code” means the United States Internal Revenue Code of 1986, as amended.

(f)    “Committee” means either (i) the Compensation Committee of the Board or, (ii) the Board, if the Board takes an action in place of the Compensation Committee.

(g)    “Company” means HCA Healthcare, Inc., and shall include, where the context so indicates, any Subsidiary, Affiliate and any successor to the Company or any Subsidiary or Affiliate in a Change in Control.

(h)    “Common Stock” or “Share” means the common stock, par value $0.01 per share, of the Company, which may be authorized but unissued, or issued and reacquired.

(i)    “Dividend Equivalent Right” means the right to receive a payment in respect of one Share subject to a Grant equal to the amount of any dividend paid in respect of one Share held by a Stockholder under the terms and conditions set forth in Section 5(d).

(j)    “Effective Date” means May 1, 2020.

(k)    “Employee” means a person, including an officer, in the regular employment of the Company or any other Service Recipient.

(l)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)    “Fair Market Value” means, on a per Share basis, on any given date, the closing trading price of the Common Stock on the New York Stock Exchange, or, if the Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Shares, then the Fair Market Value per Share shall be the fair market value as determined in good faith by the Committee. Notwithstanding the foregoing, for any purposes under this Plan including for Plan administrative purposes, the Committee may, in its discretion, apply any other definition of Fair Market Value which is reasonable and consistent with applicable tax, accounting and other rules.

(n)    “Full Value Award” means a Grant if the Shares issuable thereunder will be determined by reference to the full value of a Share, including Restricted Shares, Restricted Share Units and similar Performance-Based Awards.

(o)    “Good Reason” shall mean “Good Reason” as such term may be defined in the applicable Grant Agreement or an employment agreement or change-in-control agreement in effect at the time of termination of employment between a Participant and the Company, or, if there is no such employment or change-in-control agreement, and such term is not otherwise defined in the applicable Grant Agreement, “Good Reason” shall mean (i) (A) a reduction in a Participant’s base salary (other than a general reduction in base salary that affects all similarly situated employees (defined as all employees within the same Company pay grade as that of the Participant) in substantially the same proportions that the Company implements in good faith, if any); or (B) a reduction in the Participant’s annual incentive compensation opportunity, in each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Participant gives the Company written notice of such event; provided that the events described in this subsection (i) will not be deemed to give rise to Good Reason if employment is terminated, but the Participant declines an offer of employment involving a loss of compensation of less than 15% from the Company; (ii) a substantial diminution in the Participant’s title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Participant gives the Company written notice of such event; or (iii) a transfer of the Participant’s primary workplace to a location that is more than twenty (20) miles from his or her workplace as of the date of the applicable Grant Agreement; provided that Good Reason shall not be deemed to occur merely because of the Participant’s willful decision to change position or status within the Company causes one or more of the occurrences described in (i), (ii), or (iii) to come about.

(p)    “Grant” means an award made to a Participant pursuant to the Plan and described in Section 5, including, without limitation, an award of a Stock Option, Stock Appreciation Right, Other Stock-Based Award, Dividend Equivalent Right, or Performance-Based Awards (as such terms are defined in Section 5), or any combination of the foregoing.

(q)    “Grant Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms, conditions and limitations applicable to a Grant. A Grant Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(r)    “Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(s)    “Incentive Stock Option” means a Stock Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code. The Grant Agreement for an Incentive Stock Option shall set forth those terms and conditions necessary to enable the Stock Option to constitute an Incentive Stock Option, and in the event such Stock Option does not so qualify (whether by design or otherwise), such Stock Option shall nonetheless constitute a Non-Qualified Stock Option.

(t)    “Non-Employee Director”  means any director of the Company who is not an officer or employee of the Company or any Subsidiary.

(u)    “Non-Qualified Stock Option” means a Stock Option that does not constitute an Incentive Stock Option.

(v)    “Other Stock-Based Award” means a Grant that is valued in whole or in part by reference to, or otherwise based on shares of Common Stock or other property.

(w)    “Participant” means an Employee, Non-Employee Director, consultant or other person having a service relationship with the Company or any other Service Recipient, to whom one or more Grants have been made and remain outstanding.

(x)    “Performance-Based Award” means a Grant pursuant to Section 5(f) that is subject to the achievement of Performance Objectives.

(y)    “Performance Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance-Based Awards. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable. A non-exhaustive list of the potential Performance Objectives that may be used for awards under this Plan includes the following (including ratios or other relationships between one or more, or a combination, of the following examples of Performance Objectives, which may be measured on an absolute basis or relative to peer companies or specific business units of peer companies): gross sales or revenues; net sales or revenues; gross profit; operating expenses; savings; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); adjusted EBITDA; pre-tax income; net income; earnings per share (either basic or diluted); cash flow or net cash flow (as provided by or used in one or more of operating activities, investing activities and financing activities or any combination thereof); working capital; gross or net sales or revenue growth; gross or net sales or revenue growth outside of the United States; gross margins; EBITDA, EBIT, pre-tax or net income margins; leverage ratio; coverage ratio; return on invested capital; return on assets or net assets; return on equity; economic value added; strategic business objectives (including operating efficiency, geographic business expansion goals, partnerships, customer/client satisfaction, talent recruitment and retention, productivity ratios, product quality, sales of new products, employee turnover, supervision of information technology, and acquisitions or strategic transactions); individual performance; market share; stock price (appreciation, fair market value); and total stockholder return.

(z)    “Permanent Disability” shall have the meaning as set forth in the applicable Grant Agreement or any employment agreement in effect between a Participant and the Company, or if there is no such employment agreement, as defined in the long-term disability plan of the Company applicable to the Participant or that would apply to the Participant if the Participant were employed with the Company at the applicable time; provided, that if Section 409A of the Code applies to a Grant Agreement, unless otherwise determined by the Committee, “Permanent Disability” shall mean a “disability” within the meaning of Section 409A of the Code and the Regulations promulgated thereunder.

(aa)    “Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(bb)    “Prior Plan” means the 2006 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates, as amended and restated.

(cc)    “Restricted Share” means an Other Stock-Based Award granted pursuant to Section 5(c)(i).

(dd)    “Restricted Share Unit” means an Other Stock-Based Award granted pursuant to Section 5(c)(ii).

(ee)    “Retirement” means, unless otherwise provided in the applicable Grant Agreement or an employment agreement in effect between a Participant and the Company at the time of the Participant’s separation from service, the Participant’s resignation from service with the Company (i) after attaining 65 years of age, or (ii) after attaining 60 years of age and completing twenty years of continuous service with the Company.

(ff)    “Service Recipient” shall mean, the Company, any Subsidiary of the Company, or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1(g) (or any successor regulation), with respect to which the person is a “service provider” (within the meaning of Proposed Treasury Regulation Section 1.409A-1(f) (or any successor regulation).

(gg)    “Share Reserve” has the meaning set forth in Section 6(a).

(hh)    “Stock Appreciation Rights” or “SARs” mean the Grant of an award described in Section 5(b).

(ii)    “Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(jj)    “Stock Option” or “Option” means the Grant of an award described in Section 5(a).

(kk)    “Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain.

3.	Administration of Plan

(a)    In General. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) to the extent such rule is applicable to the Company and the Plan and the Grants thereunder, and “independent directors” within the meaning of the New York Stock Exchange listed company rules; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary. The Committee may, by resolution and in accordance with applicable law, authorize the Chief Executive Officer of the Company to do one or both of the following: (i) to designate non-executive officer Employees to be recipients of Grants under the Plan, and (ii) to determine the number of Shares subject to such Grants to be received by any such Participants; provided, however, that the resolution so authorizing such executive officer shall specify the total number of Shares subject to Grants that such executive officer may so award. No such delegation of duties and responsibilities to an officer of the Company may be made with respect to Grants to eligible participants who are subject to Section 16(a) of the Exchange Act at the time of grant. The Committee delegates the authority for ministerial administration of the Plan and awards made under the Plan to the Company.

(b)    Procedures; Discretion. The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules, and changes in such rules, for carrying out the Plan, and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Grant shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Grant and any employee of the Company or any Affiliate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority to establish the terms and conditions of any Grant consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(c)    No Liability. The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants and their beneficiaries or successors. No member of the Committee, nor employee or representative of the Company shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all such members of the Committee, employees and representatives shall be fully protected and indemnified to the greatest extent permitted by applicable law by the Company with respect to any such action, determination or interpretation.

4.	Eligibility

The Committee may from time to time make Grants under the Plan to such Employees, Non-Employee Directors, consultants or other person having a relationship with Company or any other Service Recipient, and in such form and having such terms, conditions and limitations as the Committee may determine. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement in a form approved by the Committee consistent with the terms of the Plan.

5.	Grants

From time to time, the Committee will determine the forms and amounts of Grants for Participants. Such Grants may take the following forms in the Committee’s sole discretion:

(a)    Stock Options. The Committee may grant options to purchase Common Stock (“Stock Options”) to Participants with respect to whom the Common Stock constitutes “service recipient stock” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iii). At the time of Grant the Committee shall determine, and shall include in the Grant Agreement or other Plan rules, the option exercise period, the option exercise price, vesting requirements, and such other terms, conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate. Unless otherwise provided in a Grant Agreement, a Stock Option granted under the Plan shall be treated as a Non-Qualified Stock Option. Notwithstanding the foregoing, the exercise price per Share of a Stock Option shall in no event be less than the Fair Market Value on the date the Stock Option is granted (subject to later adjustment pursuant to Section 8 hereof). In addition to other restrictions contained in the Plan, a Stock Option granted under this Section 5(a) may not be exercised more than 10 years after the date it is granted. Payment of the Stock Option exercise price shall be made (i) in cash, (ii) with the consent of the Committee, in Shares (any such Shares valued at Fair Market Value on the date of exercise) having an aggregate Fair Market Value equal to the aggregate exercise price for the Shares being purchased and that the Participant has held for such period of time, if any, as may be required to attain favorable tax or financial reporting treatment, (iii) through the withholding of Shares (any such Shares valued at Fair Market Value on the date of exercise) otherwise issuable upon the exercise of the Stock Option in a manner that is compliant with applicable law, (iv) if there is a public market for the Shares at such time, to the extent permitted by, and subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased, or (v) a combination of the foregoing methods, in each such case in accordance with the terms of the Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time. Notwithstanding the foregoing, permitted exercise methods may be limited by the terms of the individual Grant Agreement. The Committee may provide in any Grant Agreement for the automatic exercise of an Option upon such terms and conditions as established by the Committee.

(b)    Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to Participants with respect to whom the Common Stock constitutes “service recipient stock” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iii). Each Stock Appreciation Right shall be subject to such other terms as the Committee may determine. The base price per Share of a Stock Appreciation Right shall in no event be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted. Each Stock Appreciation Right granted independent of a Stock Option shall be defined as a right of a Participant, upon exercise of such Stock Appreciation Right, to receive an amount equal to the product of (i) the excess of (A) the Fair Market Value of one Share on the exercise date, over (B) the base price per Share of such Stock Appreciation Right, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. Payment of the Stock Appreciation Right shall be made in Shares (including restricted Shares) or in cash, or partly in Shares and partly in cash (any such Shares valued at the Fair Market Value on the date of the payment), all as shall be determined by the Committee. In addition to other restrictions contained in the Plan, a Stock Appreciation Right granted under this Section 5(b) may not be exercised more than 10 years after the date it is granted. A Stock Appreciation Right may be exercised by giving written notice to the Company specifying the whole number of Stock Appreciation Rights which are being exercised and by executing such documents as the Company may reasonably request. The Committee may provide in any Grant Agreement for the automatic exercise of a Stock Appreciation Right upon such terms and conditions as established by the Committee.

(c)    Other Stock-Based Awards. The Committee may grant or sell awards of Shares, and awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee may determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares (including Restricted Shares) or a combination of cash and Shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(i)    Restricted Shares. A “Restricted Share” is an Other Stock-Based Award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Grant Agreement. A Participant shall have rights as a Stockholder with respect to any Shares subject to a Grant of Restricted Shares hereunder only to the extent specified in this Plan or the Grant Agreement evidencing such Grant. Grants of Restricted Shares made pursuant to the Plan need not be identical. Each Grant Agreement evidencing Restricted Shares shall contain provisions regarding (A) the number of Shares subject to such Grant or a formula for determining such, (B) the purchase price of the Shares (if any) which may vary from time to time and among Participants and which may be below the Fair Market Value of such Shares at the date of grant or issuance, and the means of payment for the Shares, (C) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, which may include continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, (D) restrictions on the transferability of the Shares and (E) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

(ii)    Restricted Share Units. A “Restricted Share Unit” is an Other Stock-Based Award of a right to receive the Fair Market Value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Grant Agreement. A Restricted Share Unit represents an unfunded and unsecured obligation of the Company and does not confer any of the rights of a Stockholder (though Dividend Equivalent Rights may be granted with respect to a Restricted Share Unit in the sole discretion of the Committee) until Shares are issued thereunder. Settlement of Restricted Share Units upon the expiration of the vesting or any deferral period shall be made in Shares, cash or otherwise as determined by the Committee. Grants of Restricted Share Units made pursuant to the Plan need not be identical. Each Grant Agreement evidencing Restricted Share Units shall contain provisions regarding (A) the number of Shares subject to such Grant or a formula for determining such, (B) such terms and conditions on the grant, issuance, settlement, vesting and/or forfeiture of the Restricted Share Units as may be determined from time to time by the Committee, which may include continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, (C) restrictions on the transferability of the Restricted Share Units or Shares issued thereunder, and (D) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

(d)    Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right either alone or in connection with the grant of an Other Stock Based Award or a Performance-Based Award denominated in Shares. Each Dividend Equivalent Right shall be subject to such terms as the Committee may determine. All Dividend Equivalent Rights which are not paid currently may, at the Committee’s discretion, accrue interest or be reinvested into additional Shares subject to the Grant

Agreement. In the case of dividends payable or Dividend Equivalent Rights granted in connection with Grants of Other Stock-Based Awards and Performance-Based Awards, such amounts shall be paid to (or settled with) the Participant only if and when, and to the extent that, the underlying Grant vests. The total number of Shares available for grant under Section 6 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance-Based Awards. Unless the payment of a dividend to the Company’s Stockholders is an event to which Section 8 of the Plan applies, no Dividend Equivalent Rights shall be granted with respect to Stock Options or Stock Appreciation Rights.

(e)    Director Grants.

(i)    Subject to Section 5(e)(ii), the Board may provide that all or a portion of any member of the Board’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of such member) in the form of Non-Qualified Stock Options, Stock Appreciation Rights or Other Stock-Based Awards, including Restricted Shares, Restricted Share Units and/or unrestricted Shares. The Board shall determine the terms and conditions of any such Grants, including the terms and conditions which shall apply upon a termination of such Board member’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Grants, including providing for the elective or non-elective deferral of Shares subject to such Grants, under such terms and conditions as it shall determine, subject to the terms of the Plan and applicable law, including Section 409A of the Code.

(ii)    Notwithstanding anything in this Section 6 or elsewhere in this Plan to the contrary, no Non-Employee Director will receive, in any period of one calendar year, Grants under the Plan having an aggregate maximum value at the date of Grant (calculating the value of any such Grants based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to such Non-Employee Director during the fiscal year, in excess of $750,000.

(f)    Performance-Based Awards.

(i)    The Committee, in its sole discretion, may make Grants which are denominated in Shares or cash (which, for the avoidance of doubt, may include a Grant of Stock Options, Stock Appreciation Rights, Other Stock-Based Awards or Dividend Equivalent Rights) subject to Performance Objectives (such Grants, “Performance-Based Awards”). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares or the cash value of the Grant upon the completion of a specified period of service, the occurrence of an event and/or the attainment of Performance Objectives. Performance-Based Awards may be granted alone or in addition to any other Grants granted under the Plan.

(ii)    A Participant’s Performance-Based Award shall be determined based on the attainment of Performance Objectives approved by the Committee for a performance period established by the Committee while the outcome for that performance period is substantially uncertain.

(iii)    The Committee shall determine whether, with respect to a performance period, the applicable Performance Objectives have been met with respect to a given Participant. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

6.	Limitations and Conditions

(a)    Shares Available. The aggregate number of Shares authorized for issuance after February 29, 2020 pursuant to Grants under the Prior Plan and this Plan shall be 20,000,000, subject to adjustment as provided for in Sections 8 and 9 (the “Share Reserve”). Following the Effective Date, no further grants shall be made under the Prior Plan, and any grants made under the Prior Plan between February 29, 2020 and the Effective Date shall reduce the Share Reserve as provided for the award type herein. The number of Shares with respect to which Incentive Stock Options may be granted after the Effective Date shall be no more than 3,000,000 per fiscal year. Each Share subject to a Stock Option or SAR granted after February 29, 2020 shall reduce the Share Reserve by one (1) Share. Shares subject to Grants of Full Value Awards made after February 29, 2020 shall reduce the Share Reserve by two and one half (2.5) Shares. Grants under the Plan or grants of awards under the Prior Plan that expire unexercised or are forfeited, settled for cash, canceled or otherwise terminated without the delivery of Shares (in each case in whole or in part), shall immediately become available for new Grants to the extent of such cancellation, forfeiture, expiration, termination or cash settlement. Any Share that again become available for grant pursuant to the preceding sentence shall be added back as one (1) Share if such Share was subject to a Stock Option or SAR (or an option or stock appreciation right granted under the Prior Plan), and as two and one-half (2.5) Shares if such Share was subject to the Grant of a Full Value Award (or similar awards under the Prior Plan).

(b)    Limitations on Reissuance. Notwithstanding anything in Section 6(a) to the contrary, Shares subject to an award under this Plan or a Prior Plan may not be made available for further issuance under this Plan if such Shares are: (i) Shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise price of a Stock Option, (iii) Shares delivered to or withheld (or otherwise used) by the Company to pay withholding taxes related to an award under this Plan or the Prior Plan, or (iv) shares repurchased on the open market with the proceeds of a Stock Option exercise.

(c)    Minimum Vesting Period. Notwithstanding any provision of the Plan to the contrary, except with respect to a maximum of five percent (5%) of the aggregate number of available shares initially reserved for issuance under the Plan, subject to adjustment as provided in Section 8, no Grant payable in Common Stock (other than a Substitute Award and Grants a non-employee director elects to receive at Fair Market Value in lieu of all or a portion of such non-employee director’s cash compensation) may provide for vesting sooner than twelve (12) months from the grant date thereof or may be subject to a performance period that is less than twelve (12) months, as applicable, other than in connection with a Change in Control or, with respect to any Participant, in connection with the death or Permanent Disability of such Participant.

(d)    Substitute Awards. Grants may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or a company acquired by the Company or with which the Company combines. The number of Shares underlying awards made in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines shall not be counted against the aggregate number of Shares available for Grants under the Plan, except as may be required by reason of Section 422 of the Code, nor shall the Shares subject to such substitute awards become available for new Grants under the circumstances described in Section 6(a). In addition, in the event that a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Grants and shall not reduce the Shares authorized for issuance under the Plan; provided that Grants using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall be made only to individuals who were not employees or directors of the Company or any of its Subsidiaries prior to such acquisition or combination.

(e)    No Right to Employment. Nothing contained herein shall affect the right of the Company or any other Service Recipient to terminate any Participant’s employment or other service relationship at any time or for any reason.

(f)    Non-Transferability of Awards. Except as otherwise provided in the Plan, or by the Committee at or after grant with respect to a Grant other than an Incentive Stock Option, no Grant shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution; provided however, that no transfer of a Grant or beneficial interest in a Grant for value shall be permitted; provided further, that no transfer of a Grant by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No benefit under the Plan shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant. Subject to the foregoing, no election as to benefits or exercise of any Grant may be made during a Participant’s lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant. Upon any attempt to so sell, transfer or assign any such Grant otherwise than in accordance with this Section 6(f), such Grant and all rights thereunder shall immediately become null and void.

(g)    No Rights as Stockholders. Participants shall not be, and shall not have any of the rights or privileges of, Stockholders in respect of any Shares purchasable or deliverable in connection with any Grant unless and until certificates representing any such Shares have been issued by the Company to such Participants (or book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian). All certificates, if any, evidencing Shares or other securities of the Company delivered under the Plan pursuant to any Grant or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission or other applicable governmental authority, any stock exchange or market upon which such securities are then listed, admitted or quoted, as applicable, and any applicable Federal, state or any other applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(h)    Certain ERISA Limitations. Absent express provisions to the contrary, any Grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement or severance plan of the Company or other Service Recipient and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

(i)    Awards Unfunded. Insofar as it provides for Grants, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who receive Grants under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Grants, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of Shares or cash to be awarded under the Plan.

(j)     Awards Subject to Clawback. Each Participant’s rights, payments, and benefits pursuant to any Grant shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Grant Agreement, or (ii) to the extent that such Participant is, or in the future becomes, subject to (A) any “clawback” or recoupment policy adopted by the Committee, including policies adopted to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (B) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

(k)    Deferral of Awards Under the Plan. Subject to the requirements of Section 409A of the Code, the Committee or, to the extent delegated by the Committee, the Company may permit all or any portion of any award under this Plan to be deferred consistent with the requirements and restrictions in the applicable jurisdiction. Notwithstanding any other provision of the Plan or any Grant Agreement to the contrary, any such award which is deferred and which would otherwise consists of shares of restricted stock may be converted, as required to permit the deferral of taxation, to restricted stock units immediately prior to their becoming granted and such restricted stock units shall be settled in shares as of the specified distribution date. Also, notwithstanding any other provision of the Plan or any Grant Agreement to the contrary, to the extent that a Participant is eligible for Retirement and therefore would be eligible for accelerated, continued or pro-rated vesting upon termination under his or her individual Grant Agreement, any such award which consists of shares of restricted stock may be converted, as required to permit the deferral of taxation, to restricted stock units immediately prior to the Participant becoming eligible for Retirement and such restricted stock units shall be settled in shares as of the specified distribution date.

(l)    Discretion. Except as otherwise provided by the Plan, each Grant may be made alone or in addition or in relation to any other Grant. The terms of each Grant to a Participant need not be identical, and the Committee need not treat Participants or Grants (or portions thereof) uniformly.

(m)    Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of Grants have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy the requirements of any applicable laws. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is determined by the Committee to be necessary to the lawful issuance and sale of any securities hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

(n)    Data Privacy. As a condition of receipt of any Grant, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries and Affiliates, details of all Grants, in each case, for the purpose of implementing, managing and administering the Plan and Grants (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of a Grant, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Grants if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(o)    Governing Documents. In the event of any contradiction between the Plan and any Grant Agreement or any other written agreement between a Participant and the Company that has been approved by the Committee, the terms of this Plan shall govern, unless it is expressly specified in such Grant Agreement or other written document that a specific provision of the Plan shall not apply.

7.	Termination of Status; Transfers and Leaves of Absence

The Committee shall determine the effect on a Grant of the disability, death, Retirement, authorized leave of absence or any other change or purported change in a Participant’s employment or other service relationship and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or estate may exercise rights under any Grant, if applicable. For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment or other service-providing capacity (including to service on the Board) without an intervening period of separation among the Company and any other Service Recipient shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained an employee of the Company (and other Service Recipient) during such leave of absence.

8.	Adjustments

In the event after the Effective Date, any Share dividend, Share split, extraordinary distribution, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares, any equity restructuring (as defined under FASB ASC Topic 718) or other corporate change, or any distribution to Stockholders other than regular cash dividends, or any transaction similar to any of the foregoing, the Committee shall, in an equitable and proportionate manner as it deems reasonably necessary to address the effect of such event, and in such manner as is consistent with Sections 422 (if applicable) and 409A of the Code and the regulations thereunder, make such substitution or adjustment, if any, (a) as to the number and kind of shares subject to the Plan and available for or covered by Grants; (b) as to share prices related to outstanding Grants (including, without limitation, the exercise price of Stock Options and the base price of SARs), or by providing for an equivalent award in respect of securities of the surviving entity of any merger, consolidation, or other transaction or event having a similar effect; or (c) by providing for a cash payment to the holder of an outstanding Grant, and shall make such other revisions to outstanding Grants as it deems, in good faith, are equitably required. In addition, for each Stock Option or SAR with an exercise price or base price, as applicable, greater than the consideration offered in connection with any such transaction or event, the Committee may in its discretion elect to cancel such Stock Option or SAR without any payment to the person holding such Stock Option or SAR. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

9.	Change in Control

(a)    Grants Assumed. Unless otherwise provided in an applicable Grant Agreement or by the Committee at any time, in the event of a Change in Control in which the entity surviving the Change in Control (the “Successor”) assumes or substitutes for a Grant, the original terms of such Grant shall continue in effect as adjusted pursuant to Section 8; provided, that any performance provisions of any Performance-Based Awards (for which the applicable performance period has not yet ended) shall be deemed to be fully achieved at target performance levels and such Grant shall revert to a solely time-based vesting award for the remainder of the performance period; provided, further, that if the Participant’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Participant or on account of the Participant’s death or Permanent Disability following such Change in Control, (i) such Participant’s Options and SARs outstanding as of the date of such termination will immediately vest, become fully exercisable, and may thereafter be exercised as provided in the applicable Grant Agreement, and (ii) restrictions, limitations and other conditions applicable to such Participant’s Other Stock-Based Awards outstanding as of the date of such termination shall lapse and the Shares underlying such Grants shall thereupon be fully vested and issued to the Participant free of all restrictions, limitations and conditions.

(b)    Grants Not Assumed. In the event of a Change in Control in which the Successor does not assume or substitute for a Grant, upon the effective time of the Change in Control, the Plan and all outstanding Grants hereunder shall terminate. In such case, except as otherwise provided in an applicable Grant Agreement or by the Committee at any time, all Options and SARs that are not exercisable immediately prior to the effective time of the Change in Control shall become fully exercisable as of the effective time of the Change in Control, all other Grants with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Change in Control, and all Performance-Based Awards shall become vested and nonforfeitable in connection with the Change in Control at target performance levels. In the event of such a termination of the Plan and the Grants hereunder, the Company shall have the option (in its sole discretion) to (i) make or provide for a payment, in cash or in kind, to Participants holding Options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Fair Market Value of a Share in the Change in Control multiplied by the number of Shares subject to outstanding Options and SARs (to the extent then exercisable at prices not in excess of the Fair Market Value of a Share) and (B) the aggregate exercise prices of all such outstanding Options and grant prices of all such outstanding SARs; or (ii) permit each Participant, within a specified period of time prior to the consummation of the Change in Control as determined by the Committee, to exercise all outstanding Options and SARs (to the extent then exercisable) held by such Participant. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the Participants holding other Grants in an amount equal to the Fair Market Value of a Share in the Change in Control multiplied by the number of vested Shares under such Grants.

10.	Amendment and Termination; Section 409A of the Code

(a)    Amendments to Grant Agreements. The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this

Plan, including but not limited to, substituting another Grant of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that no amendment may modify Grants that disadvantages Participants in more than a de minimis way but less than a material way without approval by a majority of affected Participants; and provided further, that no such action shall modify any Grant in a manner that materially disadvantages a Participant with respect to any outstanding Grants, other than pursuant to Section 8 or 9 hereof, without the Participant’s consent, except as such modification is provided for or contemplated in the terms of the Grant or this Plan.

(b)    Amendments to Plan; No Repricing. The Board may amend, suspend or terminate the Plan, except that no such action, other than an action under Section 8 or 9 hereof, may be taken without Stockholder approval which would increase the aggregate number of Shares available for Grants under the Plan, change the requirements relating to the Committee, extend the term of the Plan, or otherwise require the approval of the Stockholders to the extent such approval is (i) required by or (ii) desirable to satisfy the requirements of, in each case, any applicable law, regulation or other rule, including, the listing standards of the securities exchange, which is, at the applicable time, the principal market for the Shares.

(i)    Notwithstanding anything in this Plan to the contrary but subject to Section 8, without the approval of the Stockholders, the Committee will not amend or replace any previously granted Stock Option or SAR in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange. Further, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Stock Options or SARs or cancel outstanding Stock Options or SARs in exchange for cash, other awards or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs without Stockholder approval.

(ii)    However, no amendment, suspension or termination of the Plan may disadvantage Participants in more than a de minimis way but less than a material way without approval by a majority of affected Participants, and no such action shall materially disadvantage a Participant with respect to any outstanding Grants, other than pursuant to Section 8 or 9 hereof, without the Participant’s consent, except as otherwise contemplated in the terms of the Grant or the Plan.

(c)    Section 409A Provisions. This Plan and all Grants granted hereunder are intended to comply with, or satisfy an exemption from, Section 409A of the Code and will be interpreted in a manner intended to comply with, or be exempt from, Section 409A of the Code. In furtherance of the foregoing:

(i)    References under the Plan or any Grants to the Participant’s termination of employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

(ii)    Notwithstanding anything herein to the contrary, (a) if at the time of the Participant’s separation from service with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment and (b) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the minimum extent necessary, in a manner, reasonably determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company (without any reduction in such payments or benefits ultimately paid or provided to the Participant).

(iii)    Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(iv)    Notwithstanding anything in this Plan or any Grants to the contrary, the Committee may, without a Participant’s prior consent, amend this Plan and/or any Grants, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to preserve the intended tax treatment of Grants under the Plan, including without limitation, any such actions intended to (a) exempt this Plan and/or any Grant from the application of Section 409A of the Code, and/or (b) comply with the requirements of Section 409A of the Code, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of any Grant. The Company makes no representations or warranties as to the tax treatment of any Grant under Section 409A or otherwise. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Grant under the Plan. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Grant under the Plan.

11.	Governing Law; International Participants

(a)    Governing Law. This Plan shall be governed by and construed in accordance with the laws of Delaware applicable therein.

(b)    International Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary or Affiliate outside of the United States of America or who provide services to the Company or any Subsidiary or Affiliate under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

12.	Withholding Taxes

The Company shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver Shares upon the exercise, vesting or payment of any Grant that the Participant pays to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes; provided however, that the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to a Grant by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Grant and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time (if any) as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment or other relevant date as determined by the Committee. In no event will the Fair Market Value of the Shares to be withheld and delivered pursuant to this Section 12 exceed the minimum amount required to be withheld, unless (i) (and only to the extent that) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee in a Grant Agreement or otherwise, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Stock Options. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

13.	Effective Date and Termination Dates

The Plan shall be effective on the Effective Date and shall terminate ten years later, subject to earlier termination by the Board pursuant to Section 10. No Grants shall be made under the Plan beyond such termination date, but the terms of Grants made on or before the expiration of the Plan may extend beyond such expiration. Unless otherwise expressly provided in the Plan or in an applicable Grant Agreement, any Grant made hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Grant or to waive any conditions or rights under any such Grant shall, continue after the tenth anniversary of the Effective Date.

APPENDIX B

Set forth below is the text of the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation as proposed by Proposal 5. Proposed additions are indicated by underlining, and proposed deletions are indicated by strike-outs.

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HCA HEALTHCARE, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, HCA Healthcare, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.    The name of the Corporation is HCA Healthcare, Inc.

B.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article IX in its entirety and inserting the following in lieu thereof:

ARTICLE IX

SPECIAL MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE; ACTION BY

WRITTEN CONSENT

Special meetings of stockholders of the Corporation may be called ~~only~~ by ~~either~~ the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office ~~or~~, by the Chairman of the Board or by the Chief Executive Officer of the Corporation~~; provided that, prior~~ and, subject to the ~~Trigger Date~~provisions of the Bylaws of the Corporation, a special ~~meetings~~meeting of the stockholders of the Corporation ~~may also~~shall be called by the Secretary of the Corporation ~~at the~~upon written request of the holders of ~~a majority~~record of at least fifteen percent (15%) of the voting power of all outstanding shares of Common Stock entitled to vote at such meeting, such voting power to be calculated and determined in the manner specified, and with any limitations as may be set forth, in the Corporation’s Bylaws. Subject to the rights of the holders of any shares of Preferred Stock issued and outstanding at such time, special meetings of stockholders may not be called by any other person or persons. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. ~~Prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. On or following the Trigger Date, any~~Any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

C.    The foregoing amendment was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware.

D.    The effective date of the foregoing amendment shall be May     , 2020.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name this      day of May, 2020.

HCA HEALTHCARE, INC.

By:
Name:	John M. Franck II
Title:	Vice President – Legal and Corporate Secretary

HCA HEALTHCARE, INC.
ATTN: CORPORATE SECRETARY
ONE PARK PLAZA
NASHVILLE, TN 37203
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E97546-P33298 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
HCA HEALTHCARE, INC.
The Board of Directors recommends you vote FOR the following director nominees:
1. Election of Directors
Nominees:
1a. Thomas F. Frist III
1b. Samuel N. Hazen
1c. Meg G. Crofton
1d. Robert J. Dennis
1e. Nancy-Ann DeParle
1f. William R. Frist
1g. Charles O. Holliday, Jr.
1h. Michael W. Michelson
1i. Wayne J. Riley, M.D.
For Against Abstain
For Against Abstain
The Board of Directors recommends you vote FOR proposals 2.- 3, 4 and 5.
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting Firm for the year ending December 31, 2020.
3. Advisory vote to approve named executive officer compensation.
4. To approve the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates.
5. To approve an amendment to our amended and restated certificate of incorporation to allow stockholders owning an aggregate of 15% of our outstanding common stock to request special meetings of stockholders.
The Board of Directors recommends you vote AGAINST
proposal 6.
6. Stockholder proposal, if properly presented at the meeting, requesting that the Board of Directors take the steps necessary to allow stockholders to act by written consent.
NOTE: In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any postponement or adjournment thereof.
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.
E97547-P33298
HCA HEALTHCARE, INC.
Annual Meeting of Stockholders
May 1, 2020 2:00 PM, CDT
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Robert A. Waterman and John M. Franck II, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HCA HEALTHCARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, CDT on May 1, 2020, at One Park Plaza, Nashville, Tennessee 37203, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side